Exhibit 10.1

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT

by and among

JFROG LTD.

VDOO CONNECTED TRUST LTD.,

THE COMPANY SHAREHOLDERS LISTED ON EXHIBIT A HERETO

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS THE EXCLUSIVE REPRESENTATIVE OF
THE INDEMNIFYING PARTIES NAMED HEREIN

June 29, 2021

THIS SHARE PURCHASE AGREEMENT IS CONFIDENTIAL AND SUBJECT TO THE TERMS OF THE MUTUAL CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT ENTERED INTO BETWEEN BUYER AND THE COMPANY

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS AND INTERPRETATIONS	2
1.1 Certain Definitions	2
1.2 Other Capitalized Terms	17
1.3 Certain Interpretations	20
Article 2 THE ACQUISITION	21
2.1 Purchase and Sale of Company Shares	21
2.2 Treatment of Company Options	25
2.3 Company Warrants	27
2.4 Necessary Actions	27
2.5 Payment Procedures	28
Article 3 the closing	31
3.1 The Closing	31
3.2 Closing Deliveries	31
3.3 Closing Conditions	31
Article 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	36
4.1 Organization and Good Standing	36
4.2 Authority and Enforceability	37
4.3 Governmental Filings and Consents	38
4.4 No Conflicts	38
4.5 Capitalization	39
4.6 Subsidiaries	42
4.7 Financial Statements	42
4.8 Absence of Undisclosed Liabilities	44
4.9 Absence of Changes	44
4.10 Taxes	44
4.11 Property	49
4.12 Intellectual Property	50
4.13 Contracts	58
4.14 Benefit Plans	61
4.15 Personnel	64
4.16 Insurance	68
4.17 Litigation; Orders	68
4.18 Permits; Compliance with Laws	69
4.19 Environmental Matters	70
4.20 Banking Relationships	71
4.21 Restrictions on Business Activities	71
4.22 Books and Records	71
4.23 Certain Relationships and Related Transactions	71
4.24 Brokers and Finders	72
4.25 Top Customers and Suppliers	72
4.26 Disclosures	72
4.27 No Other Representations	72

Article 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS	72
5.1 Organization and Good Standing	73
5.2 Authority and Enforceability	73
5.3 Governmental Filings and Consents	73
5.4 No Conflicts	73
5.5 Title to Securities	74
5.6 Brokers; Fees and Expenses	74
5.7 Litigation	74
5.8 Solvency	74
5.9 Tax Withholding Information	74
5.10 Experience; Reliance	74
5.11 Allocation of Consideration	75
Article 6 REPRESENTATIONS AND WARRANTIES BY BUYER	75
6.1 Organization and Good Standing	75
6.2 Authority and Enforceability	75
6.3 Governmental Filings and Consents	76
6.4 No Conflicts	76
6.5 Funds	76
6.6 Buyer Stock	76
6.7 No Other Representations	76
Article 7 CONDUCT PRIOR TO THE CLOSING DATE	76
7.1 Conduct of Business of the Company	76
7.2 Forbearance by Company	77
7.3 Transfer of Company Securities	80
7.4 Control of Operations	80
Article 8 ADDITIONAL AGREEMENTS	80
8.1 No Solicitation	80
8.2 Reasonable Best Efforts to Complete	82
8.3 Regulatory Approvals	83
8.4 Notification of Certain Matters	85
8.5 Access to Information	85
8.6 Confidentiality	86
8.7 Public Announcements	87
8.8 Payment Spreadsheet	87
8.9 Fees and Expenses	89
8.10 Company Net Working Capital	89
8.11 Employee Matters	91
8.12 Warrantholder Cancellation Agreement	93
8.13 Contributing Securityholder Release	93
8.14 Tax Matters	95
8.15 104 Tax Ruling	97
8.16 Specified Individuals Options Ruling	97
8.17 Tax Elections	97
8.18 Directors’ and Officers’ Insurance	98
8.19 Encryption Permit	98
8.20 Termination or Waiver of Company Shareholders Rights	98

8.21 Patent Applications	98
8.22 Further Assurances	99
Article 9 PRE-CLOSING TERMINATION, AMENDMENT AND WAIVER	99
9.1 Termination	99
9.2 Effect of Termination	99
9.3 Amendment; Joinder	100
9.4 Extension; Waiver	100
Article 10 POST-CLOSING INDEMNIFICATION	100
10.1 Survival of Representations and Warranties	100
10.2 Indemnification	101
10.3 Maximum Payments; Remedy	103
10.4 Claims for Indemnification; Resolution of Conflicts	105
10.5 Third Party Claims	108
10.6 Representative	109
10.7 Reliance on Representative	113
10.8 Representative Engagement Agreement	114
Article 11 MISCELLANEOUS	114
11.1 Notices	114
11.2 Successors and Assigns	115
11.3 Severability	116
11.4 Specific Performance	116
11.5 Other Remedies	116
11.6 Entire Agreement	116
11.7 Third Parties	116
11.8 Governing Law	116
11.9 Consent to Jurisdiction	117
11.10 Waiver of Jury Trial	117
11.11 Counterparts	117
11.12 Waiver	117

Exhibits

Exhibit A Company Shareholders

Exhibit B Accredited Investor/Regulation S Questionnaire

Exhibit C Form of Paying Agent Agreement

Exhibit D-1 Form of Optionholder Consent Instrument for Vested Company Optionholder

Exhibit D-2 Form of Optionholder Consent Instrument for Specified Individuals

Exhibit E Form of Warrant Cancellation Agreement

Exhibit F Form of Affidavit of Lost Share Certificate

Exhibit G Form of Share Transfer Deed

Exhibit H Form of Director Resignation and Release Letter

Exhibit I Form of Legal Opinion

Exhibit J Form of Officer’s Certificate

Exhibit K Form of Incumbency Certificate

Exhibit L Form of Vesting Acceleration Waiver

Exhibit M Form of Joinder Agreement

Exhibit N Form of Lock-Up Agreement

Schedules

Schedule A Noncompete Parties

Schedule B Key Employees

Schedule C Knowledge Parties

Schedule 1.1(b) Contributing Securityholders

Schedule 3.3(a)(i) Governmental Approvals

Schedule 3.3(b)(x) Non-Continuing Employees who signs a release

Schedule 8.14 Company Net Working Capital

Schedule 8.15(a) Vesting Acceleration Waivers

Schedule 8.15(b) RSU Continuing Employee

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2021, by and among JFrog Ltd. (“Buyer”), Vdoo Connected Trust Ltd., a company organized under the laws of the State of Israel (the “Company”), each Company Shareholder listed on Exhibit A, and Shareholder Representative Services LLC, a Colorado limited liability company, solely as the exclusive representative, agent and attorney-in-fact of the Indemnifying Parties in connection with the transactions contemplated by this Agreement, and solely in its capacity as such (the “Representative”).

W I T N E S S E T H:

WHEREAS, the Company Shareholders listed on Exhibit A are, as of the date hereof, and the Company Shareholders listed on Exhibit A and those that become a party hereto pursuant to Section 9.3 will be as of immediately prior to the Closing, the beneficial and record owners of all of the issued and outstanding Company Shares.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each of the Company Shareholders and Buyer wish to consummate the Acquisition, pursuant to which each Company Shareholder shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Company Shareholder, all of the Company Shares free and clear of all Liens.

WHEREAS, the Board of Directors of the Company has determined that the Acquisition and this Agreement are fair to and in the best interests of the Company and the Company Shareholders and has approved this Agreement in accordance with applicable provisions of the laws of the State of Israel and approved the Acquisition and the other transactions contemplated by this Agreement.

WHEREAS, all of the Company Shareholders have determined that it is in the best interests of the Company that it enter into this Agreement upon the terms and subject to the conditions set forth in this Agreement as evidenced either by a unanimous written consent of the Company Shareholders or by minutes of a general meeting of the Company Shareholders (duly convened and passed a legally valid resolution), in each case, as made available to Buyer concurrently with the execution of this Agreement (the “Shareholder Consent”).

WHEREAS, the Boards of Directors of Buyer has determined that the Acquisition and this Agreement are fair to and in the best interests of Buyer and has approved this Agreement in accordance with the provisions of applicable Law and approved the Acquisition and the other transactions contemplated by this Agreement.

WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, Buyer, the Representative and ESOP Management and Trust Services Ltd., as escrow agent (the “Escrow Agent”), will enter, prior to the Closing Date into an escrow agreement (the “Escrow Agreement”), the effectiveness of which is contingent upon the consummation of the Acquisition, pursuant to which the Escrow Agent will hold a portion of the Total Consideration otherwise payable to the Indemnifying Parties under this Agreement as partial security against the indemnification obligations of the Indemnifying Parties under this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, (i) each of the Persons listed on Schedule A (each, a “Noncompete Party” and collectively, the “Noncompete

Parties”) has entered into and delivered to Buyer a non-competition and non-solicitation agreement to be effective as of the Closing Date (the “Non-Competition Agreements”) and (ii) each of the Persons listed on Schedule B (each a “Key Employee” and collectively, the “Key Employees”) has entered into such employment documents as Buyer may reasonably request, including an employment arrangement with Buyer or a Subsidiary thereof (including with the Company post-Closing, as Buyer may determine) to be effective as of the Closing Date, in a form acceptable to Buyer (collectively, the “Key Employee Employment Agreements”).

WHEREAS, as a condition and inducement to the willingness of Buyer to enter into this Agreement, each Company Shareholder will deliver to Buyer, prior to the Closing, a duly executed and completed Accredited Investor/Regulation S Questionnaire in the form attached hereto as Exhibit B.

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement to the willingness of Buyer to enter into this Agreement, each Specified Individual is executing a Holdback Agreement (each, a “Holdback Agreement”), pursuant to which a portion of the consideration payable to such Specified Individual pursuant to this Agreement shall be subject to certain restrictions, in each case as set forth in the applicable Holdback Agreement and subject to the terms and conditions thereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

Article 1
DEFINITIONS AND INTERPRETATIONS

1.1 Certain Definitions. For purposes of and under this Agreement, the following terms shall have the following respective meanings:

“102 Trust Period” shall mean the minimum trust period required by the capital gains track of Section 102(b)(2) of the Israel Tax Ordinance.

“102 Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of the Israel Tax Ordinance, and approved by the ITA, with respect to Company 102 Securities.

“104H Interim Ruling” shall mean an interim approval confirming, among other matters, that Buyer and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any consideration in Buyer Ordinary Share paid with respect to an Electing Holder pursuant to this Agreement, which interim tax ruling may be subject to customary conditions regularly associated with such an interim tax ruling.

“104H Trustee” shall mean the trustee appointed in accordance with the provisions of Section 104H of the Israel Tax Ordinance and the provisions of the 104H Interim Ruling or 104H Tax Ruling.

“[***] Indemnification Cap” shall mean an amount of cash equal to [***] of the Total Consideration.

“Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

“Affiliate” shall mean with respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the holding of more than 50% of the issued and outstanding equity or voting rights in an entity or the right to appoint a majority of its board of directors or other equivalent body.

“Aggregate Cash Consideration” shall mean an amount in cash equal to the total amounts payable in cash to Company Shareholders (including Specified Individuals) and holders of Vested Company Options under Section2.1(b), Section 2.1(c), and Section 2.2(a)(i).

“Aggregate Stock Consideration” shall mean the number of shares of Buyer Ordinary Share equal to the aggregate Buyer Ordinary Shares payable to Company Shareholders (including Specified Individuals) and holders of Vested Company Options under Section2.1(b), Section 2.1(c), and Section 2.2(a)(i).

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, any rules or regulations thereunder, or any other United States or non-U.S. anti-corruption or anti-bribery laws or regulations, to the extent applicable to the Company.

“Articles of Association” shall mean the Amended and Restated Articles of Association of the Company, as adopted by the Company Shareholders on [***].

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in either the State of California or Tel Aviv, Israel, are authorized or obligated by Law or executive order to close.

“Certificates” shall mean the Closing Certificates and the Other Certificates.

“Change in Control Payments” shall mean (i) any severance, retention, bonus or other similar payment to any Person under any Contract or Company Employee Plan, (ii) any forgiveness of Indebtedness pursuant to an agreement in effect prior to the Closing (unless deriving from offer letters made by Buyer or any of its Affiliates), or (iii) any increase of any benefits otherwise payable by the Company, in each case of the foregoing clauses (i)–(iii), which are payable or become effective as a result of the execution and delivery of this Agreement by the Company and the Company Securityholders or the consummation of the Acquisition or any of the other transactions contemplated hereby.

“Closing Cash” shall mean the amount of Unrestricted Cash as of 11:59 p.m. (California Time) on the day immediately preceding the Closing Date.

“Closing Certificates” shall mean the certificates delivered pursuant to Section 3.3(b)(xxv).

“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiaries as of 11:59 p.m. (California Time) on the day immediately preceding the Closing Date, including any penalties

(including prepayment and early termination penalties), premiums, fees, expenses, and other amounts owing that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Closing Date).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 102 Options” shall mean the Company Options granted and intended to qualify under the capital gains track described in Section 102(b)(2) of the Israel Tax Ordinance.

“Company 102 Securities” shall mean, collectively, Company 102 Options and Company 102 Shares.

“Company 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of any Company 102 Options and held by the 102 Trustee pursuant to the Israel Tax Ordinance.

“Company 3(i) Options” shall mean the Company Options granted under Section 3(i) of the Israel Tax Ordinance.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.3 (Governmental Filings and Consents) Section 4.4 (No Conflicts), Section 4.5 (Capitalization), Section 4.24 (Brokers and Finders) and Company Tax Representations.

“Company IP” shall mean any and all Intellectual Property that is owned by, or purported to be owned by, the Company or any of its Subsidiaries.

“Company IP Representations” shall mean the representations and warranties of the Company contained in Section 4.12 (Intellectual Property).

“Company Material Adverse Effect” shall mean any change, event, claim, circumstance, matter or effect that, individually or in the aggregate with all other changes, events, claims, circumstances, matters and effects (collectively, “Effects”) is or would reasonably be expected to be or become materially adverse to the business, condition (financial or otherwise), assets (including intangible assets), liabilities, operations, performance or results of operations of the Company and its Subsidiaries, taken as a whole; other than to the extent of any Effects, individually or in the aggregate, resulting from (a) changes in general economic, financial, or geographic, market or geopolitical conditions in or under which the Company and its Subsidiaries operate, (b) changes in Law or accounting rules, including GAAP, or the interpretation or enforcement thereof (as applicable), (c) conditions generally affecting the industries in which the Company and its Subsidiaries operates, (d) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts, estimates, budgets, milestones, plans or predictions (but not the underlying cause of such failure), (e) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international disaster or calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing or any other effect resulting from earthquake, fire, storm, flood, the COVID-19 pandemic, or other acts of God, or (f) any adverse Effect to the extent attributable to the execution of this Agreement (including any actions expressly required by the terms of the foregoing) or the announcement or pendency of the Acquisition or the other transactions contemplated hereby, including, but not limited to, any impact on revenues and/or on the Company’s or its Subsidiaries’ relationship with its suppliers, customers or prospective customers attributable thereto; provided that, in the case of the foregoing clauses (a), (b), (c) and (e), such Effect does not or would not reasonably be expected to affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industry in which they operate.

“Company Net Working Capital” shall mean an amount equal to, (a) the aggregate amount of all current assets (as defined by and determined in accordance with GAAP as applied consistent with the Financial Statements) minus (b) the aggregate amount of all current liabilities (as defined by and determined in accordance with GAAP as applied consistent with the Financial Statements) (including, without duplication, all liabilities arising from the Acquisition, this Agreement and the transactions contemplated hereby). For purposes of calculating the Company Net Working Capital, (a) the Company’s consolidated total current assets in clause (i) (regardless of whether they would be treated as a current asset under GAAP as applied consistent with the Financial Statements) shall include, without duplication, [***], and shall exclude [***], in each case, of the Company and its Subsidiaries; and (b) the Company’s consolidated total current liabilities (regardless of whether they would be treated as a current liability under GAAP as applied consistent with the Financial Statements) shall include, without duplication, [***] and [***], in each case, of the Company and its Subsidiaries. The Company Net Working Capital Amount shall be calculated in a manner consistent with the sample calculation as of December 31, 2020 attached hereto as Schedule 4.7(a) of the Disclosure Schedule, which calculation shall include the individual components and line items used to calculate such sample.

“Company Options” shall mean all issued and outstanding options, whether vested or unvested, to acquire Company Shares, in each case, excluding any options reserved but not granted.

“Company Ordinary Shares” shall mean the ordinary shares of the Company, without par value each, including, where the context so requires, any Company Preferred Shares converted into Company Ordinary Shares prior to, or upon the occurrence of, the Closing.

“Company Preferred Shares” shall mean the Company’s [***] Shares.

“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company or any of its Subsidiaries, including any such policy relating to any Company Product, Private Data, employees, or Customer Data.

“Company Products” shall mean: (i) all products and services (including websites, software, applications, and client-side and web interface products and services) developed (including products and services not yet made generally available by the Company or any of its Subsidiaries but for which development is in progress), delivered, imported, exported, hosted, provided, made commercially available, marketed, distributed, licensed out or sold by or on behalf of the Company or any of its Subsidiaries since its inception and (ii) all Technology that is embedded in, or used in the development, delivery, hosting, provision, or distribution of, any products and services described in the foregoing clause (i), including any Technology that is used to collect, transfer, transmit, store, host, or otherwise process Private Information.

“Company Registered IP” shall mean all of the Registered IP owned or purported to be owned by, or filed in the name of, applied for by the Company or any of its Subsidiaries.

“Company Securities” shall mean all securities of the Company, including all Company Shares, Company Options, all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company and any rights to acquire any securities of the Company, whether vested or unvested and whether subject to the satisfaction of time-based, performance-based or other conditions or criteria.

“Company Securityholders” shall mean all holders of Company Securities, including all Company Shareholders and all holders of Company Options.

“Company Shareholders” shall mean all holders of Company Shares.

“Company Shares” shall mean all of the issued and outstanding shares of the Company, including the Company Ordinary Shares and the Company Preferred Shares.

“Company Source Code” shall mean any software source code, any material portion or aspect thereof, in form other than object code or binary code form, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Product.

“Company Stock Plans” shall mean the Company’s 2017 Share Incentive Plan, as amended, and any other stock option plans or other equity-related plans of the Company or any of its Subsidiaries.

“Company Tax Representations” shall mean the representations and warranties of the Company contained in Section 4.10 (Taxes).

“Continuing Employee” shall mean the Employees who are both employed by the Company or a Subsidiary of the Company as of the Closing Date and continue their employment with Buyer or one of its Affiliates on the day following the Closing Date.

“Contract” shall mean any legally binding contract, agreement (including “click-through” agreement), instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, settlement agreement, warranty, and purchase orders).

“Contractor” shall mean any current or former individual service provider, consultant, sub-contractor, sales agent, freelancer, director, advisory board members, office holders (each such director, advisory board member and office holder, solely to the extent not constituting an Employee prior to the Closing) and independent contractor of the Company or any of its Subsidiaries or any ERISA Affiliate.

“Contributing Securityholder” shall mean (i) each holder of Vested Company Options, and (ii) each Company Shareholder, in each case as set forth on Schedule 1.1(b).

“Customer Data” shall mean (i) all data and content uploaded or otherwise provided by users, end users, and customers of the Company or its Subsidiaries (or such customers’ users, end users, and customers) to Company Products, or stored by customers of the Company or its Subsidiaries (or such customers’ users, end users, and customers) on Company Products, or accessed or used by or on behalf of Company or its Subsidiaries in connection with Company Products or maintenance or support thereof; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company or any of its Subsidiaries in or relating to the provision or operation of the Company Products, by users, end users, and customers of the Company or its Subsidiaries; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

“Device Data” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile device, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including by means of an advertisement or other content), to develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to an individual, device, or application.

“Employee” shall mean any current or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate.

“Employee Agreement” shall mean each employment, change in control, severance, relocation, repatriation, expatriation, visa, work permit or other agreement, Contract or legally-binding understanding between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee or Contractor (in each case, in his or her capacity as such).

“Environmental Laws” shall mean all applicable Laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Substance or any Hazardous Substance Activity.

“Escrow Amount” shall mean an amount in cash equal to [***]of Total Consideration.

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any U.S. Law, regulation, or order or applicable non-U.S. Law (including but not limited to the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007), regulation or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States, Israel or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Fully Diluted Shares” shall mean a number equal to (i) the aggregate number of Company Ordinary Shares which are issued and outstanding as of immediately prior to the Closing, plus (ii) the maximum aggregate number of Company Ordinary Shares issuable upon full exercise, exchange or conversion of all other Company Securities (other than Unvested Company Options and Promised Company Options), all calculated on a fully diluted, as converted to Company Ordinary Shares basis, which are outstanding as of immediately prior to the Closing.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Substance Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements (including RoHS, WEEE, and China RoHS) mandated by applicable Law.

“Hazardous Substance” shall mean any material, emission, or substance that has been designated by applicable Law (including federal, state, foreign and local Law), or by any Governmental Authority pursuant to authority provided by applicable federal, state or local Law to be radioactive, toxic, a pollutant, a contaminant, hazardous, or otherwise a danger to health, reproduction, or the environment.

“Holdback Trustee” shall mean ESOP Management and Trust Services Ltd..

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor Law thereto.

“IIA” shall mean the Israeli Innovation Authority (formerly referred to as the Office of the Chief Scientist of the Israeli Ministry of Economy).

“Indebtedness” shall mean all Liabilities and obligations, including any interest, penalties (including with respect to any prepayment thereof) and premiums (without duplication), (i) for borrowed money whether owing to banks, financial institutions, on equipment leases or otherwise, including with respect to deposits or advances of any kind, whether current or funded, secured or unsecured, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments (whether or not convertible into any other instrument), (iii) for the deferred purchase price of goods, properties, assets, businesses, securities or services, including the maximum amount of any earn-outs (other than trade payables or accruals incurred in the ordinary course of business, or (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person. Notwithstanding the foregoing, Indebtedness shall not include any deferred revenues or cash deposits held back by the Company’s banks to secure bank guarantees provided under any lease agreements or payments under the Company’s credit cards.

“Innovation Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744 1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 5744-1984), and all rules and regulations thereunder, all as amended from time to time.

“Intellectual Property” shall mean Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean all intellectual property rights and rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) all rights in, arising out of, or associated with inventions, invention disclosures and improvements, including all United States, foreign and international patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (ii) all rights in, arising out of, or associated with Works of Authorship, including copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions; (iii) all rights in, arising out of, or associated with industrial designs and any registrations and applications therefor; (iv) all rights in, arising out of, or associated with trade names, logos, trademarks and service marks, words, names, symbols, devices, designs and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, whether or not registered, including all common law rights and rights granted under the Lanham Act, and trademark and service mark registrations and applications, including all marks registered in the United States Patent and Trademark Office and similar offices of other Governmental Entities throughout the world, and all rights therein provided by international treaties or conventions; (v) all rights in, arising out of, or associated with databases (including knowledge databases, customer lists and customer databases); (vi) all rights in, arising out of, or associated with trade secrets and other Confidential Information, including rights granted under the Uniform Trade Secrets Act; (vii) all rights in, arising out of, or associated with software; (viii) all rights in, arising out of, or associated with Domain Names, including keyword associations in any search engine, directory, or other Internet service; (ix) rights of publicity, attribution and integrity and other moral rights of an author, the right of the author to be known as the author of his/her work, to prevent others from being named as the author of her work and/or to prevent others from making deforming or derogatory changes in her work in a manner that reflects negatively on or are prejudicial to her professional standing, her goodwill, dignity, honor or reputation (including the rights of an author under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction) (collectively, “Moral Rights”); and (x) in each of clauses “(i)” through “(ix)” above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same.

“Investors Rights Agreement” shall mean the Amended and Restated Investors Rights Agreement dated as of July 1, 2020, by and among the Company and the Company Shareholders party thereto.

“IP Contracts” shall mean the Contracts required to be scheduled pursuant to Sections 4.13(a)(xi) and 4.13(a)(xii), together with the Non-Scheduled In-Licenses and Non-Scheduled Out-Licenses.

“Israeli Benefit Plan” shall mean each employee benefit plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or any of its Subsidiaries under Israeli Law, pursuant to which any current or former employee or director of the Company or any of its Subsidiaries who is resident in Israel has any current or future right to benefits, including Manager’s Insurance (Bituach Menahalim) or other provident or pension funds (including education fund) which are not government-mandated but were set up by the Company or any of its Subsidiaries, whether or not satisfying the Company’s or any of its Subsidiaries’ legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

“Israel Tax Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), 1961, and any regulations promulgated thereunder (as amended).

“ITA” shall mean the Israel Tax Authority.

“Knowledge” shall mean, with respect to the Company or any of its Subsidiaries, the actual knowledge of each of the Persons listed on Schedule C of a particular fact or other matter, and the knowledge that such Persons would have after reasonable or due inquiry.

“Law” shall mean Israeli, U.S. federal, state, municipal or local, foreign or supranational laws, statutes, treaties, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, directives, writs, injunctions, judicial decisions, guidance issued by any Governmental Authority, decrees, or any other similar legal requirements having the force or effect of Law.

“Liability(ies)” shall mean an amount (without duplication) equal to the sum of the Dollar amount of (i) with respect to any Person, all liabilities of such Person or any of its subsidiaries of any kind, including all accounts payable, royalties payable and other reserves, accrued and unpaid payroll and compensation, accrued and unpaid bonuses, accrued vacation, accrued employee expense obligations, capitalized lease obligations, accrued and unpaid recuperation pay and all other liabilities of such Person or any of its subsidiaries of any kind (and, with respect to the Company and its Subsidiaries, shall include unpaid Pre-Closing Taxes), in each case whether or not such liabilities would be required to be reflected on a balance sheet in accordance with GAAP; and (ii) if applicable (but without duplication), (x) all Indebtedness of the Company and any of its Subsidiaries as of the applicable measurement date and (y) all Transaction Expenses that have not been paid prior to the Closing Date; in each case whether or not such liabilities would be required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, claim, encumbrance, easement, right of way, conditional sale or other title retention agreement of any kind or nature or restriction on the right to sell or dispose and, in the case of securities, the right to vote, whether arising by contract or by operation of Law and whether voluntary or involuntary.

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by the Company and made available to Buyer and its representatives during the negotiation of this Agreement, but only if so posted and made available at least two Business Days prior to the execution and delivery of this Agreement by the parties hereto.

“Net Working Capital Shortfall” shall mean an amount, if any, by which the Company Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Surplus” shall mean the amount, if any, by which the Company Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Target” shall mean an amount equal to [***].

“NIS” shall mean New Israeli Shekels.

“Non-Continuing Employee” shall mean the employees of the Company or its Subsidiaries who are not Continuing Employees.

“Non-Continuing Employees Severance Amount” shall mean any severance benefits required to be paid to a terminated Non-Continuing Employee by applicable Law or by such terminated Employee’s employment agreement with the Company or any Subsidiary, as applicable, as in effect on the date of this Agreement, including the employer portion of any employment or payroll Taxes with respect to any such amount.

“Non-Scheduled In-Licenses” shall mean: (i) licenses for Shrink-Wrapped Code; (ii) licenses of Open Source as set forth in Section 4.12(o) of the Disclosure Schedule; (iii) non-disclosure Contracts entered into in the ordinary course of business, and (iv) Contracts with Employees that do not materially differ in substance from the Proprietary Information Agreement.

“Non-Scheduled Out Licenses” shall mean: (i) non-disclosure Contracts entered into in the ordinary course of business, (ii) Contracts for evaluation or proof of concept of Company Products entered into with prospective customers of those Company Products (as Made Available to Buyer) in the ordinary course of and (iii) Contracts for the sale, license, support or service of Company Products in the ordinary course of business pursuant to its standard customer Contract, the form of which has been Made Available to Buyer.

“Open Source” shall mean any Technology that is distributed or otherwise made available pursuant to any Open Source License.

“Open Source License” shall mean: (i) any so-called “open source,” “copyleft,” “freeware” or “general public” license (including the GNU General Public License (GPL), the GNU Affero General Public License (AGPL), BSD licenses and the Apache License); (ii) any license that is listed at http://www.opensource.org/licenses/ or substantially similar to any of those licenses; (iii) any Creative Commons license; and (iv) any license that (A) requires the licensee to permit reverse-engineering, de-compilation, disassembly or other derivation of the source code or underlying structure of the licensed Technology (such as software) or other Technology containing, incorporated into, derived from, developed from, or distributed or made available with such licensed Technology or (B) requires the licensed Technology or other Technology containing, incorporated into, derived from, developed from, or distributed or made available with such licensed Technology be: (1) distributed or otherwise made available in source code form; (2) licensed for the purpose of making modifications or derivative works; or (3) distributed or otherwise made available at no or minimal charge.

“Optionholder Consent Instruments” shall mean the optionholder consent instruments in forms to be agreed between the Parties prior to the Closing Date, which will be attached to this Agreement as Exhibit D-1 and Exhibit D-2, as applicable (including the Lock-Up Agreement).

“Order” shall mean any order, judgment, injunction, ruling, edict or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Other Certificates” shall mean (i) certificate as to the Statement of Transaction Expenses delivered pursuant to Section 8.14, (ii) the Company Net Working Capital Certificate delivered pursuant to Section 8.15, and (iii) the Payment Spreadsheet delivered pursuant to Section 8.8.

“Other Employees” shall mean the Employees or Contractors of the Company or any Subsidiary who receive an offer of employment or services agreement from Buyer or a Subsidiary thereof prior to the Closing Date, other than the Key Employees and Non-Continuing Employees.

“Buyer Ordinary Shares” shall mean shares of Ordinary Share, par value NIS 0.01 per share, of Buyer.

“Buyer Stock Price” shall mean the average of the closing price for Buyer Ordinary Share as quoted on the NASDAQ Global Select Market over the 15-day trading days prior to the date hereof.

“Per Share Consideration” shall mean the quotient obtained by dividing (i) the Total Consideration by (ii) the Fully Diluted Shares.

“Per Share Consideration of Excess Cash” shall mean the quotient obtained by dividing (A) (i) the Closing Cash, minus (iii) the Closing Indebtedness, minus (iv) the aggregate amount of all unpaid Transaction Expenses, plus (v) the Net Working Capital Surplus, if any, or minus (vi) the Net Working Capital Shortfall, if any, and minus (vii) [***], by (B) the Fully Diluted Shares.

“Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

“Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Data” shall mean: (i) any information that directly or indirectly identifies a natural person, including that person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, personal identification number, government-issued identifier, credit card number, bank information, or customer or account number, health information, device identifier, IP address, biometric identifier, persistent identifier, or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the Company or any Subsidiary allows the identification or location of or contact with a natural person or a particular machine or device, (ii) any other information if such information is defined as “personal data”, “information”, “personally identifiable information”, “individually identifiable health information,” or “personal information” or similar or comparable term under any Privacy Law; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Pre-Closing Tax Period” shall mean [***] or portion thereof ending on or before the Closing Date.

“Pre-Closing Taxes” shall mean any (i) Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (determined as if the Company and each Subsidiary used the accrual method of Tax accounting throughout such period), (ii) Taxes borne by the Company or any of its Subsidiaries attributable to the transactions contemplated by this Agreement or any ancillary agreement, including any tax withholding, Transfer Taxes and Transaction Payroll Taxes and (iii) any Liability of the Company or any of its Subsidiaries for the Taxes of another Person (A) as a result of the Company or any Subsidiary being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement); (B) as a transferee or successor, by Contract or otherwise as a result of any transaction occurring or relationship in existence on or prior to the Closing Date; or (C) as a result of an express or implied obligation arising on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person. For purposes of this definition, (x) in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis and (y) in the case of any Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. For removal of doubt, Pre-Closing Taxes shall not include any Taxes attributable to any action taken by the Buyer, the Company or their Affiliates after the Closing having effect prior to the Closing, including any elections under the Code.

[***]

“Privacy Law” shall mean all applicable Laws and Orders (including U.S. laws respecting unfair and deceptive trade practices, the California Consumer Privacy Act, HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Telephone Consumer Protection Act, the CAN SPAM Act, the Electronic Communications Privacy Act, as well as applicable international Laws and Orders including but not exclusive to the United Kingdom Data Protection Act 2018, the Israeli Privacy Protection Law 5741-1981 and related regulations, the European Union General Data Protection Regulation (the “GDPR”) and applicable Laws implementing the GDPR), Company Privacy Policies, contractual obligations, applicable and binding rules, codes of conduct, or other mandatory requirements of self-regulatory bodies, and applicable industry standards (including, to the extent applicable, the PCI Data Security Standard), as it may in each case be amended from time to time, that pertains to (i) privacy, cybersecurity or data protection, (ii) consumer protection, (iii) restrictions or obligations related to the access to, collection, use, disclosure, transfer (including cross-border transfer), transmission, storage, security, hosting, disposal, retention, interception or other processing of Private Information or information systems or (iv) marketing, communications, including laws regulating the initiation, transmission, or receipt of commercial communications.

“Private Information” shall mean Device Data, Personal Data, and Customer Data.

“Pro Rata Share” shall mean, with respect to each Contributing Securityholder, a percentage equal to the quotient obtained by dividing (i) the aggregate value of the cash payable and the shares of Buyer Ordinary Share (valued based on the Buyer Stock Price) issuable pursuant to Section 2.1 in respect of such Contributing Securityholder’s Company Shares and Vested Company Options, by (ii) the aggregate value of the cash payable and the shares of Buyer Ordinary Shares (valued based on the Buyer Stock Price) issuable pursuant to Section 2.1 in respect of all Company Shares and Vested Company Options (in each case without giving effect to any Tax withholding or escrow or expense holdbacks contemplated hereby).

“Promised Company Option” shall mean a Company Option that has been promised by the Company to an individual under his or her offer letter or similar employment or consulting documentation (in each case, as currently in effect) but, as of immediately prior to the Closing, has not yet been granted.

“Registered IP” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or other public or quasi-public legal authority.

“Related Agreements” shall mean documentation providing for the Shareholder Consent, the Escrow Agreement, the Optionholder Consent Instruments, the 280G Waivers, the Non-Competition Agreements, the Key Emnployee Employment Agreements, the Joinder Agreements and all other agreements and certificates, other than the Closing Certificates or Other Certificates, executed and delivered by or on behalf of the Company, any officers of the Company or any its subsidiaries in their capacity as such, or any of the Company Securityholders in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby.

“Representative Expense Amount” shall mean an amount in cash equal to [***].

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Securities Exchange Act of 1934, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Buyer was required by law or regulation to file such material).

“Share Restriction Agreement” shall mean any stock restriction, repurchase, forfeiture or other similar agreement in effect between the Company and any other Person pursuant to which the Company has a right to reacquire or repurchase Company Shares held by such Person upon terms and subject to certain conditions set forth therein, other than the Articles of Association of the Company and the Company Stock Plan.

“Shareholder Representations” shall mean the representations and warranties of the Company Shareholders set forth in this Agreement.

“Shrink-Wrapped Code” shall mean any generally commercially available software in executable code form made available on a license basis or as a service that is available for a cost of not more than [***] that is (i) licensed to the Company or its Subsidiaries on standard terms, (ii) not customized and (iii) not incorporated into, or used directly in the development, delivery, hosting or distribution of, any Company Products.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (i) social media or social networking website or online service, (ii) blog or microblog, (iii) photo, video or other content-sharing website, (iv) rating and review website, (v) wiki or similar collaborative content website or (vi) message board, bulletin board, or similar forum.

“Source Code” shall mean computer software and code, in form other than object code or binary code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Specified Individual” shall mean each of [***] .

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean (i) all applicable U.S. federal, state and local and non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital gains, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheat, capital stock, license, withholding, payroll, employment, social security (Bituach Leumi), national healthcare (Bituach Briyut) contributions, social insurance, unemployment, excise, severance, stamp, occupation, property and estimated taxes, taxes imposed by Section 59A of the Code, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, inflation linkage, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any Taxable period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence of any other Person as a result of any express or implied obligation, agreement or arrangement with respect to such amounts, as a transferee or successor or otherwise by operation of Law.

“Tax Law” shall mean any Law (whether domestic or foreign) relating to Taxes.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Taxing Authority” shall mean the IRS, the ITA or any other governmental body (whether state, local or non-U.S.) responsible for the administration of any Tax.

“Technology” or intangible, regardless of form, including any or all of the following and any tangible embodiments thereof: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs and other software (whether in source code or executable form), documentation, compilations, derivative works, literary works, maskworks and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, processes and new uses for any of the preceding items (“Inventions”); (iii) proprietary and confidential information and trade secrets, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques (“Confidential Information”); (iv) data, databases, data compilations and collections; (v) Trademarks; (vi) domain names and web addresses (“Domain Names”); (vii) devices, prototypes, designs and schematics; and (viii) any other form of technology.

“Total Consideration” shall mean any amount equal to (i) $300,000,000 plus (ii) the Closing Cash, minus (iii) the Closing Indebtedness, minus (iv) the aggregate amount of all unpaid Transaction Expenses, plus (v) the Net Working Capital Surplus, if any, or minus (vi) the Net Working Capital Shortfall, if any, and minus (vii) [***] to be facilitated for the Retention Plan as set forth in Section 8.15(c), in each case, without duplication (it being understood that (1) all amounts used in calculating the Total Consideration shall be based on the corresponding amounts set forth and represented in the Payment Spreadsheet, as finally determined in accordance with Section 8.14 and (2) all amounts payable pursuant to Sections 2.1 and 2.2 shall be based upon the Estimated Total Consideration and shall be subject to adjustment, if applicable, in accordance with Section 8.14).

“Transaction Expenses” shall mean the sum of (without duplication) (i) all fees and expenses (including any and all legal, accounting, consulting, investment banking, financial advisory, data room provider and brokerage fees and expenses) incurred or committed to at or prior to (whether payable at, prior to or after) the Closing Date by the Company, any of its Subsidiaries or any other Person (for which the Company or its Subsidiaries pay or reimburse others) in connection with this Agreement (including any payment or consideration arising under any consents, notices, waivers, or approvals of any party under any Contract as are required in accordance with such Contract in connection with the Acquisition or for any such Contract to remain in full force or effect immediately following the Closing), the Acquisition or any of the transactions contemplated hereby (including VAT payable in connection therewith), provided that all such payments are made in accordance with the terms specified in this Agreement, specifically including (x) the fees and expenses of the 102 Trustee for services solely in connection with this Agreement, (y) the fees and expenses of the Paying Agent and the Escrow Agent pursuant to the terms of the Escrow Agreement and the Paying Agent Agreement and (z) any costs incurred in connection with the Tail Policy (ii) the amount of any Change in Control Payments other than the Non-Continuing Employee Severance Amount, and (iii) all Transaction Payroll Taxes.

“Transaction Payroll Taxes” shall mean the employer portion of any employment or payroll Taxes with respect to any bonuses, severance (other than the Non-Continuing Employee Severance Amount), option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Buyer, the Company or its Subsidiaries, other than the New RSUs granted pursuant to Section 8.13(b) and the Retention Plan to certain Continuing Employees pursuant to Section 8.15(c).

“Unrestricted Cash” shall mean an amount (which shall not be less than zero) equal to (i) the aggregate amount of all unrestricted cash and unrestricted cash equivalents of the Company and its Subsidiaries, determined in accordance with GAAP applied on a basis consistent with the basis on which the Financial Statements were prepared plus (ii) any long-term and short-term cash deposits held back by the Company’s banks to secure bank guarantees provided under any lease agreements or payments under the Company’s credit cards (subject to Section 10.2(a)(viii)) minus (iii) the aggregate obligations of the Company and its Subsidiaries under all outstanding checks and drafts and pending electronic debits plus (iii) the aggregate amount of all checks and drafts received by the Company and its Subsidiaries.

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested as of immediately prior to the Closing and does not vest in connection with or as a result of the Closing (including as a result of any Vesting Acceleration Waiver entered into with respect to such Company Option).

“U.S. Subsidiary” shall mean Vdoo, Inc., a Delaware corporation.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is not an Unvested Company Option.

“Vested Company Optionholder” shall mean any Person holding Vested Company Options as of immediately prior to the Closing.

1.2 Other Capitalized Terms. For all purposes of and under this Agreement, all capitalized terms that are not defined in the preamble or recitals hereto, or in Section 1.1, shall have the respective meanings ascribed to such terms in the respective Sections of this Agreement set forth below:

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) All references in this Agreement to a legal entity (including the Company) shall be deemed to refer to such entity and its Subsidiaries unless the context otherwise requires.

(f) All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i) References to “$” and “Dollars” are to U.S. dollars.

(j) No summary of this Agreement or any Annex, Exhibit or Section delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Annex, Exhibit or Section.

(k) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Article 2
THE ACQUISITION

2.1 Purchase and Sale of Company Shares.

(a) Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, each Company Shareholder severally and not jointly shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Company Shareholder for the consideration set forth in Section 2.1(b) and Section 2.1(c) to be delivered by Buyer to the Paying Agent at the Closing, all legal and beneficial right, title and interest in and to all Company Shares free and clear of all Liens, and, as a result of such acquisitions, Buyer will own all of the issued and outstanding Company Shares, and the Company will be a wholly-owned Subsidiary of Buyer (such transactions being referred to herein, collectively, as the “Acquisition”).

(b) Treatment of Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, promptly following the Closing, and in accordance with the provisions of the paying agent agreement to be agreed between the Parties prior to Closing and attached to this Agreement as Exhibit C (the “Paying Agent Agreement”), the Paying Agent shall deliver to each holder of a Company Share or the 104H Trustee, as applicable (except in the case of (i) Company 102 Shares held by the 102 Trustee, which shall be treated in the manner set forth in Section 2.2(a), and (ii) Company Shares held by Specified Individuals, which shall be treated in the manner set forth in Section 2.1(c)) in exchange for each such Company Share owned by such holder that is issued and outstanding as of immediately prior to the Closing: (i) an amount of cash equal to the Per Share Consideration of Excess Cash, (ii) an amount of cash equal to seventy percent (70%) of the Per Share Consideration (minus the Per Share Consideration of Excess Cash) payable with respect to such Company Share, less an amount of cash equal to such Company Shareholder’s Pro Rata Share of each of (x) the Escrow Amount pursuant to Section 2.5(b) and (y) the Representative Expense Amount pursuant to Section 2.5(c), and (ii) a number of shares of Buyer Ordinary Share equal to quotient obtained by dividing (A) thirty percent (30%) of the Per Share Consideration (minus Per Share Consideration of Excess Cash) payable with respect to such share by (B) the Buyer Stock Price. No payment shall be made with respect to any Company Ordinary Shares held by the Company or any of its Subsidiaries or dormant shares (minayot radumot) immediately prior to the Closing.

(c) Treatment of Company Shares Held by Specified Individuals. Notwithstanding Section 2.1(b), with respect to Company Shares held by a Specified Individual, upon the terms and subject to the conditions set forth in this Agreement, promptly following the Closing, and in accordance with the provisions of the Paying Agent Agreement, the Paying Agent shall deliver to each Specified Individual or the 104H Trustee, as applicable, in exchange for such Company Shares owned by such holder that are issued and outstanding as of immediately prior to the Closing: [***] Any and all payments of the Holdback Amount as provided by this Agreement shall be considered part of the consideration payable to the Specified Individual with respect to and solely for the Company Shares held by the Specified Individual pursuant to this Agreement, and shall not be considered wages or compensatory income for Specified Individual’s past, present or future services for Buyer following the date of this Agreement or considered as part of the Specified Individual’s salary for any purposes of calculating disbursements to social benefits, pension fund or managers insurance, education fund, paid leave, or for calculating of severance pay or other payments derived from salary during the Specified Individual’s employment and upon termination of the Specified Individual's employment, for which the Specified Individual will be fully compensated in accordance with the terms of the Specified Individual’s employment agreement, and Buyer shall not deduct any portion of the Holdback Amount as an ordinary expense for Israeli tax purposes.

(d) Calculation; No Fractional Shares. For purposes of calculating the amount of cash payable to each Company Shareholder in respect of such shareholder’s Company Shares pursuant to this Section 2.1, (i) all of the Company Shares held by each Company Shareholder shall be aggregated on a certificate-by-certificate basis and (ii) the amount of cash payable in respect of each such certificate shall be rounded to the nearest whole cent. No fraction of a share of Buyer Ordinary Share will be issued by virtue of the Acquisition, but, in lieu thereof, each Company Shareholder that would otherwise be entitled to a fraction of a share of Buyer Ordinary Share (after aggregating all fractional shares of Buyer Ordinary Share that otherwise would be received by such holder) shall receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.5(e) that are required to be withheld with respect thereto, equal to the product obtained by multiplying (i) such fraction by (ii) the Buyer Stock Price.

2.2 Treatment of Company Options.

(a) Vested Company Options.

(i) [***]

(ii) Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement:

(A) Buyer shall deliver to the Paying Agent, and the Paying Agent shall deliver the portion of the Total Consideration that is payable to the holder thereof at the Closing in respect of: (a) any Company 102 Options and Company 3(i) Options that are Vested Company Options and (b) Company 102 Shares, to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling, as applicable). The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling, as applicable); and

(B) at the Closing, Buyer shall pay in immediately available U.S. Dollar funds to the account of the U.S. Subsidiary of the Company or its designated payroll processor in accordance with the U.S. Subsidiary’s payroll practices (subject to the Company notifying Buyer in writing details of the account of the U.S. Subsidiary or its designated payroll processor at least five Business Days prior to the Closing) the portion of the Total Consideration payable that is payable to the holder thereof at the Closing in respect of Company Vested Options held by Employees of such U.S. Subsidiary.

(C) For purposes of calculating the amount of cash payable to each Vested Company Optionholder in respect of such holder’s Vested Company Options pursuant to this Section 2.2(a), (i) all of the Vested Company Options held by each Vested Company Optionholder shall be aggregated and (ii) the amount of cash payable in respect of each Vested Company Optionholder shall be rounded to the nearest whole cent. No fraction of a share of Buyer Ordinary Share will be issued by virtue of the Acquisition, but, in lieu thereof, each Vested Company Optionholder that would otherwise be entitled to a fraction of a share of Buyer Ordinary Share (after aggregating all fractional shares of Buyer Ordinary Share that otherwise would be received by such holder) shall receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.5(d) that are required to be withheld with respect thereto, equal to the product obtained by multiplying (i) such fraction by (ii) the Buyer Stock Price.

(b) Unvested Company Options and Promised Company Options. [***]

2.3 Reserved.

2.4 Necessary Actions. Prior to the Closing, and subject to the prior review of the Buyer, the Company and its Subsidiaries shall take all actions necessary to effect the transactions anticipated by Section 2.2, including delivering all required notices and obtaining any required consents (if any), such that at the Closing the Company shall not have any outstanding equity interests other than Company Shares and Company Options outstanding as set forth in the Payment Spreadsheet.

2.5 Payment Procedures.

(a) Closing Payment Fund. At the Closing (such applicable date, the “Funding Time”), Buyer shall deposit, or cause to be deposited, with ESOP Management and Trust Services Ltd. (the “Paying Agent”), an amount equal to the Total Consideration which shall be constituted of cash and shares of Buyer Ordinary Share issued pursuant to Section 2.1 and Section 2.2(a) (the dollar value of which shall be based on the Buyer Stock Price) as follows: (i) an amount equal to the Aggregate Cash Consideration, less (but without duplication) (A) the Escrow Amount and (B) the Representative Expense Amount, and (ii) the number of shares of Buyer Ordinary Share equal to the Aggregate Stock Consideration (such deposited funds being referred to herein as the “Closing Payment Fund”). All cash held from time to time in the Closing Payment Fund shall be invested by the Paying Agent in a non-interest bearing account as directed by Buyer pending payment thereof by the Paying Agent to the Company Securityholders in accordance with the terms hereof; provided, however, that no gain or loss thereon or income or loss generated thereby shall affect the amounts payable by Buyer to Company Securityholders pursuant to this Article 2. Promptly following the Closing, each Company Securityholder shall be entitled to receive from the Paying Agent (i) by delivery of a check, wire transfer or by such other payment or delivery mechanism approved by Buyer in its reasonable discretion, the cash constituting the portion of the Closing Payment Fund to which such Company Securityholder is entitled at Closing pursuant to Section 2.1 and Section 2.2, less any applicable Tax withholding in accordance with Section 2.5(d), and (ii) such number of shares constituting the portion of the Closing Payment Fund to which such Company Securityholder is entitled at Closing pursuant to Section 2.1 and Section 2.2, less any applicable Tax withholding. For the avoidance of doubt, Buyer may deliver the Aggregate Stock Consideration in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of the applicable Company Securityholder. Notwithstanding anything to the contrary set forth in this Section 2.5 or elsewhere in this Agreement, Buyer shall cause the Paying Agent, to deliver any consideration described in this Section 2.5(a) with respect to Company 102 Securities and the Company 3(i) Options to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including, where applicable, the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling). The 102 Trustee shall be required to withhold any amounts required in accordance with the applicable Law (including the provisions of Section 102 of the Israel Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling). Buyer Ordinary Share otherwise paid to an Electing Holders, shall be delivered to the 104H Trustee and shall be kept and treated under the applicable provisions of the Israel Tax Ordinance, the 104H Tax Ruling or the 104H Interim Ruling.

(b) Escrow Fund. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be entitled to withhold (but without duplication) from the aggregate Total Consideration otherwise payable to Contributing Securityholders in the Acquisition pursuant to Sections 2.1(b) and 2.2(a), such Contributing Securityholder’s Pro Rata Share of the Escrow Amount to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement; provided that the Pro Rata Share of the Escrow Amount of each Specified Individual shall be part of the Holdback Amount and be released in accordance with the Holdback Agreement. At the Funding Time, Buyer shall deposit, or cause to be deposited, with the Escrow Agent an amount in cash equal to the Escrow Amount (such funds being referred to herein as the “Escrow Fund”), such that each Indemnifying Party shall be deemed to have contributed its Pro Rata Share of the Escrow Amount so deposited. The Escrow Amount shall be held and distributed in accordance with the provisions of this Agreement and the Escrow Agreement.

(c) Representative Expense Fund.

(i) Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be entitled to withhold (but without duplication) from the aggregate Total Consideration otherwise payable to the Contributing Securityholders in the Acquisition pursuant to Sections 2.1(b), 2.1(c), and 2.2(a) an amount of cash equal to the Representative Expense Amount. The Representative Expense Amount shall be withheld from each Contributing Securityholder based on such Contributing Securityholder’s Pro Rata Share, and each Contributing Securityholder shall be deemed to have contributed to the Representative Expense Fund such Contributing Securityholder’s Pro Rata Share of the Representative Expense Amount, to be held by the Representative pursuant to this Agreement. At the Funding Time, Buyer shall deposit, or cause to be deposited, with the Representative an amount in cash equal to the Representative Expense Amount (such funds being referred to herein as the “Representative Expense Fund”). The Representative shall hold the Representative Expense Fund as partial security for the reimbursement obligations of the Indemnifying Parties to the Representative in connection with performance of its duties under this Agreement in accordance with the terms and conditions set forth herein. The Contributing Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Contributing Securityholders at the time of Closing. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Representative Expense Fund to the Paying Agent for further distribution to the Contributing Securityholders, according to the terms and conditions of this Agreement.

(d) Stock Holdback. At the Closing, Buyer shall issue the applicable portion of the Holdback Amount to which each Specified Individual is entitled pursuant to Section 2.1(c). Such shares shall be issued in the name of Holdback Trustee for the benefit of the Specified Individual (which, for the avoidance of doubt, may be issued in a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of such Specified Individual) and shall be deposited with the Holdback Trustee who shall also serve as 104 Trustee to the extent 104H Ruling (or as 102 Trustee to the extent Interim Options Tax Ruling, as applicable) shall be obtained and delivered to the Buyer in accordance with Section 8.15 below, and shall be subject to the terms and restrictions of such Holdback Agreement, including with respect to their release and/or forfeiture. No fraction of a share of Buyer Ordinary Share will be issued by virtue of the Acquisition, but, in lieu thereof, each Specified Individual who would otherwise be entitled to a fraction of a share of Buyer Ordinary Share (after aggregating all fractional shares of Buyer Ordinary Share that otherwise would be received by such Specified Individual pursuant to Section 2.1(c)(ii)) shall receive an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding Taxes as contemplated by Section 2.5(e) which are required to be withheld with respect thereto, equal to the product obtained by multiplying (i) such fraction by (ii) the Buyer Stock Price.

(e) Buyer Ordinary Shares. In addition to any legends that may otherwise be required by applicable Law, the certificates representing the Buyer Ordinary Share issued by Buyer to the Company Securityholders pursuant to Sections 2.1 and 2.2 shall be notated with the following or a similar legend as well as other legends as may be required by applicable securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(f) Withholding Rights.

(i) Buyer, the Paying Agent, the Escrow Agent, the 104H Trustee and the 102 Trustee (each, the “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts that the Payor, as the case may be, reasonably determines are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Law in respect of Taxes, the Israel Tax Ordinance, or under any other applicable Law. Such withholding shall be at a withholding rate that takes into account any timely provided and applicable validly executed Tax forms, and the Payor may request and be provided any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information. The foregoing shall be subject to the provisions of the Israeli 102 Tax Ruling and/or the Interim Options Tax Ruling and the 104H Tax Ruling and/or 104H Interim ruling as applicable. To the extent that such amounts are so deducted or withheld, such amounts shall be (i) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) remitted to applicable Taxing Authority, the Payor shall provide upon request to such person a certificate of the tax withheld. To the extent that the consideration payable or otherwise deliverable to any Person under this Agreement is not reduced by such deductions or withholdings, such Person shall indemnify Buyer and its Affiliates (including the Company) for any Taxes directly imposed on Buyer and its Affiliates (including the Company) by any Taxing Authorities together with any related Losses solely to the extent such Tax and Losses directly result from the lack of withholding from the said Person.

(ii) With respect to Israeli Tax, and provided that the Paying Agent provided Buyer with the Paying Agent undertaking prior to the Closing Date as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), the Total Consideration payable to each of the Company Shareholders (excluding holders of Company 102 Shares) hereunder (excluding amounts held in the Escrow Fund under Section 2.5(b), and shares retained by the 104H Trustee), shall be paid to and retained by the Paying Agent for the benefit of each such Company Shareholder for a period of 180 days from Closing or an earlier date required in writing by a Company Shareholder (the “Withholding Drop Date”) (during which time neither Buyer nor the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below), and during which time each Company Shareholder (excluding holders of Company 102 Shares) may obtain a certification or ruling (which, for avoidance of doubt, with respect to Specified Individuals only, included, Buyer’s opportunity to review, comment and approve the application to the ITA) issued by the ITA, in form and substance reasonably acceptable to the Buyer and the Paying Agent (the “Qualified Withholding Certificate”), (x) exempting Buyer from the duty to withhold Israeli Taxes with respect to such Company Securityholder or (y) determining the applicable rate of Israeli Tax to be withheld from such Company Securityholder. In the event that no later than five Business Days before the Withholding Drop Date, a Company Securityholder (excluding holders of Company 102 Securities and Company 3(i) Options, with respect to the consideration paid for such options) submits a Qualified Withholding Certificate the Paying Agent shall withhold and transfer to the ITA such amount as specified in such Qualified Withholding Certificate, and shall deliver to such Company Securityholder only the balance of the Total Consideration due to such Company Securityholder that is not so withheld. For the avoidance of doubt, if any Company Securityholder (A) does not provide the Paying Agent with a Qualified Withholding Certificate no later than five Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release his portion of the Total Consideration prior to the Withholding Drop Date and fails to submit a Qualified Withholding Certificate at or before such time, then the amount in cash to be withheld from the payment to such Company Securityholder shall be calculated based on the applicable withholding rate on the actual payment date, which amount shall be delivered to the ITA by the Paying Agent, and shall deliver to such Company Securityholder the balance of the Total Consideration due to such Company Securityholder that is not so withheld.

(iii) Notwithstanding Section 2.5(f)(ii) above, any payments made to holders of Company Options or Company 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the 16th day of the calendar month following the month during which the Closing occurs, unless prior to the 16th day of the calendar month following the month during which the Closing occurs, the Israeli 102 Tax Ruling (or the Interim Options Tax Ruling) shall have been obtained providing for no withholding. With respect to non-Israeli Tax resident holders of Company Options, that are not Company 102 Options, and which holders were granted such awards in consideration for work performed outside of Israel (and who provide Buyer, prior to any payment to them, with a validly executed declaration, in the form attached hereto as Schedule 2.5(f)(iii), regarding their non-Israeli Tax residence and confirmation that they were granted such awards in consideration for work performed outside of Israel), such payments shall not be subject to any withholding or deduction of Israeli Tax.

(iv) Notwithstanding anything to the contrary in this Agreement, if the 104H Tax Ruling or the 104H Interim Ruling shall be received and delivered to Buyer prior to the applicable withholding date in form and substance reasonably acceptable to Buyer, then the provisions of the 104H Tax Ruling or the 104H Interim Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any Electing Holders shall be made in accordance with Section 104H of the Ordinance, the provisions of the 104H Tax Ruling or 104H Interim Ruling, as the case may be.

(v) Any amount required to be withheld under this Agreement shall be funded first through a reduction from any portion of cash consideration then payable to such recipient at the Closing Date, and to the extent there is insufficient cash to permit such withholding, through the forfeiture or sale of the portion of the shares of Buyer Common Stock otherwise deliverable to such recipient that is required to enable the Payor to comply with applicable deduction or withholding requirements. Each recipient hereby waives, releases and absolutely and forever discharges Buyer or anyone acting on its behalf from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the share of

Buyer Common Stock otherwise deliverable to such recipient as a result of its forfeiture in compliance with the withholding requirements under this Section 2.5(f)

Article 3

the closing

3.1 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, Buyer and the Company Securityholders shall consummate the Acquisition at a closing (the “Closing”) to occur on the five (5) Business Day after the satisfaction of all of the conditions set forth in Section 3.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions (if permitted hereunder) at the Closing), at the offices of Meitar, Law Offices, 16 Abba Hillel Road, Ramat Gan, Israel, unless another date and/or place is mutually agreed upon in writing by Buyer and the Company. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”

3.2 Closing Deliveries. At, or prior to, the Closing, (a) each Company Shareholder shall deliver to Buyer the original certificates or an affidavit of lost share certificate representing such Company Shareholder’s Company Shares in the form attached hereto as Exhibit F, together with duly executed original share transfer deeds in a form to be agreed between the Parties prior to Closing and will be attached hereto as Exhibit G, such that the Paying Agent shall have received in the aggregate certificates representing all outstanding Company Shares owned by all Company Shareholders, (b) the Company shall have delivered to Buyer a copy of the share register of the Company evidencing the transfer and ownership of all of the Company Shares to Buyer as of the Closing Date, such share register to be certified by the Chief Executive Officer of the Company on behalf of the Company and validly executed share certificates reflecting the Company Shares purchased by Buyer pursuant to this Agreement, issued in the name of Buyer, and subject to the delivery of the foregoing share certificates and share register and (c) Buyer shall make the payments contemplated by Sections 2.1, 2.2 and 2.5.

3.3 Closing Conditions.

(a) Conditions to Obligations of All Parties.  The respective obligations of Buyer and the Company Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i)

(i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and that has the effect of making the Acquisition or any other transaction contemplated by this Agreement or any Related Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Acquisition or any other transaction contemplated by this Agreement or any Related Agreement.

(ii) No Order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Acquisition or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Acquisition or any other transaction contemplated by this Agreement.

(iii) The Paying Agent, the Escrow Agent, the 104H Trustee and the 102 Trustee shall have executed the Paying Agent Agreement, the Escrow Agreement and the applicable instrument required to be executed by the 102 Trustee in connection with the transactions contemplated hereunder, as applicable.

(b) Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(i) Representations and Warranties.

(A) Each of the representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) that are not qualified by materiality or by references to Company Material Adverse Effect (1) shall have been true and correct as of the date of this Agreement and (2) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date).

(B) Each of the Company Fundamental Representations and each of the representations and warranties of the Company set forth in this Agreement that are qualified by materiality or by references to Company Material Adverse Effect, as so qualified (1) shall have been true and correct as of the date of this Agreement and (2) shall be true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date).

(C) Each of the Shareholder Representations (1) shall have been true and correct as of the date of this Agreement and (2) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such date).

(ii) Covenants. Each of the Company, its Subsidiaries and the Company Shareholders shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company, its Subsidiaries or the Company Shareholders prior to or as of the Closing.

(iii) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred as of the date hereof or exists at the time of Closing.

(iv) [***]

(v) No Regulatory Conditions. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Acquisition any Law, statute, rule, regulation, executive Order or decree which is in effect and which has the effect of (A) prohibiting Buyer’s ownership or operation of any material portion of the business of the Company or any of its Subsidiaries, taken as a whole, or (B) compelling Buyer, the Company or any of the Company’s Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Buyer, the Company or any of their respective Subsidiaries, in either case in connection with the Acquisition or any other transaction contemplated by this Agreement.

(vi) Company Options. [***].

(vii) Optionholder Consent Instrument. Parent and Buyer shall have received the executed Optionholder Consent Instrument from the Specified Individuals who hold Vested Company Options that are issued and outstanding immediately prior to the Closing Date including after the execution of this Agreement; provided, however, that if any such Specified Individual breaches or repudiates the Optionholder Consent Instrument prior to the Closing Date, then such Vested Company Optionholder shall be deemed, for purposes of this Section 3.3(b)(vi), to not have executed the Optionholder Consent Instrument, and any Vested Company Options held by him, her or it as of immediately prior to the Closing Date shall be counted as not satisfying the condition set forth in this Section 3.3(b)(vi).

(viii) Joinder Agreements. Buyer shall have received the executed Joinder Agreement from each Person that becomes a Company Shareholder following the date hereof and prior to the Closing, and all such Joinder Agreements shall be in full force and effect. The Company Shareholders, consisting of those Persons initially executing this Agreement on the date hereof and those Persons thereafter signing Joinder Agreements, shall constitute the holders of 100% of the Company’s issued and outstanding Company Shares.

(ix) 280G Waivers; 280G Shareholder Approval. Each Employee who might receive any payments or benefits described in Section 8.11(h) hereof shall have previously executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall continue to be in effect immediately prior to the Closing Date. With respect to any payments or benefits that otherwise would reasonably be expected to constitute “parachute payments” under Section 280G of the Code with respect to any Employees, such number of eligible Company Shareholders as is required by the terms of Section 280G of the Code shall have (a) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (b) shall have voted upon and disapproved such parachute payments, and as a consequence, such “parachute payments” shall not be paid or provided for in any manner pursuant to the 280G Waiver.

(x) Termination of Non-Continuing Employees. Each of the Non-Continuing Employees shall have been terminated and the Non-Continuing Employees listed in Schedule 3.3(b)(x) hereto shall have executed and not revoked a general release and waiver of claims.

(xi) Employment Agreements.

(A) Key Employees. As of the Closing Date, all of the Key Employees Employment Agreements entered into concurrently in connection with delivery of this Agreement shall be in full force and effect, and no such Key Employee shall have terminated, rescinded or repudiated his or her Key Employee Employment Agreement or notified Buyer or the Company of such person’s intention of leaving the employ of Buyer or its Subsidiaries following the Closing.

(B) Other Employees. At least [***] of the total number of Other Employees (A) shall have signed an employment agreement that is reasonably acceptable to Buyer, including Buyer’s Inventions and Proprietary Rights Assignment Agreement and Code of Conduct,

in each case effective on the first Business Day after the Closing Date, and (B) shall not have terminated his or her employment or service with the Company (or one of its Subsidiaries, as applicable) or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment or service with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, or with the Company, Buyer or one of their Subsidiaries following the Closing.

(xii) Non-Competition Agreements. The Non-Competition Agreements executed and delivered on the date of this Agreement by each Noncompete Party shall be in full force and effect as of the Closing, and no breaches, disputes or informal or formal repudiations by any Noncompete Party of his or her Non-Competition Agreement shall have occurred or be imminent or threatened.

(xiii) Resignation and Release Letters of Directors. Buyer shall have received a Director Resignation and Release Letter, in a form to be agreed between the Parties which will be attached hereto as Exhibit H (a “Director Resignation and Release Letter”), effective as of the Closing, of each director of the Company and its Subsidiaries.

(xiv) Legal Opinion. Buyer shall have received a legal opinion of Meitar, Law Offices, counsel to the Company, in a form to be agreed between the Parties prior to Closing, which will be attached to this Agreement as Exhibit I.

(xv) Payment Spreadsheet. Not less than three Business Days prior to the Closing Date, Buyer shall have received the Payment Spreadsheet.

(xvi) Company Net Working Capital Certificate. Not less than three Business Days prior to the Closing Date, Buyer shall have received from the Company the final Company Net Working Capital Certificate pursuant to Section 8.14.

(xvii) Statement of Transaction Expenses. Not less than three Business Days prior to the Closing Date, Buyer shall have received the Statement of Transaction Expenses.

(xviii) Accredited Investor/Regulation S Questionnaire. Buyer shall have received the executed Accredited Investor/Regulation S Questionnaire, attached hereto as Exhibit B, from each Company Shareholder (except for holders of Company 102 Shares), and all such Accredited Investor/Regulation S Questionnaires shall be in full force and effect.

(xix) Reserved.

(xx) Consents. The Company shall have received the Consents pursuant to Section 8.5, which shall not have been repudiated and shall be in full force and effect at the Closing.

(xxi) Reserved.

(xxii) Reserved.

(xxiii) Closing Certificates. Buyer shall have received the following:

(A) a certificate of the Chief Executive Officer of the Company, dated the Closing Date and in form to be agreed between the Parties prior to the Closing Date which will be attached as Exhibit J to this Agreement, certifying as to the matters set forth in Sections 3.3(b)(i) – (iv) (other than Sections 3.3(b)(i)(C), 3.3(b)(iv)(C) and 3.3(b)(iv)(D));

(B) a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date and in form to be agreed between the Parties prior to the Closing Date and which will be attached as Exhibit K to this Agreement, certifying (1) the Company Organizational Documents, (2) the resolutions adopted by the Board of Directors of the Company authorizing this Agreement, the Acquisition and the other transactions contemplated hereby, and (3) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby copies, of which actions shall be attached to such certificate; and

(C) a certificate from the Registrar of Companies of the State of Israel (the “Companies Registrar”) and each other state or other U.S. or non-U.S. jurisdiction in which the Company and any Subsidiary thereof is incorporated, each such certificate dated within ten Business Days prior to the Closing Date, certifying that the Company or its Subsidiary (as applicable) is not a “defaulting company” and/or is duly qualified to transact business and/or is in good standing (as applicable in each such jurisdiction).

(xxiv) Lock-Up Agreement. Buyer shall have received the executed Lock-Up Agreement from each Company Shareholder (except for holders of Company 102 Shares) with respect to such Company Shareholder’s portion of the Aggregate Stock Consideration, in a form attached hereto as Exhibit N (the “Lock-Up Agreement”).

(xxv) Reserved

(c) Additional Conditions to Obligations of Company Shareholders.

The obligations of the Company Shareholders to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(i) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement (A) shall have been true and correct as of the date of this Agreement and (B) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties that address matters as of a specified date, which shall be true and correct as of such date).

(ii) Covenants. Buyer shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by Buyer prior to or as of the Closing.

(iii) Escrow Agreement and Paying Agent Agreement. Buyer shall have delivered to the Company the Escrow Agreement and the Paying Agent Agreement, duly executed by Buyer.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article 4 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article 4, and (B) any other representations and warranties set forth in this Article 4 if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date), as follows:

4.1 Organization and Good Standing.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Israel, is not a “breaching company” as defined in the Israeli Companies Law 5759-1999, and has full corporate power and authority to conduct its business as currently conducted and as currently proposed to be conducted by it and to perform its obligations under all Contracts to which it is bound. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification except for such failures to be so duly qualified and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has Made Available true, correct and complete copies of the Company’s certificate of incorporation and Articles of Association, each as currently in effect (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect, and the Company is not in violation of (and has not previously violated) any provision of the Company Organizational Documents in any material respect. There are no entities that have been merged into or that otherwise are predecessors of the Company or any of its Subsidiaries. The operations now being conducted by the Company and any of its Subsidiaries are not and have never been conducted under any other name.

(c) Section 4.1(c) of the Disclosure Schedule contains a true, correct and complete list of the directors and officers of the Company as of the date hereof.

4.2 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each certificate and other instrument required hereby or thereby to be executed and delivered by the Company and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, each Related Agreement to which it is a party and each certificate and other instrument required hereby and thereby to be executed and delivered by the Company and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and its Board of Directors and no other corporate proceedings on the part of the Company (that have not been taken prior to the date hereof) are necessary to authorize this Agreement, each Related Agreement to which the Company is a party or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby. None of such actions by the Board of Directors of the Company have been amended, rescinded or modified. This Agreement, each Related Agreement to which it is a party and other instrument required hereby and thereby to be executed and delivered by the Company has been (or will be, when executed by the Company) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, Company Shareholders, Paying Agent (if applicable), the Escrow Agent (if applicable), the Representative and each other party thereto, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The Company has received (and delivered to Buyer) true, correct and complete copies of the Shareholder Consent approving the Company’s adoption of this Agreement upon the terms and subject to the conditions set forth in this Agreement, in accordance with, and as required by, the Company Organizational Documents. The Shareholder Consent was delivered by the holders of at least a majority of the Company Shares, including the holders of at least [***] of the issued and outstanding Company Preferred Shares, calculated on as converted basis (the “Requisite Majority”). The Shareholder Consent delivered by the Requisite Majority is the only approval of the Company Shareholders (in their capacity as such) necessary for the Company to adopt this Agreement, and no further vote or approval on the part of any Company Shareholders (in their capacity as such) will be required for the Company to approve or adopt this Agreement, the Related Agreements and each certificate and other instrument required hereby and thereby to be executed and delivered by the Company.

(c) The information furnished on or in any document mailed, delivered or otherwise furnished to the Company Shareholders in connection with this Agreement and the Acquisition did not contain, and will not contain, as of the date of such delivery and at or prior to Closing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading (except with respect to information provided or to be provided by Buyer for inclusion in such document).

(d) Except as set forth in Schedule 4.2(d) of the Disclosure Schedule, the Company Shareholders collectively are the record owners and, to the Company's Knowledge, beneficial owners of all of the issued and outstanding Company Shares.

4.3 Governmental Filings and Consents.

(a) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Related Agreements to which the Company or any of its Subsidiaries is a party or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for (i) consents or filings Buyer is required to make, (ii) consents or filings that have been previously obtained or made or that will be obtained or made prior to Closing in accordance with this Agreement, (iii) any filings with the Israeli Companies Registrar, which will be made following the Closing, (iv) the expiration or early termination of waiting periods under the HSR Act and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect the Company and would not prevent or materially alter or materially delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

(b) No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any Company Shares or other Company Securities, this Agreement, the Acquisition or any of the other transactions contemplated by this Agreement.

4.4 No Conflicts. The execution and delivery of this Agreement, each Related Agreement and each certificate and other instrument required to be executed and delivered by the Company or any of its Subsidiaries pursuant hereto, the compliance with the provisions of this Agreement, each Related Agreement and each certificate or other instrument required to be executed and delivered by the Company or any of its Subsidiaries pursuant hereto and thereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not:

(a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) any provision of the Company Organizational Documents;

(b) Conflict with any resolution adopted by the Company Shareholders, the Board of Directors or any committee of the Board of Directors of the Company or by the Company Shareholders, board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of any Subsidiary of the Company;

(c) Conflict with any material Contract, Permit, Lien or other interest to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are subject (including any IP Contracts);

(d) Conflict with any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

(e) result in the creation or imposition of any Lien upon any assets of the Company or any of its Subsidiaries or the Company Securities or the securities of its Subsidiaries (except for any created by Buyer or any Liens on the Company Securities created by any Company Securityholder).

(f) except for any regulatory approvals contemplated by this Agreement, give any Governmental Authority or other Person the right to challenge any of transactions contemplated by this Agreement, or to exercise any remedy or obtain any relief, under any Law to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of an aggregate of [***] Company Shares, consisting of (i) an aggregate of [***] Company Ordinary Shares, of which [***] are issued and outstanding, and none are held by the Company and considered dormant shares (minayot radumot) (as this term is defined under the Companies Law) and no other shares were held in treasury by the Company or by Subsidiaries of the Company, (ii) an aggregate of [***] Preferred A Shares, all of which are issued and outstanding, (iii) an aggregate of [***] Preferred B Shares, all of which are issued and outstanding, and (iv) an aggregate of 1,058,213 Preferred B-1 Shares, all of which are issued and outstanding. The Company has reserved [***] Company Ordinary Shares for issuance under the Company Stock Plans (excluding all Ordinary Shares that has been issued upon exercise of Company Options prior to the date hereof), and an aggregate of [***] Company Ordinary Shares are issuable upon the exercise of Company Options outstanding as of the date hereof.

(b) All of the issued and outstanding Company Shares and other Company Securities have been offered, issued and sold by the Company in compliance in all material respects with all Israeli, U.S. federal and applicable U.S. state securities Laws and applicable Contracts. Except as set forth in this Section 4.5(b)(i) of the Disclosure Schedule, no Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Company Shares or Company Securities from the Company is authorized or outstanding. Except as set forth in this Section 4.5(b)(ii) of the Disclosure Schedule, the Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any Company Securities or any subscription, warrant, option, convertible security or other right or to issue or distribute to holders of any Company Securities. Except as set forth in the Company’s Articles of Association, the Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any Company Shares or Company Securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company has not made or delivered any oral or written communications to the employees or contractors of the Company with respect to any payment arising out of the transactions contemplated by this Agreement except to the extent such communications were required for exercise of any rights granted to them pursuant this Agreement or for the fulfillment by the Company of its obligations in accordance with this Agreement, any Related Agreement, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby. The Company has never declared or paid any dividends on the Company Shares and there are no declared or accrued but unpaid dividends with respect to any Company Shares. Except as set forth in Section 4.5(b)(iii) of the Disclosure Schedule there are no agreements, written or oral, between the Company and any holder of its securities or others, or, to the Knowledge of the Company, among any holders of its securities, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the Company Shares. Except as set forth on Section 4.5(b)(iv) of the Disclosure Schedule, there are no irrevocable proxies and no voting agreements with respect to the Company Shares or any other equity or voting interest in the Company and there are no other Contracts that contain any information rights, financial statement requirements or other terms with respect to the Company Securities that would survive the Closing unless terminated or amended prior to the Closing.

(c) All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to, or issued in violation of, any preemptive or similar rights, repurchase options, forfeiture provisions, restrictions on transfer, call right, rights of first refusal or similar rights, other than such rights, provisions or restrictions set forth in the Articles of Association and the Company Stock Plans, and (ii) are held legally and of record by the Company Shareholders set forth on Exhibit A. After the Closing, Buyer will own legally, beneficially and of record all of the issued and outstanding Company Shares. Exhibit A contains a true, correct and complete list of all of the Company Shareholders, setting forth the Company Shares held by each Company Shareholder.

(d) Section 4.5(d)(i) of the Disclosure Schedule contains a true, correct and complete list of all persons who, at the close of business on the date of this Agreement, hold outstanding Company Options, indicating, with respect to each Company Option, the number of Company Ordinary Shares issuable upon the exercise of such Company Option, the plan from which such Company Option was granted, the country and state of residence of such holder and the exercise price, date of grant, vesting schedule, including the extent to which the vesting of such Company Option will be accelerated by the consummation of the Acquisition and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition and whether granted as an Incentive Stock Option or a Non-Qualified Incentive Stock Option, or under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to Company Options granted under Section 102 whether it was decided to treat such option under the capital gain route or ordinary income route. True, correct and complete copies of all material tax rulings, opinions, written correspondence and filings with the ITA relating to the Company Stock Plans and any awards thereunder have been Made Available. Except as set forth in Section 4.5(d)(ii)(1) of the Disclosure Schedule, all Company Options issued to individuals in the United States have been granted or issued at an exercise price equal at least to the fair market value of the underlying Company Ordinary Shares, as determined by the Board of Directors of the Company at the date of grant or issuance, and none of the Company Options constitute “deferred compensation” under Section 409A of the Code. True, correct and complete copies of each Company Stock Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Company Option and the Company Ordinary Shares purchased under such plan) have been Made Available, and such plans and Contracts have not been amended, modified or supplemented since being Made Available, and there are no Contracts or legally binding understandings to which the Company is a party, to amend, modify or supplement such plans or Contracts in any case from those Made Available (except as provided for explicitly in this Agreement). Except as set forth in Section 4.5(d)(ii)(2) of the Disclosure Schedule, All Company Options granted pursuant to Section 102 of the Israel Tax Ordinance were granted under an employee option plan deemed approved, or not rejected within 30 days from filing, by the ITA under the capital gains route of Section 102 of the Israel Tax Ordinance, and comply in all material respects with the requirements of Section 102 and the rules and regulations promulgated and qualify for treatment under the capital gain route thereunder, and were duly and timely deposited in accordance with the provisions of Section 102 of the Israel Tax Ordinance with the 102 Trustee and no Action has been threatened against the Company (nor is the Company aware of a reasonable basis for an Action against the Company) with respect to the failure of the Company to comply with such requirements. The terms of the Company Stock Plans permit the treatment of Company Options as provided in this Agreement, without notice to, or without the consent or approval of, the holders of such securities, the Company Shareholders or otherwise. Except as set forth in Section 4.5(d)(iv) of the Disclosure Schedule, no benefits or outstanding Company Options under any of such Company Stock Plans will accelerate in connection with this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition.

(e) Each Company Preferred Share is convertible into one Company Ordinary Share. The consideration for which each Company Share and each Company Security will be exchanged pursuant to this Agreement, the allocation of the Total Consideration pursuant to the Payment Spreadsheet and the reduction of the amounts payable to the Company Shareholders at Closing by the Escrow Fund and the Representative Expense Fund, in each case, conforms to the terms of the Company Organizational Documents, and no Company Shareholder, holder of Company Securities or other Person shall be entitled to receive any different or additional amount in connection with the Acquisition in order for all Company Shares and Company Securities to be transferred to Buyer pursuant to this Agreement other than as provided herein. Except as set forth in Section 4.5(e) of the Disclosure Schedule, the Original Issue Price for each Company Share is as set forth in the Articles of Association and has not been adjusted. The Company has never redeemed, repurchased or otherwise reacquired any Company Shares and has not paid any amounts to the holders of Company Shares pursuant to the Articles of Association.

(f) There are neither any Company Ordinary Shares nor any Company Preferred Shares that have been issued by the Company to any individual that are subject to a right of repurchase by the Company or other similar risk of forfeiture to the Company (whether pursuant to a Share Restriction Agreement executed in connection with or at any time following the issuance of such Company Ordinary Shares or otherwise), as of immediately prior to the Closing, and are not released from such right of repurchase or other restriction in connection with or as a result of the Closing.

(g) No Person other than the Persons and in the amounts shown in the Payment Spreadsheet will be entitled to receive any payment or consideration with respect to the Company Securities. The allocation of Total Consideration among the holders of Company Securities outstanding immediately prior to the Closing in the manner contemplated by Section 2 is in all respects consistent with, and determined in accordance with, the applicable provisions of the Company Organizational Documents and any applicable Contract in effect by which the Company or any of its Subsidiaries is bound.

(h) Section 4.5(i) of the Disclosure Schedule identifies each Employee, Contractor or other Person with an offer letter, other employment Contract or other arrangement, in each case, as currently in effect, that contemplates a Promised Company Option or promises any other equity awards with respect to Company Shares, which outstanding promised options or other equity awards have not been granted as of the date of this Agreement, together with the number of such Promised Company Options or other equity awards and any promised terms thereof.

(i) Except as set forth in Section 4.5(j) of the Disclosure Schedule, no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

4.6 Subsidiaries.

(a) Section 4.6(a) of the Disclosure Schedule lists the name and jurisdiction of formation of each corporation, limited liability company, partnership, association, joint venture or other business entity in which the Company owns any shares or any similar interest. Except for the Subsidiaries of the Company set forth in Section 4.6(a) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as currently conducted and as currently proposed to be conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it, requires such qualification except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect. All of the issued and outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company free and clear of any Liens, and none of such outstanding equity interests has been issued in violation of or subject to any preemptive or similar rights, purchase option, call right or right of first refusal.

(c) The Company has Made Available true, correct and complete copies of the organizational documents of each Subsidiary of the Company, each as currently in effect. The organizational documents of each Subsidiary of the Company are in full force and effect, and no Subsidiary of the Company is in material violation of any provision of its organizational documents.

(d) Section 4.6(d) of the Disclosure Schedule contains a true, correct and complete list of the directors and officers of each Subsidiary of the Company as of the date hereof.

4.7 Financial Statements.

(a) True, correct and complete copies of the following financial statements of the Company and its Subsidiaries have been Made Available to Buyer: (i) the audited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2019 and for the twelve-month period ended December 31, 2019, (ii) the unaudited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2019 and for the twelve-month period ended December 31, 2019 and (ii) the unaudited consolidated balance sheet as of December 31, 2020 (the “Balance Sheet Date” and such balance sheet, the “Current Balance Sheet”) and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2020 and for the twelve-month period ended December 31, 2020 (collectively with the items set forth in subsections (i) and (ii), the “Financial Statements”). The Financial Statements (A) are derived from and in accordance with the books and records of the Company and its Subsidiaries, (B) Except as set forth in Section 4.7(a) of the Disclosure Schedule, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other except that may be indicated in the notes thereto, (C) fairly present, in all material respects, the consolidated financial condition of the Company as of the dates therein indicated and the consolidated results of income and cash flows of the Company for the periods therein specified, and (D) are true, correct and complete in all material respects.

(b) The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(c) The Company has in place systems and processes (including the maintenance of proper books and records) that (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements prepared in accordance with GAAP as consistently applied by the Company in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company, its officers, nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place revenue recognition methods consistent with GAAP. The current internal operating systems and networks (hardware and software) of the Company and the Subsidiaries are adequate to conduct the business of the Company and its Subsidiaries as presently conducted without additional capital expenditures.

(d) Section 4.7(d) of the Disclosure Schedule sets forth a true, correct and complete list of each item of Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement. Except as set forth on Section 4.7(d) of the Disclosure Schedule, no Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on any of its assets. With respect to each item of Indebtedness, none of the Company or any of its Subsidiaries is in material default and no payments are past due. None of the Company or any of its Subsidiaries has received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of Indebtedness. Except as set forth on Section 4.7(d) of the Disclosure Schedule, neither the consummation of the Acquisition or any other transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any Related Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness. Except as set forth in Section 4.7(d) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and none of the Company or any of its Subsidiaries has guaranteed any other obligation of any other Person.

4.8 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or unknown, or on- or off-balance sheet (in each case whether or not such item would be required to be reflected on a balance sheet in accordance with GAAP), except for those that (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practice since Balance Sheet Date and prior to the date hereof, or obligations which are expressly set forth under Contracts Made Available that were made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP and that do not arise out of or are in connection with any breach of or event of default under any Contract or Law, (c) have arisen since the date hereof and do not arise from a violation of Section 7.1 or Section 7.2 hereof, (d) are classified as Transaction Expenses, or (e) are set forth on Section 4.8 of the Disclosure Schedule.

4.9 Absence of Changes. Since the Balance Sheet Date through the date hereof, (a) no Company Material Adverse Effect has occurred, (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any material assets of the Company or any Subsidiary (whether or not covered by insurance) and (c) neither the Company nor any Subsidiary has taken any action that would be prohibited by Section 7.1 or Section 7.2 if taken, without Buyer’s consent, after the date hereof.

4.10 Taxes.

(a) The Company and its Subsidiaries have prepared and timely (subject to applicable extensions) filed all material required U.S. federal, state, local, and non-U.S. (including Israeli) Tax Returns relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations, and such Tax Returns are true, correct and complete and have been completed in accordance with applicable Law in all material respects.

(b) The Company and its Subsidiaries have (i) timely paid all material Taxes (whether or not shown on any Tax Return) they are required to pay, other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings, as set forth in Section 4.10(b)(i) of the Disclosure Schedule, and (ii) except as set forth in Section 4.10(b)(ii) of the Disclosure Schedule, have compiled with all applicable legal requirements relating to the payment, reporting and withholding of Taxes (including in connection with payment in kind and issuance of any security in the Company) and timely paid or withheld with respect to their employees, consultants, shareholders, lenders, contractors and other third parties (and timely paid over any withheld amounts to the appropriate Taxing Authority) all U.S. federal, state and local and non-U.S. (including Israeli) income taxes, Federal Insurance Contribution Act amounts, Medicare amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any non-U.S. Law), whether or not such payments are in connection with (or shown on) any Tax Return. The Company and each of its Subsidiaries have complied in all material respects with, and their records contain all information and documents necessary to comply with, all requirements of applicable Law relating to information reporting and other similar filing requirements.

(c) Except as set forth in Section 4.10(c)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries (for which there is no accrual or reserve on the Current Balance Sheet), nor has the Company or any of its Subsidiaries executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. Except as set forth in Section 4.10(c)(ii) of the Disclosure Schedule, no power of attorney that is currently in force has been granted by or with respect to the Company or any of its Subsidiaries in connection with any matter relating to Taxes.

(d) Except as set forth in Section 4.10(d) of the Disclosure Schedule, (i) no audit or other examination of or proceeding with respect to any Tax Return or Taxes of the Company or its Subsidiaries is presently in progress and to which the Company or its Subsidiaries are party,, nor has the Company or any of its Subsidiaries been notified of any request for, or commencement of, such an audit, examination or proceeding, nor is any such audit, examination or proceeding pending, proposed or threatened to the Knowledge of the Company. No adjustment relating to any Tax Return filed by the Company or its Subsidiaries has been proposed by any Taxing Authority to the Company, any of its Subsidiaries or any representative thereof, (ii) no issue has been subject to a discussion held between the Company or any of its Subsidiaries and a Taxing Authority, or has been raised in writing by a Taxing Authority, in any prior examination of the Company or any of its Subsidiaries, and (iii) no written claim has ever been made that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. To the Company’s

Knowledge, there are no jurisdictions in which the Company or any of its Subsidiaries is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns.

(e) Except as set forth in Section 4.10(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable (other than automatic extensions approved in the ordinary course of business); (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable. Neither the Company nor any of its Subsidiaries has entered into any agreement or other arrangement with any Governmental Authority that requires it to take any action or to refrain from taking any action relating to Taxes.

(f) Other than the Company’s election regarding the Section 102 capital gains track, the Company has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(g) All books and records which the Company and its Subsidiaries are required to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority to the transfer pricing of any transaction) have been duly kept in accordance with all applicable legal and tax requirements and are available for inspection at the premises of the Company.

(h) The U.S. federal income tax classification of the Company and each of its Subsidiaries is as listed on Section 4.10(h) of the Disclosure Schedule. No election under United States Treasury Regulations Section 301.7701-3 with respect to the federal income tax classification of the Company or any of its Subsidiaries has been made.

(i) The Company has never been at any time a “real property” Company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain and Purchase) 1963.

(j) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes as of the Balance Sheet Date that had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, filed or substantially prepared any amended Tax Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

(k) The Company has Made Available to Buyer copies of all material Tax Returns (including amended Tax Returns), examination reports, statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, Tax opinions and legal memoranda, tax audit reports, letter rulings, arrangements with any Tax authority and similar documents relating to the

Company and each of its Subsidiaries for all Tax years on which statute of limitations has yet to set upon, including any Tax ruling obtained from the ITA. There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any of its Subsidiaries may be liable that could affect the Company’s or any such Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(l) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes other than Liens for Taxes not yet due and payable.

(m) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return or a Tax Return under similar state, local or non-U.S. Tax laws, (ii) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount pursuant to such an agreement, (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law or otherwise and (iv) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(o) No Subsidiary of the Company is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) Except as set forth in Section 4.10(p) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has participated in a “Listed Transaction” or “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treas. Reg. § 1.6011-4(b), has undertaken any transaction which requires special reporting under Sections 131(g), 131D or 131E of the Israel Tax Ordinance and the Israel Income Tax Regulations (Planning Requiring Reporting) 2006 promulgated therein, including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service or the ITA has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2) or as a reportable transaction pursuant to the Israel Tax Ordinance and the regulations promulgated therein. The Company and each of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law).

(q) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of being treated as a resident of or having a permanent or fixed establishment, branch, residence or other taxable presence, or other fixed place of business in that country. Neither the Company nor any of its Subsidiaries is liable for any Tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(r) Except as set forth in Section 4.10(r) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance and have always been compliant with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property)

provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and section 85A of the Israel Tax Ordinance. Any studies prepared by the Company or any of their advisors with respect to any such related party transactions subject to section 85A of the Israel Tax Ordinance have been Made Available.

(s) Except as a result of the consummation of the Acquisition and the other transactions contemplated hereby, there currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits or other similar items of the Company or any of its Subsidiaries under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code, or (v) the Treasury Regulations under Section 1502 of the Code. There is no deferred gain or loss allocable to the Company or any of its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any comparable provision of state, local or non-U.S. Tax Law. Neither the Company nor any of its Subsidiaries has engaged in a transaction that is subject to the dual consolidated loss rule of Section 1503(d) of the Code.

(t) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of: (i) any change in method of accounting made prior to the Closing, including under Section 481 or Section 263A of the Code (or any similar provision of applicable Tax law); (ii) any closing agreement as described in Section 7121 of the Code (or any similar provision of applicable Tax law) executed prior to the Closing; (iii) any deferred intercompany gain or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of applicable Tax law) arising from transactions occurring on or prior to the Closing; (iv) any intercompany transaction effectuated or entered into on or prior to the Closing; (v) any installment sale or open transaction disposition made on or prior to the Closing; (vi) any prepaid amount received on or prior to the Closing or (vii) any election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Closing.

(u) None of the outstanding Indebtedness of the Company or any of its Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code or under any other provision of applicable Law.

(v) Neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has it had operations which are or may hereafter become reportable under Section 999 of the Code.

(w) None of the Company Shares are “covered securities” within the meaning of Treasury Regulations §1.6045-1(a)(15).

(x) There is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee or Contractor, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code. No payment or benefit which has been, will be or may be made with respect to any Employee or Contractor will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (whether contingent or otherwise). There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party or by which it is bound to compensate any Employee or Contractor for excise Taxes paid pursuant to Section 4999 of the Code.

(y) Except as set forth in Section 4.10(y) of the Disclosure Schedule, the Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company was not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance, in all material respects, with Section 409A of the Code. No stock option or other right to acquire Company Shares or other equity of the Company granted to any Person who is subject to U.S. Tax Law (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (determined in a manner consistent with Section 409A of the Code), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements.

(z) The Company has no tax or other incentive granted to or enjoyed by the Company and its Subsidiaries under the laws of the State of Israel or any other jurisdictions including any Tax exemption, Tax holiday or other Tax reduction agreement, incentive, order or other special regime, and including any grants, incentives, exemptions, tax reliefs and subsidies from (i) the Investment Center (the Israeli Authority for Investments and Development of the Industry and Economy) (the “Investment Center”), (ii) the BIRD Foundation and any other similar governmental or government-related entity, and (iii) the Fund for the Encouragement of Marketing. The Company has no Beneficial Enterprise filings and/or Approved Enterprise approvals under the Israel Law for the Encouragement of Capital Investment, 1959.

(aa) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israel Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(bb) The Company Stock Plans qualify as a capital gains route plans under Section 102(b)(2) of the Israel Tax Ordinance (a “102 Plan”) and have received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Company 102 Securities were issued under a 102 Plan and were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Israel Tax Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Company 102 Securities only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents, the appointment of an authorized trustee to hold the Company 102 Securities, and the due deposit of such Company 102 Securities with such trustee pursuant to the terms of Section 102 of the Israel Tax Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable.

(cc) In relation to goods and services tax or value added or other similar Tax, the Company and each of its Subsidiaries:

(i) to the extent required, has been duly registered for the purpose of value added tax, as defined in the Law concerning value added taxes in Israel, and are taxable persons;

(ii) has complied with all statutory requirements, Orders, provisions, directives or conditions concerning value added taxes and/or sales tax or indirect taxation, except as set forth in Section 4.10(cc)(ii) of the Disclosure Schedule;

(iii) has not been required by the relevant authorities of customs and excise to give security;

(iv) has collected and timely remitted to the relevant Taxing Authority all output value added tax which they were required to collect and remit under any applicable law;

(v) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, and other transactions and imports made by;

(vi) has not received a refund for input value added tax for which they are not entitled under any Applicable Law; and

(vii) none of the Company’s Subsidiaries, which are non-Israeli residents, has ever been, or currently is, required to effect Israeli VAT registration.

4.11 Property.

(a) Neither the Company nor any Subsidiary owns any real property or has ever owned any real property, nor is the Company or any Subsidiary obligated or bound by any options, obligations or rights of first refusal or Contracts to sell, lease out or acquire any real property.

(b) Section 4.11(b)(i) of the Disclosure Schedule contains a true, correct and complete list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Premises”), the name of the lessor, the date and term of the Real Property Lease, the location of the Leased Premises. The Company has Made Available true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees). The Company and any of its Subsidiaries have adequate rights to use and possess the Leased Premises for the conduct of business as presently conducted, and the execution and delivery of this Agreement will not Conflict with any Real Property Leases. The Real Property Leases are each in full force and effect and are valid and binding obligations of the Company or one of its Subsidiaries, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity, whether asserted in a proceeding in equity or at law, and neither the Company nor any of its Subsidiaries are in material breach of or default under, nor have they received written notice of any breach of or default under, any Real Property Lease and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the

Company, any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries have transferred, assigned or pledged any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. The Company or one of its Subsidiaries currently occupies all of the Leased Premises for the operation of its business, and there is no other person or entity with a right to occupy the Leased Premises. The Leased Premises and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. Neither the whole nor any part of any Leased Premises is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. The operations of the Company and each of its Subsidiaries does not, nor to the Knowledge of the Company, does any Leased Premises violate in any material respect any applicable building code, zoning requirement or other Law relating to such property or operations thereon. The Company and each of its Subsidiaries has performed in all material respects its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any outstanding claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

(c) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leases of properties and assets, a valid leasehold interest in, all tangible properties and assets that are used by the Company to conduct all of the businesses and operations of the Company and its Subsidiaries as currently conducted, including all properties and assets reflected on the Current Balance Sheet or acquired after the Balance Sheet Date, and none of such properties or assets is subject to any Lien (other than those of the lessors of such properties or assets).

(d) The material items of equipment, fixtures and other tangible assets owned or leased by the Company or any Subsidiary are (i) adequate for the uses to which they are being put and for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) in good operating condition and are reasonably maintained, subject to normal wear and tear.

(e) The tangible assets owned, leased or licensed by the Company and its Subsidiaries collectively constitute all of the tangible properties, rights, interests and other tangible assets used in or necessary to enable the Company and each Subsidiary to conduct its business in the manner in which such business is currently being conducted.

4.12 Intellectual Property.

(a) Company Products. Section 4.12(a) of the Disclosure Schedule contains a true, correct and complete list of all products and services developed (including products and services not yet made generally available by the Company or any of its Subsidiaries but for which development is in progress), made commercially available, marketed, distributed, licensed out or sold by or on behalf of the Company or any of its Subsidiaries since its inception.

(b) Registered IP. Section 4.12(b) of the Disclosure Schedule contains a true, correct and complete list of: (i) all Company Registered IP indicating for each item other than with respect to Domain Names within Company Registered IP (the “Company Domain Names”) the registered owner, filing date, expiration date, registration or application number and the applicable filing jurisdiction and, for Company Domain Names, indicating the legal owner, current registrant, applicable registrar and the registration renewal date applicable registrar and the registration renewal date, (ii) any Actions before any Governmental Authority to which the Company or any of its Subsidiaries is a party or in which claims were raised relating to the validity, enforceability, scope, ownership or infringement of any Company Registered IP and (iii) any actions that must be taken by the Company within 90 days following the Closing Date with respect to the Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. All necessary registration, maintenance and renewal fees in connection with Company Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with Company Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the relevant Governmental Authority in the U.S., Israel and other applicable jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each assignment of Registered IP to the Company by a third Person that is Company Registered IP with each relevant Governmental Authority.

(c) Ownership; Enforceability; Assignments. All Company IP is owned solely and exclusively by the Company, and that ownership is and will be free and clear of any Liens. The Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in Company IP (including the right to seek past and future damages with respect thereto) to the Company that did not automatically vest in the Company. Except as set forth in Section 4.12(c) of the Disclosure Schedule, all Company IP is enforceable and, to the Company’s Knowledge, all Company Registered IP is valid. To the Company’s Knowledge and except as set forth in Section 4.12(c) of the Disclosure Schedule, there are no facts or circumstances that would render any Company Registered IP invalid or any Company IP unenforceable or that would constitute fraud or a misrepresentation with respect to any Company IP or that would otherwise affect the enforceability thereof. Except as set forth on Section 4.12(c) of the Disclosure Schedule, no third party that has licensed or otherwise granted rights under Intellectual Property to the Company or any of its Subsidiaries has or has claimed ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries to that Intellectual Property. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company.

(d) Transferability and Export. All Company IP (including Source Code thereof) is and, immediately following Closing, will be fully transferable, alienable, licensable and may be exported out of Israel by the Company, one of its Subsidiaries or Buyer without restriction, obligation or payment of any kind (excluding applicable Taxes) and without approval of any third Person, including any Governmental Authority.

(e) Transfer. Neither the Company nor any of its Subsidiaries has: (i) transferred full or partial ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that are or were Company IP to any other Person; or (ii) permitted the Company’s or any of its Subsidiaries’ rights in any Intellectual Property that are or were Company IP to lapse. Except as set forth in Section 4.12(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has distributed or made available any Company Product except pursuant to a valid and enforceable license agreement.

(f) IIA. None of the Company IP or any Company Products (including any products or services under development), or any Intellectual Property under development by Company, directly or indirectly, is based upon, uses or incorporates any Intellectual Property or Intellectual Property Rights that were developed using funding provided by the IIA, nor does the IIA or any other Governmental Authority have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company IP or Company Products. Without limiting the generality of the foregoing, each item of Company IP is and will be freely transferable, conveyable, licensable and/or assignable by the Company and/or a Subsidiary of the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed by the IIA or any other Governmental Authority, or by virtue of the Innovation Law.

(g) No Infringement or Disputes. The operation of the business of the Company and its Subsidiaries as previously conducted, as currently conducted and as currently contemplated to be conducted by the Company and its Subsidiaries, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, provision, distribution, delivery, sale and licensing out of any Company Product has not and does not: (i) infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Person; or (ii) constitute unfair competition or trade practices under applicable Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received a written, or to the Knowledge of the Company, oral notice from any Person claiming that the operation of the business of the Company or any of its Subsidiaries, any Company Product or Company IP infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor is there any basis therefor). Neither the Company nor any of its Subsidiaries has received any invitation or offer from any Person to obtain a license to any Intellectual Property (such as a letter from a patent owner suggesting that the Company Product may be covered by the patent and offering to enter into a license agreement). Except as set forth in Section 4.12(g), neither the Company nor any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify or hold any Person harmless, or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement, misappropriation or other violation of the Intellectual Property Rights of any Person. There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any third Person, on the other hand, with respect to the Company Products or Company IP under which there is any material dispute, including any dispute: (x) regarding the scope of such Contract; (y) with respect to any payments to be made or received by the Company or any of its Subsidiaries; or (z) otherwise relating to any party’s performance under such Contract.

(h) Sufficiency. The Company IP together with the rights to Intellectual Property granted to the Company or its Subsidiaries pursuant to the Contracts listed in Section 4.13(a)(xi) or the Non-Scheduled In-Licenses constitute all the Intellectual Property: (i) used, practiced, exploited in or necessary to the conduct of the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted including, with respect to the Company Products, all work product and output resulting from or developed by the Company or its Subsidiaries (alone or in concert with a third Person) pursuant to its provision of services to any third Person; and (ii) sufficient for the Company and its Subsidiaries to operate such business immediately after the Closing Date in substantially the same manner as such business is currently conducted.

(i) Third Party Infringement. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company IP. Neither the Company nor any of its Subsidiaries has brought any Actions before any Governmental Authority against any Person with respect to Company IP. The Company or a Subsidiary of the Company has the sole and exclusive right to bring a claim or suit against a third Person for infringement, misappropriation or other violation of any Company IP and to collect any damages or other amounts payable by such third party to the Company or a Subsidiary of the Company as a result thereof.

(j) Transaction. Neither the execution of this Agreement or the Related Agreements nor the consummation of the transactions contemplated by this Agreement or the Related Agreements, to which the Company or any of its Subsidiaries is a party, will cause or result in Buyer, the Company or any of their respective Subsidiaries or Affiliates (i) granting to any third Person any right to or with respect to any Intellectual Property; (ii) being bound by, or subject to, any non-compete, exclusivity provision, right of first offer or refusal or other material restriction on the operation or scope of their respective businesses, except as set forth in Section 4.12(j) of the Disclosure Schedule; or (iii) being obligated to pay any royalties or other fees or consideration, or offer any discounts, to any third Person in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated in each case, except to the extent resulting from agreements entered into between Buyer or its Affiliate (as of prior to the Closing) and any third Person prior to Closing.

(k) Protection of Trade Secrets. Each of the Company and its Subsidiaries has taken all reasonable measures required or necessary to protect the confidentiality of its Confidential Information and trade secrets and the Confidential Information and trade secrets of any third Person provided or made available to the Company or any of its Subsidiaries. Except as set forth in Section 4.12(k) of the Disclosure Schedule, there has been no loss of, or any unauthorized access to or disclosure of, such Confidential Information or trade secrets.

(l) Proprietary Information Agreements. The Company and each of its Subsidiaries has, and enforces, a policy requiring each then-current Employee and then-current Contractor of the Company or any of its Subsidiaries and Company’s founders, in each case, that is or was involved in the research, development, conception, creation or reduction to practice of Intellectual Property for the Company or any of its Subsidiaries (collectively, the “IP Contributors”) to execute a proprietary information, confidentiality and invention assignment Contract in the form(s) Made Available to Buyer (each a “Proprietary Information Agreement”) and no material deviations were made by the applicable IP Contributors to their respective Proprietary Information Agreements. The Company has not received any written claims of third parties (including current and former IP Contributors or their current or former employers) and to the Knowledge of the Company, no oral claims alleging ownership of any Company IP. All amounts payable, whether under Contract or applicable Law, by the Company or its Subsidiaries to all IP Contributors have been paid in full, and all current and former IP Contributors have expressly and irrevocably waived, to the fullest extent permissible under applicable Law, the right to receive additional compensation for such Intellectual Property or Intellectual Property Rights, including with respect to Employees of the Company, any right to receive compensation in connection with “Service Inventions” (in connection with Employees, under Section 134 of the Israeli Patent Law-1967) or under any other similar provision under any applicable Law of any applicable jurisdiction. All current and former IP Contributors have executed such a Proprietary Information Agreement ensuring that all such Intellectual Property is owned exclusively by the Company. All current and former IP Contributors have, to the fullest extent permitted under applicable Law, explicitly waived any and all Moral Rights with respect to the Company IP. No current or former IP Contributor has developed any Intellectual Property for the Company while being subject to any Contract or other obligation (including academic regulations or military ordinances) under which such IP Contributor has assigned or otherwise granted or is obligated to assign or otherwise to any third party any rights (including Intellectual Property Rights) in or to such Company IP. No Employee has excluded any Intellectual

Property Right used in or necessary for use in the business of the Company and its Subsidiaries from any assignment of, or agreement to assign, Intellectual Property Rights to the Company. Except as set forth in Section 4.12(k)(i) of the Disclosure Schedule, no current or former IP Contributor has performed services for the government, for the government-owned institution or branch, including the Israeli Defense Force, for a university, hospital, college or other educational institution or for a research center while such IP Contributor was also performing services for the Company or any or its Subsidiaries.

(m) No Malicious Software. None of the Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code software routines or hardware components designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) damaging or destroying any data or file without the customer’s specific consent; (iii) sending information to the Company, a Subsidiary of the Company or any third party without the customer’s specific consent; or (iv) cause the Company Products to not be able to be used in the full manner contemplated in the applicable documentation (clauses “(i)”, “(ii)” and “(iii)” collectively, “Contaminants”). The Company and its Subsidiaries use industry standard measures exercised by similarly situated companies, which measures are no less than reasonable, to prevent the introduction of Contaminants into Company Products. None of the Company Products: (1) constitutes or is considered “spyware” or “trackware” as such term is commonly understood in the software industry; (2) is installed on a customer’s computer without their knowledge; (3) records customer’s actions without their knowledge; (4) employs a user’s or customer’s Internet connection without their knowledge to gather or transmit information on the customer or their behavior; or (5) will load whenever a browser starts or share the browser’s memory context. For the purposes of this paragraph, “without customer’s knowledge” includes, but is not limited to: (x) without explicitly informing the customer; or (y) without being expected by a reasonable customer, even if the text of a license agreement, help file, or other user information file does explicitly inform such customer. For purposes of this Section 4.12(m), “customer” includes paid and unpaid customers (such as potential customers under evaluation or proof of concept agreements) and other users of the Company Products (if any).

(n) No Order. No Company IP or Company Product is subject to any proceeding, Order, settlement Contract, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or, with the limited exception of Open Source disclosed in Section 4.12(o) of the Disclosure Schedule and Shrink-Wrap Code, may affect the validity, use or enforceability of such Company IP or Company Product.

(o) Open Source. Section 4.12(o)(i) of the Disclosure Schedule contains a true, correct and complete list of all Open Source that has been incorporated into or used in the development, testing or delivery of any Company Product or Company IP in any way and describes the manner in which such Open Source was incorporated or used with respect to the Company Products and Company IP and indicates whether (and, if so, how) the Open Source was modified and/or distributed by the Company and whether (and if so, how) such Open Source was incorporated into and linked in any Company IP). Neither the Company, nor any of its Subsidiaries, or any Person acting on any of their behalves, has used Open Source in a manner that would or could: (i) require the disclosure or distribution in source code form of any portion of any Company Product or Company IP; (ii) require the licensing of any portion of any Company Product or Company IP for the purpose of making derivative works; (iii) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any portion of any Company Product or Company IP; (iv) impose any restriction on the consideration to be charged for the marketing, licensing, distribution or otherwise making available of any Company Product or Company IP; (v) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Company IP or Company IP or grant, or purport to grant, to any third Person, any rights or immunities pursuant to or from any Company Product or Company IP; or (vi) impose any other material limitation, restriction or condition on the right of the Company or any of its Subsidiaries to use, hold for use, license, host, distribute or otherwise make available or dispose of any Company Product or Company IP, and the Company and its Subsidiaries have no plans to do any of the foregoing. Each of the Company and its Subsidiaries has been at all times and is currently in compliance with all material terms of the licenses for Open Source applicable thereto. Neither Company nor any of its Subsidiaries, nor any Employee or Contractor acting on their behalf, has made available any Company Product or Company IP under an Open Source License or contributed any Company Product or Company IP to an Open Source project.

(p) Source Code. Neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalves has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company IP, other than to Employees or Contractors bound by Proprietary Information Agreements. No Person other than an Employee or Contractor bound by a Proprietary Information Agreement has accessed or obtained any Source Code that is Company IP. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) has or is reasonably expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company IP.

(q) Government Funding. No funding from any Governmental Authority, nor any facilities or resources of a university, hospital, military, college, other educational institution or research center or funding from governmental third parties was used in the development of the Company IP, and no Governmental Authority, university, hospital, military, college, other educational institution or research center, or other third party has any claim or right in or to the Company IP. Section 4.12(q) of the Disclosure Schedule provides a true, complete and correct list all pending and outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any foreign Governmental Authority, granted to the Company and any of its Subsidiaries including any grant of Approved Enterprise Status from the Investment Center (collectively, “Government Grants”). The Company and its Subsidiaries have not received any funding, incentives or other support, directly or indirectly, from the IIA. The Company and its Subsidiaries do not have nor ever had any ongoing reporting, financial or other obligations toward the IIA pursuant to the Innovation Law, nor will any such obligations be triggered as a result of the transactions contemplated by this Agreement.

(r) Encryption and Other Restricted Technology. The business of the Company and its Subsidiaries as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under applicable Laws, and to conduct its business as currently conducted, neither the Company nor any of its Subsidiaries is or has been under any obligation to obtain any approvals from the U.S. Bureau of Industry and Security or any licenses from the Israeli Ministry of Defense or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology, all other than as set forth on

Section 4.12(r)(i) of the Disclosure Schedule. Except as set forth on Section 4.12(r)(ii) of the Disclosure Schedule, the Company and its Subsidiaries have obtained all licenses and other approvals required for its use, development, commercialization, imports and exports of products, software and technologies which may involve the use or engagement in encryption technology, or may involve any other technology whose development, commercialization, import or export is restricted or otherwise regulated under Israeli, United States or other applicable jurisdiction laws or regulations, including Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007, if and as applicable and the Company and its Subsidiaries have at all times been in compliance, and are in compliance with, all such approvals and licenses listed on Section 4.12(r)(iii) of the Disclosure Schedule and all such approvals and licenses are in full force and effect. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals. The Company and each of its Subsidiaries has developed and/or develops, used and/or uses and commercialized and/or commercializes the Company Products and conducted and/or conducts its import and export transactions, including all downloads of Company’s software, all transfers of software code (in binary or source code forms), and all transfers of technology including to the Company’s third party developers, in accordance in all material respects with applicable provisions of Israel, United States or any other applicable jurisdictions governing the use, development, import, export or other engagement in encryption technology and any other restricted technologies, including Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007 and in compliance with any encryption licenses issued by the Israeli Ministry of Defense (if any).

(s) Standards. Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, nor is the Company or any of its Subsidiaries or any Company IP subject to any Contract with, any standards body or other entity that would obligate the Company, any of its Subsidiaries, or Buyer, or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its respective Intellectual Property.

(t) Privacy. Section 4.12(t)(i) of the Disclosure Schedule describes each category of Private Information (if any) collected or processed by or for the Company or any of its Subsidiaries on or through the Company Products or otherwise in connection with the provision of the Company Products. Except as disclosed in Section 4.12(t)(ii) of the Disclosure Schedule, the Company, each Subsidiary and the Company Products, comply, and have complied with all applicable Privacy Laws, including those relating to (i) the privacy of customers and users (and their respective privileged users and end users) of Company Products; and (ii) the access, collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer (including cross-border transfer), disposal, use, or other processing of any Private Information or information systems. The execution, delivery and performance of this Agreement, and the subsequent transfer of all Private Information maintained by for the Company and its Subsidiaries to Buyer or one of its Subsidiaries (including the Company) is and will be, in an immediate period following the Closing, materially compliant with all applicable Privacy Laws. Except as disclosed in Section 4.12(t)(iii) of the Disclosure Schedule, true, correct, and complete copies of all Company Privacy Policies have been Made Available. To the Company’s Knowledge, none of the disclosures made or contained in the Company Privacy Policies, and no other representation with regard to Private Information made by the Company or any Subsidiary, has been inaccurate, misleading or deceptive or in violation of any applicable Privacy Laws (including containing any material omission). The Company and its Subsidiaries have established and implemented such policies, programs, procedures, Contracts and systems to be in compliance with all applicable Privacy Laws. Section 4.12(t)(iv) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any of its Subsidiaries, or any of their representatives regarding any actual, alleged or suspected violation of any Privacy Law by the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries, any of their respective customers or users (to the extent relating to a Company Product or any activities of any Person performing for the Company or any of its Subsidiaries) or any Company Product, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. There is no, and there has been no, complaint to, or any audit, proceeding, investigation (formal or, to the Company’s Knowledge, informal) or Action, in each case, against or pertaining to the Company, any of its Subsidiaries, or any of their respective customers (in the case of customers, to the extent relating to any Company Product or the practices of the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries) by any private party, the Federal Trade Commission, U.S. state Attorney General, the Israeli Protection of Privacy Authority or any other data protection authority or commission, or any other Governmental Authority, with respect to (i) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer (including cross-border transfer), disposal, use, or other processing of any Private Information by or for the Company or any of its Subsidiaries or (ii) the security, confidentiality, availability, or integrity of information technology assets used by the Company or any of its Subsidiaries or any Private Information processed or maintained by or for the Company or any of its Subsidiaries. Each database containing Private Information that is required to be registered under any Privacy Law has been duly registered and maintained.

(u) Security of Private Information. The Company and its Subsidiaries have at all times complied, if applicable, with data security obligations pursuant to applicable Privacy Laws, and have at all times had reasonable and appropriate technical or organizational security measures in place to protect Private Information maintained or processed by or for the Company or its Subsidiaries against loss and against unauthorized access, use, modification, loss, disclosure or other misuse, including a written information security policies that includes appropriate controls that have been regularly tested and reviewed. Except as disclosed in Section 4.12(u) of the Disclosure Schedule, no unauthorized access to, or unauthorized use, modification, disclosure, or other misuse of data, including Private Information, maintained or processed by or for the Company or any of its Subsidiaries has occurred. Except as disclosed in Section 4.12(u) (ii) of the Disclosure Schedule, the Company and each of its Subsidiaries have obtained written agreements from all Persons to which they have provided with access to Private Information or other Confidential Information that, comply with applicable Privacy Laws and that bind, and have at all times bound, the Person to at least the same restrictions, obligations, and conditions that apply to the Company or such Subsidiary, as applicable with respect to such information, and which at minimum bind, and have at all times bound, the Person to implement reasonable and appropriate means for protecting such information.

(v) Customer Information. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws and the applicable Contracts in its use of all customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers.

(w) Bugs and Defects. There are no Critical Problems with any Company Product. For the purposes of the foregoing, “Critical Problem” means a bug, problem, defect, malfunction, nonconformity or error that materially and adversely affects the use, functionality, security or performance of such Company Product currently installed with customers for which the Company or any of its Subsidiaries is currently liable and which cannot be cured within a reasonable time. Except as set forth in Section 4.12(w) of the Disclosure Schedule, the Company and its Subsidiaries

maintain a bug tracking database that contains records of all known Critical Problems, which is maintained by its development or quality control groups, with respect to the Company Products, and such database is current and complete. Section 4.12(w) of the Disclosure Schedule sets forth the name of such database and such database has been Made Available to Parent.

(x) Systems. The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company and its Subsidiaries (collectively, “Systems”), are reasonably sufficient for the existing needs of the Company and its Subsidiaries, including as to capacity, security, scalability and ability to process current and anticipated peak volumes in a timely manner, and are in good working condition (subject to normal wear and tear) to effectively perform all operations necessary for the operation of the Company and its Subsidiaries and the provision of the Company Products. Except as set forth in Section 4.12(x) of the Disclosure Schedule, all Systems, other than software licensed to the Company or one of its Subsidiaries pursuant to a valid and enforceable Contract, are owned and operated and controlled by the Company or one of its Subsidiaries. To the Company’s Knowledge there has not been any material failure with respect to any of the Systems.

(y) Systems Security. The Company and its Subsidiaries have implemented and maintain reasonable and appropriate disaster recovery, business continuity, and security plans, procedures and facilities for its and their businesses and Systems and have taken reasonable appropriate steps as required by Law and consistent with (or exceeding) industry standards to safeguard the availability, security and integrity of the Systems and the data and information stored thereon (including from infection by contaminants and from unauthorized access). The Company and its Subsidiaries have at all times acted in compliance with all material aspects of such plans and have tested such plans on a periodic basis, and such plans have proven effective upon testing. There have been no unauthorized intrusions or breaches of the security of the Systems or any other unauthorized access to or use of the Systems.

(z) Social Media Terms. No provider of any service, application or platform on which the Company or any of its Subsidiaries has a Social Media Account (each, a “Social Media Platform”) has ever delivered a notice to the Company or any of its Subsidiaries that it or the operation of their respective businesses were in violation of any terms of use and other Contracts, including all policies and guidelines incorporated therein, applicable to their use of any Social Media Accounts (“Social Media Terms”). No provider of any Social Media Platform has ever prevented, or threatened to prevent, the Company or any of its Subsidiaries from (i) offering any products or services on any Social Media Platform or (ii) otherwise maintaining any presence on any Social Media Platform. No Action has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) to or against the Company or any of its Subsidiaries alleging any fact that, if true, would cause any of the representations and warranties in this Section 4.12(z) to be inaccurate.

(aa) Warranties and Product Liability. There is no Action or notice of violation from, by or before any Governmental Authority relating to any Company Product, or Action involving a Company Product which is pending or, to the Knowledge of the Company, threatened, by any Person. There have not been nor are any Actions from any Person regarding the Company or its Subsidiaries warranty obligations relating to the Company Products (other than error reporting and support requests made in the ordinary course of business). There has not been, nor is there under consideration by the Company, any Company Product recall or post-sale warning or notice of non-compliance with warranties or indemnities concerning any Company Product.

4.13 Contracts.

(a) Section 4.13 of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company or any Subsidiary is a party, (y) by which the Company or any Subsidiary or any of their assets is or may become bound or under which the Company or any Subsidiary has become or may be subject to, any obligation, or (z) under which the Company or any Subsidiary has or may acquire any right or interest (together with Non-Scheduled In-Licenses and Non-Scheduled Out-Licenses, the “Material Contracts”):

(i) any Contract (including purchase orders) (except for Non-Scheduled In-Licenses and Non-Scheduled Out-Licenses) that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries of an amount or value in excess of $100,000 individually;

(ii) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually;

(iii) any Contract (except for Non-Scheduled In-Licenses, Non-Scheduled Out-Licenses, customer Contracts with annual fees of less than $50,000 and employment agreements entered into on the Company’s standard form of employee agreement) that expires more than one year after the date of this Agreement (including any Contract that renews automatically unless a party to such Contract gives notice of non-renewal), but not including any Contract that is terminable with up to 60 days’ prior notice;

(iv) any Contract creating or involving any referral relationship;

(v) any Contract with support obligations that cannot be terminated with 90 days’ notice without penalty (except in connection for the Non-Scheduled Out-Licenses);

(vi) any Contract with indemnification obligations of the Company (excluding (i) indemnification for third party infringement claims caused by a Company Product that is contained in the Company’s Contracts with customers entered into in the ordinary course of business consistent with past practice, and (ii) Non-Scheduled In-Licenses and Non-Scheduled Out-Licenses);

(vii) that is with a Top Customer or Top Supplier;

(viii) any dealer, distributor, reseller, sales representative, affiliate, joint marketing, strategic alliance, or similar Contract;

(ix) any Contract (other than those required to be disclosed pursuant to Section 4.13(a)(xxii) hereof) with any current shareholder, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) (any of the foregoing, a “Related Party”), including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or from any Related Party;

(x) any Contract limiting the ability of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business,

market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(xi) any Contract pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Intellectual Property other than Non-Scheduled In-Licenses;

(xii) any Contracts pursuant to which the Company or any of its Subsidiaries has granted or provided any third party any rights or licenses to any Company IP and/or Company Products (including rights to use, distribute or resell any Company Products or has agreed to or is required to provide or perform any services related to any Company Product, other than (i) Non-Scheduled Out-Licenses or (ii) Contracts required to be disclosed pursuant to any other sub-section of this Section 4.13);

(xiii) all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company IP or pursuant to which the Company or any of its Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property that are, or were, Company IP;

(xiv) any Contract providing for the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries except with respect to the independent development of Intellectual Property, Non-Scheduled In-Licenses and Non-Scheduled Out-Licenses;

(xv) any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness of the Company or any of its Subsidiaries to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty or other similar commitment with respect to the obligations or Liabilities of any other Person;

(xvi) any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;

(xvii) any Contract for the acquisition by the Company or any of its Subsidiaries of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xviii) reserved;

(xix) any hedging, futures, options or other derivative Contract;

(xx) any Contract, including any stock option plan, stock appreciation rights plan, stock purchase plan or phantom stock plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xxi) any Contract creating any obligation with respect to the payment of any severance, retention, bonus, success, change of control or other similar payment to any Person the payment or acceleration of which is triggered by the Company entering into this Agreement, or the consummation of any of the transactions contemplated hereby, other than Contracts required to be disclosed pursuant to sub-section 4.13(xx);

(xxii) any Contract for the employment of any director, officer, employee or consultant of the Company or any of its Subsidiaries or any other type of Contract with any officer, employee or consultant of the Company or any of its Subsidiaries that is not terminable within 30 days, or by applicable Laws, by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Acquisition, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xxiii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees, except for extension orders generally applicable to all employers in Israel;

(xxiv) any Contract with any investment banker or broker retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby;

(xxv) reserved;

(xxvi) any settlement agreement (except for waiver and release agreements entered into the ordinary course of business with departing employees);

(xxvii) any fidelity or surety bond or completion bond;

(xxviii) any lease of personal property or other Contract materially affecting the ownership of, leasing of, or other interest in, any personal property;

(xxix) any Real Property Lease;

(xxx) any Contract that as a result of the execution of this Agreement by the Company would require the Company to provide notice to another Person or take any other action not otherwise required under the terms of such Contract, or would give rise to any additional rights or obligations under such Contract;

(xxxi) regarding the acquisition, issuance or transfer of any securities;

(xxxii) creating or relating to a partnership (excluding Non-Scheduled Out-Licenses), joint venture, joint development or other similar arrangement, or involving any sharing of revenues, profits, losses, costs or Liabilities with one or more Persons;

(xxxiii) relating to any liquidation or dissolution of the Company, any of its Subsidiaries or any of their respective predecessors; or

(xxxiv) any contract with a Governmental Authority or with respect to a Grant.

(b) True, complete and correct copies of each Material Contract (including all amendments thereto) have been Made Available. Each Material Contract is a valid and binding agreement of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, and is in full force and effect as of the date hereof with respect to the Company and its Subsidiaries and, to the Knowledge of the Company, each other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company and each of its Subsidiaries is in compliance in all material respects with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party. The Company and its Subsidiaries have performed in all material respects all obligations required to have been performed by the Company or such Subsidiaries pursuant to each Material Contract.

4.14 Benefit Plans.

(a) For purposes of this Agreement, the term “Company Employee Plan” or “Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, scholarship, housing or living allowances, relocation, disability, accident, sick leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting executive compensation, incentive, fringe benefit, commission, payroll practices, retention, change in control, noncompetition or other compensation or benefit plan, agreement, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by the Company (or a PEO for the benefit of the Company), any Subsidiary of the Company, other Person under common control with the Company or any of its Subsidiaries within the meaning of 414(b), (e), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) or to which the Company, any Subsidiary or any ERISA Affiliate is a party. Section 4.14(a) of the Disclosure Schedule includes a true, correct and complete list of all material Plans and Employee Agreements, and the Company has, if applicable, Made Available a true, correct and complete copy of each material Plan reduced to writing, as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter received from the IRS, if any. The Company has Made Available true, correct and complete copies of all Form 5500 Series annual reports for each applicable Plan, if any, for the prior three years, together with all schedules, attachments, and related opinions and copies of any correspondence from or to the IRS, the Department of Labor or other U.S. government department or agency relating to an audit or penalty assessment with respect to any Plan or relating to requested relief from any Liability or penalty relating to any Plan.

(b) Each Plan is currently in compliance in all material respects with, and has been established, maintained, administered and operated in all material respects in compliance with, its terms and all applicable statutes, Orders, rules and regulations. Each Plan which is intended to be a

“qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify and such plan has received an opinion, advisory or determination letter stating that such plan is qualified, and there are no facts which might adversely affect such qualification.

(c) Neither the Company nor its ERISA Affiliates maintains, sponsors or contributes to any Plan subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any Liability, including withdrawal Liability, with respect to any such Plan.

(d) The Company and each ERISA Affiliate has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Plan as required to be made under the terms of such Plan.

(e) With respect to all Plans and related trusts, which are governed by the applicable Unites States Laws, there are no “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which could subject any Plan, related trust or party dealing with any such Plan or related trust to any tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Sections 4975 through 4980 of the Code.

(f) There are no legal proceedings, actions, suits, arbitrations or claims (other than routine claims for benefits by employees of the Company or any ERISA Affiliate, beneficiaries or dependents of such employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Plan or any fiduciary or sponsor of such Plan with respect to their duties under such Plan or the assets of any trust under any such.

(g) The Company does not have any obligations under any Plan to provide post-retirement or post-employment benefits (including disability, health, and life, or death benefits) to any employee or any former employee of the Company other than as required by COBRA or applicable state Law.

(h) With respect to each Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted on the financial statements of the Company.

(i) Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation, golden parachute, bonus or any other payment, except as expressly provided in this Agreement or the Law, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) accelerate the time of payment or vesting (other than as required under Section 411(d)(2) of the Code or as disclosed under Section 4.13 above), or increase the amount of compensation due any such employee or officer or (iv) result in forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person. Section 4.14(i) of the Disclosure Schedule contains a true, correct and complete list of all Change in Control Payments which will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby.

(j) Each Plan maintained or contributed to by the Company under the Law or applicable custom or rule of the relevant jurisdictions outside of the U.S. and each Company

Employee Plan or Employee Agreement that has been adopted, contributed to, required to be contributed to, or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate shall or may have any liability, for the benefit of Employees or Contractors who perform services outside the United States (each such plan, including the Israeli Benefit Plan a “Foreign Plan”) is listed in Section 4.14(j) of the Disclosure Schedule. With respect to each Foreign Plan, (i) such Foreign Plan is in compliance in all material respects with the provisions of the Law of each jurisdiction in which such Foreign Plan is maintained, to the extent that those Law are applicable to such Foreign Plan, (ii) all contributions to, and payments from, such Foreign Plan, which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made are reflected as an accrued liability on the Current Balance Sheet, (iii) the Company, any of its Subsidiaries and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Law of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Law if required, (v) to the Knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Current Balance Sheet and any normal and reasonable expenses typically incurred in a termination event).

(k) The Company has not adopted, nor maintains, any equity plan other than the Company Stock Plan. The Company does not have any liability to the ITA or to any relevant fund with respect to any Israeli Benefit Plan. The Company has made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, including severance pay provided under the Law, agreement or otherwise. The Company has provided to Buyer current, true, correct and complete copies of all material communications to or from the ITA or any other Governmental Authority relating to each Israeli Benefit Plan (including any filings made with the ITA with respect to each Israeli Benefit Plan and any notices of the ITA), if any.

4.15 Personnel.

(a) None of the execution and delivery of this Agreement, the consummation of the Acquisition or any other transaction contemplated hereby or any termination of employment or service (or constructive termination or other change) in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, salary raise, the redemption of any accrued entitlements or otherwise (other than mandatory payments under the Law in Israel)) becoming due to any Person, or the amounts of allocation to any pension plan and/or any other plan, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) except as set forth in Section 4.15(a) of the Disclosure Schedule, result in the acceleration of the time of payment or vesting of any compensation or benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all Laws respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, employee termination (actual or constructive), notice or severance requirements, sexual harassment procedural requirements, occupational safety and health and employment practices, including applicable immigration Laws, and is not engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries has engaged any current Employee or current Contractor whose engagement would require special licenses, visas or permits. The Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and any other payments and benefits to employees, and is not liable for any arrears of wages, compensation, contribution to funds, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Subsidiaries has paid in full to all employees and Contractors all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 4.15(b) of the Disclosure Schedule, there are no unwritten policies or customs that, by extension, could entitle employees of the Company or any Subsidiary to benefits in addition to those to which they are entitled pursuant to applicable Law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). Neither the Company nor any of its Subsidiaries has any obligations under COBRA (or similar Law) with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Authority. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees or other service providers, which controversies have or have threatened to result in an action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority. There are no internal investigations or reviews of ethics or compliance complaints pending. There are no Actions or complaints (including internal complaints) against the Company, any of its Subsidiaries, or any of its Key Employees, and to the Knowledge of the Company no such Action or complaint is threatened, which Action or complaint contains allegations regarding or relating to sexual harassment, gender discrimination, or breach of the Company’s conflicts of interest policies.

(c) Section 4.15(c) of the Disclosure Schedule sets forth a true, correct and complete list of all severance Contracts, employment Contracts and Contracts providing for any

Change in Control Payment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. All Employees and Contractors of the Company and any Subsidiary signed employment or services agreements (as applicable) and all Employees and Contractors of the Company and any Subsidiary who have any kind of access and/or contributed to the Company IP signed also agreements concerning Intellectual Property, confidentiality and non-competition, and no Employee or Contractor is or was engaged without a written contract. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law, 5723 1963 are fully funded in accordance with Section 14 under the Severance Pay Law 5723-1963 (“Section 14 Arrangement”) and it is and was implemented properly, from the commencement date of the employee's employment and on the basis of the employee entire salary. Upon the termination of employment of Israeli Employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with Section 14. Except for the foregoing, neither the Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former Employee or Contractor, other than obligations (i) for which the Company has established a reserve for such amount on the Current Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Section 4.15(c) of the Disclosure Schedule.

(d) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Employee or Contractor, and no such collective bargaining agreement or other union Contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee or other service provider of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no current activities or proceedings of any labor union to organize the employees of the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any Person (including any works council, trade union or other labor-relations entity) to any payments under any Contract require the Company or any Company Shareholder to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the Knowledge of the Company, threatened. Section 4.15(d)(i) of the Disclosure Schedule sets forth a true and complete list of all current Employees of the Company and any of its Subsidiaries, and includes employee’s name, position, work location, actual scope of employment (e.g., full- or part-time), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Company and any of its Subsidiaries (whether now or in the future) to each of the employees and including but not limited to the following entitlements: bonus (including type of bonus, calculation method and amounts received in the years 2019 through 2020), commissions (including calculation method and amounts received in the years 2019 through 2020), overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, whether such employee is subject to Section 14 Arrangement (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment or otherwise and whether the Section 14 Arrangement applies on the basis of his entire salary), last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). No employee of the Company and any of its Subsidiaries is entitled (whether by virtue of any Law, Contract or otherwise) to any benefits, entitlement or compensation that is not listed in Sections 4.15(b) and 4.15(d)(i) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has made any promises or commitments to any of its employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in  Section 4.15(d)(i) of the Disclosure Schedule. Other than as listed in  Section 4.15(d)(i) of the Disclosure Schedule, there are no other employees employed or expected to be employed by the Company or any of its Subsidiaries. Other than as listed in  Section 4.15(d)(ii) of the Disclosure Schedule and to the Knowledge of the Company, no Employee of the Company or any of its Subsidiaries currently intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company or its Subsidiaries have a present intention to terminate the employment of any of the foregoing. To the Knowledge of the Company, no current employees or Contractor are in material violation of any term of any employment, consulting or service contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee, consultant or service provider to be employed or engaged by the Company.

(e) The Company has Made Available a true, correct and complete list of the names, positions and rates of compensation of all current officers and directors currently employed by the Company or any of its Subsidiaries, showing each such person’s name, position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), status as exempt/non-exempt and fringe benefits for the current fiscal year.

(f) Section 4.15(f) of the Disclosure Schedule sets forth a true, correct and complete list of all of the Company’s and its Subsidiaries’ agreements with current Contractors, as applicable. Except as set forth on Section 4.15(f) of the Disclosure Schedule, all current Contractors can be terminated on notice of 30 days or less to the Contractor. The Company has Made Available a true, correct and complete copies of all of its agreements with its current Contractors. All Contractors are and were rightly classified as independent contractors and would not reasonably be expected to be reclassified by the courts or any other authority as employees of either the Company or any of its Subsidiaries, for any purpose whatsoever. No Contractor is entitled to any rights from the Company or any of its Subsidiaries under the applicable labor laws. All Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract. Except as set forth in Section 4.15(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries engages any personnel through manpower agencies. The Company’s engagements with Contractors that the Israeli Law for Strengthening the Enforcement of Labor Laws 5771- 2011, is applied to them are in compliance with the law.

(g) The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment, including but not limited to the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), the Israeli Advance Notice for Dismissal and Resignation Law, 5761-2001, the Israeli Notice

to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law 1998, the Israeli Employment by Human Resource Contractors Law 1996, Hours of Work and Rest Law, 1951, the Wage Protection Law 1958, Employment by Human Resources Contractors Law, 1996, the Law for Strengthening the Enforcement of Labor Laws, 2011, or any similar state or local Law. Since January 1, 2012, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign Law or regulation. Neither the Company nor any of its Subsidiaries has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Closing Date. No termination prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Law.

(h) Solely with respect to Employees who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 4.15 on Israeli Employees as well, the Company is not and has never been a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Laws, or pursuant to extension orders generally applicable to all employers in Israel. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent any Israeli Employees. The Company is not and was never a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Israeli Employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Israeli Employees. The Company has no Knowledge of any union organizing activity or any similar activity or dispute now or in the future. The Company does not have and is not subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel. All of the Israeli Employees are subject to the termination notice provisions included in employment Contracts or applicable Laws, and there is no contract between the Company and any of its Israeli Employees that cannot be terminated by the Company upon one month or less notice without giving rise to a claim for damages or compensation (except for statutory severance pay and the redemption of lawfully accrued entitlements). Without derogating from any of the above representations, the Company’s liability towards its Israeli Employees regarding severance pay, accrued vacation and contributions to all Company Benefit Arrangements are fully funded or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statement. The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for unlawful employment termination or compensation on termination of employment (beyond the statutory severance pay and the redemption of any accrued entitlements to which employees are entitled); all amounts that the Company is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries and/or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israel Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company does not have any materially outstanding obligation to make any such deduction, transfer, withholding or payment.

4.16 Insurance. Section 4.16 of the Disclosure Schedule contains a true, correct and complete list as of the date hereof of all insurance policies maintained by or on behalf of the Company and each of its Subsidiaries. True, correct and complete copies of each listed policy have been Made Available. Such policies are in full force and effect, and the Company and each of its Subsidiaries have complied in all material respects with the provisions of such policies. Excluding insurance policies that have expired and been replaced in the ordinary course, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, (a) there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than increases in connection with the Company’s annual renewal process and (b) , there is no material claim pending regarding the Company or each of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

4.17 Litigation; Orders.

(a) There is no (a) Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of the officers, managers, directors or employees of the Company (in their capacity as such) or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries (including Company Products), including any Action alleging misappropriation, infringement, or other violation of the Intellectual Property Rights of any Person, or the Acquisition or the other transactions contemplated hereby, or (b) governmental inquiry or investigation pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or Permit). Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority to or served upon the Company or any of its Subsidiaries. There is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

(b) There is no Order to which the Company, any Subsidiary, or any of their respective assets owned or used or any products or services provided by them, is subject. To the Knowledge of the Company, no Employee or Contractor is subject to any Order that prohibits such Employee or Contractor from engaging in or continuing any conduct, activity or practice relating to the Company’s or any Subsidiary’s business. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct their respective operations as currently or previously conducted or as currently contemplated to be conducted.

4.18 Permits; Compliance with Laws.

(a) All Permits (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in their respective assets or properties, or (ii) which are required for the operation of the business of the Company or any of its Subsidiaries or the holding of any such interest, has been issued or granted to the Company or such Subsidiary, and all such Permits are in full force and effect and materially constitute all Permits required to permit the Company or such Subsidiary to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.

(b) The Company and each of its Subsidiaries are, and have all times been, in compliance in all material respects with all applicable Laws and, as of the date of this Agreement, have not received any written notices of violation with respect to, any Law. All Company Products comply in all material respects with applicable Laws. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company or any Subsidiary of, or a material failure on the part of the Company or any Subsidiary to comply with, any Law.

(c) The Company and each of its Subsidiaries has at all times conducted its export and import transactions in accordance with all applicable Export and Import Control Laws in all material respects. Without limiting the foregoing:

(i) the Company and each of its Subsidiaries has obtained and is in compliance in all material respects with the terms of all applicable Export and Import Approvals;

(ii) there are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any Subsidiary with respect to such Export and Import Approvals;

(iii) there are no actions, nor to the Company’s Knowledge conditions or circumstances pertaining to the Company’s or any Subsidiary’s marketing of Company Products or export or import transactions that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws;

(iv) no approval from a Governmental Authority for the transfer of Export and Import Approvals to Buyer are required or cannot be obtained expeditiously without material cost; and

(v) Section 4.18(c) of the Disclosure Schedule sets forth a true, correct and complete list of all export control classifications, Harmonized Tariff Section Codes, and Section B Codes applicable to the Company’s Products and the Company IP.

(d) Neither the Company nor any of its Subsidiaries (including, to the Knowledge of the Company, any of their officers, directors, employees, agents, distributors or other Person acting on their behalf, in their capacity as such) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(e) The Company and its Subsidiaries assert that they do not meet the criteria set forth in: Section 17(a) of the Israeli Economic Competition Law, 1988 (the “Israeli Competition Law”) and Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication

and Reporting of Transactions), 2004, promulgated thereunder, in terms of market shares (less than 50% in each market in which they operate) and annual turnover in Israel (less than NIS 10 million), and assuming that the Acquisition and the other transactions contemplated by this Agreement are not subject to the criteria set forth in Section 17 of the Israeli Competition Law by virtue of the combined market shares of Buyer and the Company and its Subsidiaries or combined annual turnover in Israel, the Acquisition does not require a pre-merger filing with the Israeli Commissioner of Competition and no waiting period or, with respect to the Company or any of its Subsidiaries, any other action or Consent is required under the Israeli Competition Law.

4.19 Environmental Matters. The Company and each of its Subsidiaries is and has been in compliance with all Environmental Laws in all material respects. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Person that alleges any noncompliance of its past or present operations with Environmental Laws. No notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has (a) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances; (b) distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances; (c) arranged for the disposal, discharge, storage or release of any Hazardous Substances; or (d) exposed any Employee or Contractor or other individual to any Hazardous Substances so as to give rise to any Liability or corrective or remedial obligation under any Environmental Law. Except in compliance with Environmental Laws and in a manner that would not subject the Company or any of its Subsidiaries to material Liability, no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiaries own, operate, occupy or lease. Neither the Company nor any of its Subsidiaries have, nor are they required to have, any Permit, for their Hazardous Substance Activities. To the Knowledge of the Company, there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of any Environmental Law or the Hazardous Substance Activities of the Company, any of its Subsidiaries or any other Person. The Company has Made Available true, correct and complete copies of all material environmental records, reports, notifications, permits, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company, any of its Subsidiaries or any of its representatives or advisors.

4.20 Banking Relationships. Section 4.20(i) of the Disclosure Schedule sets forth a true, correct and complete list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement and the account balances as of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. On or prior to the Closing Date, the Company will have provided Buyer with the account numbers. Except as set forth in Section 4.20(ii) of the Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

4.21 Restrictions on Business Activities. There is no Contract (except as disclosed under Section 4.13 of the Disclosure Schedule) judgment, injunction, Order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have, whether before or after consummation of the Acquisition, the material effect of prohibiting or impairing any current or presently proposed business practice of the Company or any Subsidiary based on the conduct of the business, any acquisition of property by the Company or any Subsidiary or the conduct of the business by the Company or any Subsidiary.

4.22 Books and Records. The Company has Made Available, true, correct and complete copies of (a) all documents that have been requested by or on behalf of Buyer (other than any such document that does not exist or is not in the Company’s possession or subject to its control), (b) all documents identified on the Disclosure Schedule, (b) the minute books containing records of all material proceedings, consents, actions and meetings of the Board of Directors of the Company and its Subsidiaries, committees thereof and shareholders of the Company and each of its Subsidiaries, and (d) the Company’s share register reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company. The minute books of the Company and each of its Subsidiaries Made Available contain a true, correct and complete in all material respects summary of all meetings of directors and shareholders or actions taken (including any actions taken by written consent or otherwise without a meeting) since the time of incorporation of the Company or the respective Subsidiary through the date of this Agreement. The books, records and accounts of the Company and each of its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Financial Statements.

4.23 Certain Relationships and Related Transactions. Except as set forth in Section 4.23 of the Disclosure Schedule, no current officer or director of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no current Employees or Company Shareholders, nor any immediate family member of such an officer, director, current Employee or Company Shareholder, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to or, is otherwise directly or indirectly interested in, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties may be bound or affected, other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof and other than Contracts relating to the issuance of Company Shares, or the grant of Company Options, to such Persons, (iii) has any material interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used by the Company or any of its Subsidiaries in the business of the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company has any interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries or (v) owes any Indebtedness to the Company or any Subsidiary (other than for ordinary travel advances).

4.24 Brokers and Finders. All negotiations relating to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its affiliates in such manner as to give rise to any claim against the Company, Buyer or any of their Subsidiaries for any investment banker, brokerage or finder’s commission, compensation or fee.

4.25 Top Customers and Suppliers.

(a) Section 4.25(a) of the Disclosure Schedule contains a true, correct and complete list of the top 20 currently active customers, whether direct or wholesale, distributors or licensees of Company Products by revenues generated in connection with such customers for the 12-month period ending on the Balance Sheet Date (each such customer, a “Top Customer”). Neither the Company nor its Subsidiaries have received written notice, nor does the Company have any Knowledge, that any Top Customer (i) intends to cancel or otherwise materially and adversely modify its existing Contracts with the Company or any Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any Subsidiary consistent with past custom and practice. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Top Customer.

(b) Section 4.25(b) of the Disclosure Schedule contains a true, correct and complete list of the top 10 currently active suppliers of the Company and its Subsidiaries, whether of products, services, Intellectual Property or otherwise, by dollar volume of sales and purchases, respectively, for the 12-month period ending on the Balance Sheet Date (each such supplier, a “Top Supplier”). Neither the Company nor its Subsidiaries have received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel or otherwise materially and adversely modify its existing Contracts with the Company or any Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any Subsidiary consistent with past custom and practice. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Top Supplier.

4.26 Disclosures. None of the representations or warranties made by the Company in this Agreement (as modified by the Disclosure Schedule), and none of the statements made in any Closing Certificate contains, or will contain at the Closing, any statement that is inaccurate or misleading with respect to a material fact or to the Knowledge of the Company omits, or will omit at Closing, as applicable, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

4.27 No Other Representations. Except as otherwise expressly set forth in this Article 4 and the Disclosure Schedule, neither the Company, nor any of its Subsidiaries or other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of the Company or any of its Subsidiaries.

Article 5
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY SHAREHOLDERS

Each of the Company Shareholders hereby severally and not jointly represents and warrants to Buyer with respect to itself only (and not anyone else), as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date as follows:

5.1 Organization and Good Standing. With respect to each Company Shareholder that is not an individual, such Company Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

5.2 Authority and Enforceability.

(a) Such Company Shareholder has all necessary power and authority to execute and deliver this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and to perform his, her or its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. If applicable, the execution, delivery and performance by such Company Shareholder of this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation by such Company Shareholder of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Company Shareholder.

(b) Each of this Agreement, the Related Agreements required to be executed and delivered by such Company Shareholder pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto has been (or will be) duly and validly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery by Buyer, the Company, the other Company Shareholders and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar Laws of general application affecting the rights and remedies of creditors, and to general equity principles.

5.3 Governmental Filings and Consents. No Consent of any Governmental Authority is required on the part of such Company Shareholder in connection with the execution and delivery of this Agreement or the Related Agreements required to be executed and delivered by it pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, alter or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

5.4 No Conflicts. The execution and delivery of this Agreement, each of the Related Agreements required to be executed and delivered by such Company Shareholder pursuant hereto and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto, the compliance with the provisions of this Agreement, each of the Related Agreements required to be executed and delivered by such Company Shareholder pursuant hereto and each certificate or other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) if applicable, Conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of such Company Shareholder, or (b) violate any Law applicable to such Company Shareholder or any of his, her or its properties or assets.

5.5 Title to Securities. Such Company Shareholder owns of record and has good and valid title to the Company Securities set forth opposite his, her or its name on Exhibit A, to be purchased by Buyer from such Company Shareholder in the Acquisition and has all requisite power and authority to own such securities, free and clear of any Liens and, in the case of any Company Shareholder that is a trust, any claims under such trust by any beneficiary thereunder or any other Person. Such Company Shareholder does not own, and does not have the right to acquire, directly or indirectly, any other shares of Company Securities, except as set forth in Exhibit A. Such Company Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Company Shareholder to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Such Company Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company, except as set forth on the Disclosure Schedule. Assuming Buyer has the requisite power and authority to be the lawful owner of such Company Securities, at the time of and subject to the consummation of the Closing (including the payment by Buyer of the amounts payable to such Company Shareholder pursuant to this Agreement), good and valid title to such Company Securities, as applicable, will pass to Buyer, free and clear of any Liens, and such Company Securities are not subject to any voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Company Securities that will not be waived or extinguished by the Closing.

5.6 Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Shareholder.

5.7 Litigation. [***]

5.8 Solvency. Such Company Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Company Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Acquisition and the other transactions contemplated hereby shall not constitute a fraudulent transfer by such Company Shareholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Company Shareholder.

5.9 Tax Withholding Information. Any and all information provided or that will be provided to or for the benefit of the Buyer by such Company Shareholder or any of its representatives for purposes of enabling Buyer or any Payee to determine the amount to be deducted and withheld from the consideration payable to such Company Shareholder pursuant to this Agreement under applicable Law is true, correct and complete.

5.10 Experience; Reliance. Such Company Shareholder has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information, including the opportunity to review the SEC Reports, as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Securities owned by such Company Shareholder. Such Company Shareholder has such experience in business and financial matters to enable such Company Shareholder to understand and evaluate this Agreement and form an informed decision with respect to the Company Securities owned by such Company Shareholder. Such Company Shareholder understands and acknowledges that Buyer is entering into this Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Company Shareholder’s indemnification obligations hereunder.

5.11 Accredited Investor; Non-U.S. Person. The Company Shareholder is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that the Company Shareholder is a non U.S. Person, such Company Shareholder (x) is not receiving his/her/its portion of the Aggregate Stock Consideration for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of his/her/its portion of the Aggregate Stock Consideration, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

5.12 Restricted Securities.

(a) The Buyer Ordinary Shares underlying the Aggregate Stock Consideration have not been and will not be registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Each Company Shareholder is aware that the Buyer is under no obligation to effect any such registration or to file for or comply with any exemption from registration. The sale and issuance of the Buyer Common Stock underlying the Aggregate Stock Consideration have not been registered under the Securities Act by reason of a specific exemption from registration which depends upon, among other things, the accuracy of the Company Shareholder’s representations as expressed herein.

(b) Each Company Shareholder understands and acknowledges that the Buyer Ordinary Shares may only be disposed of in compliance with Securities Act or any state securities laws. In connection with any transfer of Buyer Ordinary Shares underlying the Aggregate Stock Consideration, other than pursuant to an effective registration statement or Rule 144 under the Securities Act, to an affiliate (as such term is defined in Rule 144) of Such Company Shareholder or in connection with a pledge, the Buyer may require the transferor thereof to provide to the Buyer an opinion of counsel to such Company Shareholder, to the effect that such transfer does not require registration of such transferred Buyer Ordinary Shares under the Securities Act.

5.13 Legends.

(a) In addition to any legends that may otherwise be required by applicable Law, the certificates representing the Buyer Ordinary Shares issued by Buyer to the Company Shareholders pursuant to Sections 2.1 and 2.2 shall be notated with the following or a similar legend as well as other legends as may be required by applicable securities laws: “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(b) To the extent that The Buyer Ordinary Shares issued by Buyer to the Company Shareholders are being offered in reliance upon Regulation S, such shares shall be notated with the following or a similar legend as well as other legends as may be required by applicable securities laws (in addition to any legend required by applicable state securities or “blue sky” laws): “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE

SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

5.14 Allocation of Consideration. Each Company Shareholder expressly agrees to the allocation of the Total Consideration as determined pursuant to this Agreement (including the definitions, formulas and adjustments in this Agreement). Each Company Shareholder expressly agrees to its portion of the allocation of the Total Consideration provided for herein (including as indicated in the Payment Spreadsheet) and the payment procedures set forth herein (including any Tax withholding or any holdback (including any expense holdback) contemplated hereby).

Article 6
REPRESENTATIONS AND WARRANTIES
BY BUYER

The Buyer hereby represent and warrant to the Company and the Indemnifying Parties, as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:

6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer is not in violation of any of the provisions of its certificate of incorporation, articles of association, bylaws or other equivalent organization documents, except as would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

6.2 Authority and Enforceability.

(a) Buyer has all necessary corporate power and authority to execute and deliver this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by it pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each of the Related Agreements required to be executed and delivered by it pursuant hereto and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby, including, without limitation, the issuance of the Aggregate Stock Consideration by the Buyer in connection therewith, have been duly and validly authorized by all necessary corporate action on the part of Buyer. The Board of Directors (or the appropriate committee thereof) of Buyer (i) has determined that this Agreement, the Acquisition and the other transactions contemplated hereby are desirable and in the best interests of Buyer and its shareholders, respectively, and (ii) has approved this Agreement, each of the Related Agreements required to be executed and delivered by Buyer pursuant hereto, the Acquisition and the other transactions contemplated hereby. None of such actions have been amended, rescinded or modified. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, each of the Related Agreements required to be executed and delivered by Buyer pursuant hereto or any certificate or other instrument required to be executed and delivered by Buyer pursuant hereto or to consummate the Acquisition or any other transactions contemplated hereby or thereby.

(b) Each of this Agreement, the Related Agreements required to be executed and delivered by Buyer pursuant hereto and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto has been (or will be prior to Closing) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, the Company Shareholders and the Representative, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

6.3 Governmental Filings and Consents. No Consent of any Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Related Agreements required to be executed and delivered by Buyer pursuant hereto or the consummation of the Acquisition or any other transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, alter or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

6.4 No Conflicts. The execution and delivery of this Agreement, each of the Related Agreements required to be executed and delivered by Buyer pursuant hereto and each certificate and other instrument required to be executed and delivered by Buyer pursuant hereto, the compliance with the provisions of this Agreement, each of the Related Agreements required to be executed and delivered by Buyer pursuant hereto and each certificate or other instrument required to be executed and delivered by Buyer pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) Conflict with or violate the certificate of incorporation, articles of association, bylaws or other equivalent organization documents of Buyer or (b) violate any Law applicable to Buyer or any of their respective properties or assets.

6.5 Funds. On the Closing Date, Buyer will have sufficient funds to pay the aggregate Total Consideration payable in respect of the Company Securities in the Acquisition pursuant to this Agreement.

6.6 Buyer Ordinary Share. The shares of Buyer Ordinary Share to be issued to the to the Company Securityholders hereunder as part of the Total Consideration, when delivered by Buyer in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and issued in compliance with United States federal and state and other applicable securities laws.

6.7 No Other Representations. Buyer hereby acknowledges and agrees that other than the Company’s representations and warranties set forth in Article 4 and the Shareholders’ representation and warranties set forth in Article 5 none of the Company, Company’s Shareholders or any of their representatives make or have made any representation or warranty, express or implied, at applicable Law or in equity, with respect to the business of the Company or any Subsidiary thereof nor with respect to the Company Shares.

Article 7
CONDUCT PRIOR TO THE CLOSING DATE

7.1 Conduct of Business of the Company. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Disclosure Schedule, or as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld) and unless where the taking of such action would not be in accordance with applicable Law, the Company shall (and shall cause its Subsidiaries to) operate the business of the Company and its Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the undisputed debts and Taxes of the Company and its Subsidiaries when due, pay or perform the other obligations of the Company and its Subsidiaries when due (subject to the right of Buyer to review and approve (which approval shall not be unreasonably delayed, conditioned or withheld) any Tax Returns in accordance with this Agreement), and to the extent not inconsistent with such ordinary course of business, use commercially reasonable efforts to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of its present officers, Employees and Contractors of the Company and its Subsidiaries, preserve the assets (including tangible assets) and properties of the Company and its Subsidiaries (normal wear and tear excepted); and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, landlords, Employees (other than terminations of Employees for cause following reasonable consultation with Buyer), Contractors, distributors, resellers, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Closing.

7.2 Forbearance by Company. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, as expressly set forth in Section 7.2 of the Disclosure Schedule, or as Buyer shall otherwise consent in writing (which requests for such consents shall be sent in writing via email to Buyer, and shall not be unreasonably withheld) and which consent or refusal shall be provided within three Business Days of receipt of such request, otherwise such consent shall be deemed provided), the Company shall not (and shall cause its Subsidiaries not to):

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any Company Shares or the capital stock of any Subsidiary of the Company, or split, combine or reclassify any Company Shares or the capital stock of any Subsidiary of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares or the capital stock of any Subsidiary of the Company;

(b) repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares or the capital stock of any Subsidiary of the Company (or options, warrants or other rights exercisable therefor) other than pursuant to the terms of any Share Restriction Agreement;

(c) issue, grant, deliver or sell any Company Shares or the capital stock of any Subsidiary of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Shares or the capital stock of any Subsidiary of the Company, in each case, subject to the prior satisfaction of the condition in the proviso to this clause (c) other than the issuance of Company Ordinary Shares pursuant to the exercise of Company Options that are outstanding on the date hereof; provided, however, that prior to (and as a condition to) the Company issuing any Company Shares pursuant to the exception to this clause (c), the Company shall obtain and deliver to Buyer an executed counterpart to this Agreement from any Person who is not a Company Shareholder providing that such Person shall be a Company Shareholder pursuant to this Agreement;

(d) cause or permit any amendments, modifications or other changes to the Company Organizational Documents or other equivalent organizational documents;

(e) form, or agree to form, a Subsidiary of the Company or any of its Subsidiaries;

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire, lease or license or agree to acquire, lease or license any assets with a value in excess of $50,000;

(g) sell, lease, license or otherwise dispose of (or grant any other right with respect to) any of its properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof, except in relation to immaterial assets in the ordinary course of business consistent with past practices;

(h) convey, assign, sublease, license, exchange, mortgage, grant, subject to any Lien or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein;

(i) adopt or effect, or permit the Company or any of its Subsidiaries to become a party to, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, amalgamation or other reorganization;

(j) pay any Indebtedness (other than (i) as expressly required by and in compliance with the required payment terms thereof and (ii) the payment of trade debt in the ordinary course of business consistent with past practice), or incur any Indebtedness, guarantee any Indebtedness, debt securities or other obligations of any third Person, or issue or sell any debt securities;

(k) make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Lien, except for pledges of immaterial assets in the ordinary course of business consistent with past practices;

(l) make any loans to any third Person (other than routine loans or advances to employees for reasonable travel and business expenses in the ordinary course of business consistent with past practice) or purchase debt securities of a third party or amend the terms of any outstanding loan agreement;

(m) pay, discharge, release, waive, satisfy or make any expenditure or enter into any commitment or transaction obligating the Company to make payments in an amount exceeding [***] (other than the payment to vendors, or payment of rent, payroll and interest obligations on Indebtedness of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice);

(n) other than Non-Scheduled Out Licenses in the ordinary course of business consistent with past practice and on terms and conditions substantially similar to the Company’s standard terms and conditions, (i) sell, license exclusively or on a preferential basis or assign to any Person or enter into any Contract to sell, license exclusively or on a preferential basis or assign to any Person any rights to any Company IP; (ii) buy, license or otherwise acquire rights in, to or under any Intellectual Property Right of any third party (other than Non-Scheduled In-Licenses); (iii) license or otherwise grant any rights in, to or under any Company Products or Company IP to third parties other than in Non-Scheduled Out-Licenses; (iv) enter into any distributor, reseller, sales representative, marketing, or similar agreement; (v) amend, modify any agreement for the license, sale, or other distribution of Company Products or Company IP (other than amendments, or modifications to non-exclusive agreements to provide the Company Products to customers, which amendments, or modifications are entered into in the ordinary course of business consistent with past practice and that do not change pricing under such agreements), it being clarified that any extension in the ordinary course of business shall not be subject to this Section 7.2(n); (vi) enter into any Contract with respect to the development of any Intellectual Property on behalf of the Company or any Subsidiary with a third party (other than agreements with Employees and Contractors in the form of the Proprietary Information Agreement); (vii) change pricing or royalties charged by the Company or any Subsidiary to, or the compensation or other amounts payable to, the Company’s or any of its Subsidiaries’ distributors, resellers, sales representatives, customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries; or (viii) amend the license applicable to any Company IP such that the Company IP becomes subject to an Open Source license;

(o) terminate, enter into or materially amend, or modify the terms of, or waive any material term of any Material Contract or any Contract that would have been a Material Contract had such Contract been entered into prior to the date hereof;

(p) commence or settle any Action or threat of any Action by or against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets, other than to enforce its rights under this Agreement;

(q) revalue any of its assets (whether tangible or intangible), including writing off as uncollectible, establishing or reversing any reserves with respect to, settling, compromising, discount or compromise any account receivable or other Indebtedness in excess of [***]

(r) prepare or file any Tax Return inconsistent with past practice, take any position, make, change or revoke any election, or adopt any method on any Tax Return that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any Tax Return unless a copy of such Tax Return has been submitted to Buyer for review at least 10 days prior to filing and taking into account any reasonable comments of Buyer; unless Buyer has consented to such filing, which such consent shall not be unreasonably withheld: enter into any closing agreement in respect of Taxes, settle or compromise any Tax claim, audit report or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, make or request any Tax ruling or similar guidance with respect to Taxes (other than tax rulings which are associated with the consummation of transactions contemplated herein that Buyer has consented to in writing, prior to the submission of such request for a ruling), enter into any Tax sharing or similar agreement or arrangement, enter into any transactions giving rise to deferred gain or loss for Tax purposes, or amend any Tax Return;

(s) adopt or change its accounting methods, policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices, except in each case as required by changes in GAAP;

(t) amend any privacy policy of the Company or any of its Subsidiaries, or publish any new privacy policy of the Company or any of its Subsidiaries, except as may be required under Applicable Law;

(u) accelerate or delay the collection of accounts receivables, the payment of accounts payables or otherwise alter the management of working capital or the components of the Company Net Working Capital, Closing Cash or Closing Indebtedness;

(v) cancel, amend or fail to renew (on substantially similar terms) any insurance policy of the Company or any of its Subsidiaries (other than amendments in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices);

(w) engage in any purchase or sale of any interest in real property, grant any security interest in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any Real Property Lease;

(x) (i) hire, offer to hire or terminate any Employees or Contractors, or encourage any Employees or Contractors to resign from the Company or any of its Subsidiaries, in each case other than as contemplated by this Agreement, (ii) grant any severance or termination pay (in cash or otherwise) to any Employee or Contractor (except for Non-Continuing Employees), including any officer, (iii) establish, adopt, amend or terminate any Company Employee Plan, enter into or terminate any Employee Agreement, pay or agree to pay any special bonus or special remuneration to any director or Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Employee or Contractor, or (iv) accelerate the vesting or exercisability of any Company Options;

(y) enter into any collective bargaining agreement;

(z) apply for, negotiate or obtain a Grant from the IIA or any other Government Grant;

(aa) engage in or enter into any material transaction or commitment, or relinquish any material right, outside the ordinary course of the Company’s business consistent with past practice; or

(bb) take, commit or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 7.2(a)–(bb), inclusive, or any other action that would (i) cause or result in any of the representations and warranties of the Company set forth herein to be untrue or incorrect, (ii) prevent or materially hinder the Company from performing its covenants hereunder or consummating the Acquisition or any other transaction contemplated hereby, or (iii) delay the consummation of the Acquisition or any other transaction contemplated in this Agreement or the Related Agreements.

7.3 Transfer of Company Securities. Other than the sale to Buyer as contemplated hereunder, no Company Shareholder shall, directly or indirectly, transfer (except as may be specifically required by court order or by operation of Law), grant an option with respect to, sell, exchange, pledge, convert or otherwise dispose of or encumber any Company Security, or make any offer or enter into any agreement providing for any of the foregoing.

Article 8
ADDITIONAL AGREEMENTS

8.1 No Solicitation.

(a) For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by Buyer), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or the Company Representatives), contemplating, relating to or otherwise involving in any way (i) any acquisition of all or a material portion of the business, properties assets (whether tangible or intangible) or technologies of the Company or any of its Subsidiaries, or any division thereof, or any amount of Company Shares or capital stock of any Subsidiary of the Company (whether or not outstanding), in any case whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction; (ii) any merger, consolidation or other similar transaction with or involving the Company or any of its Subsidiaries; (iii) any sale by the Company of any stock or assets of the Company or any of its Subsidiaries (other than the issuance of Company Shares in connection with the exercise or conversion of convertible securities outstanding as of the date hereof or the sale of assets in the ordinary course of business consistent with past practice); (iv) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries including any new financing, investment round or recapitalization of the Company or any of its Subsidiaries; or (v) any other transaction that could reasonably be expected to preclude or have a material adverse effect upon the Acquisition.

(b) The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(c) Neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective directors, officers, employees, Company Shareholders, Affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, encourage, or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions, communications (except solely to provide written notice as to the existence of these provisions), or negotiations regarding any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or otherwise take any action to facilitate or support any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iv) enter into any letter of intent, binding or nonbinding term sheet or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any holders of Company Shares, (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal, or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records except to its customers and suppliers in the ordinary course of business consistent with past practice in connection with ongoing commercial transactions.

(d) The Company shall promptly (and in any event within one Business Day) notify Buyer after receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii)  any request for information by any Person or Persons (other than Buyer) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies reasonably be expected to lead to any Acquisition Proposal. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder) making any such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request. The Company shall keep Buyer fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal, offer, indication of interest, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(e) The Company shall be deemed to have breached the terms of this Section 8.1 if any Company Representatives shall take any action, in his or her capacity as such, that is prohibited by this Section 8.1. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 8.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an injunction or injunctions (without (i) proof of damages, (ii) proof of the inadequacy of money damages as a remedy and (iii) the necessity of posting any bond or other security) to prevent breaches or threatened breaches of the provisions of this Section 8.1 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Buyer may be entitled at Law or in equity, and the parties hereby agree to waive any requirements for posting a bond in connection with any such action. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 8.1 by any Company Representative shall be deemed to be a breach of this Agreement by the Company.

8.2 Reasonable Best Efforts to Complete. Subject to the terms and conditions of this Agreement, each of the parties hereto (other than the Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Acquisition to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that no party shall be required to agree (and the Company shall not agree without the prior written consent of Buyer) to (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, or affiliates; (b) the imposition of any limitation on the ability of Buyer, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Buyer, the businesses of the Company; or (c) the imposition of any impediment on Buyer, its respective subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, Order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (a), (b) or (c), an “Action of Divestiture”).

8.3

8.4 Termination of Arrangement and Agreements.

(a) Except for this Agreement, the Related Agreements and those agreements set forth on Schedule 8.4(a), the Company shall terminate all Contracts between the Company or any of its Subsidiaries, on the one hand, and one or more Related Parties, on the other hand, on or prior to the Closing Date, in each case without any remaining Liability of any kind to the Company or Buyer as a result of or in connection with such termination of such Contract.

(b) Neither Parent nor Buyer shall have any Liability to the Company or any Subsidiary of the Company, any Company Shareholder or any other Person for any Losses resulting from the Company or any of its Subsidiaries seeking to obtain such terminations.

(c) Any Liabilities on the part of the Company or any of its Subsidiaries that arise in connection with the performance by the Company or any of its Subsidiaries of this Section 8.4 shall be included in the Liabilities taken into account (without duplication) in the calculation of the Company Net Working Capital and Closing Indebtedness, except to the extent: (i) released or fully satisfied by Closing without any further Liability to the Company or any of its Subsidiaries or (ii) included in the Transaction Expenses.

8.5 Consents

The Company shall use all reasonable best efforts, subject to the last sentence of Section 8.2, to obtain the consents, waivers and approvals to the Contracts listed in Schedule 8.5 hereto (the “Consents”). The Consents shall be in a form reasonably acceptable to Buyer.

8.6 Notices

The Company shall send each of the notices set forth in Schedule 8.6 hereto (the “Notices”) promptly following the date hereof. Any Liabilities on the part of the Company that arise in connection with the performance by the Company of Section 8.5 and this Section 8.6 (i) shall be included (without duplication) in the Liabilities taken into account in the calculation of the Closing Indebtedness or Company Net Working Capital, except to the extent released or fully satisfied by Closing without any further Liability to the Company and (ii) Buyer shall not have any Liability to the Company or any Subsidiary of the Company, any Company Shareholder or any other Person for any Losses resulting from the Company or any of its Subsidiaries sending such Notices or seeking to obtain such Consents.

8.7 Regulatory Approvals.

(a) Generally. In furtherance and not in limitation of the terms of Section 8.2, each of the Company, any of its Subsidiaries, and Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required in connection with the consummation of the transactions contemplated hereby (including the Israeli 102 Tax Ruling, Interim Option Tax Ruling, the Israeli 104H Ruling and the 104H Interim Ruling). Each of the Company and Buyer shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Law, each of the Company and Buyer shall promptly inform the other of any material communication between the Company or Buyer (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Buyer or any affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request; provided, however, that the Company or Buyer (as applicable) shall provide the other with a reasonable opportunity to review such response prior to submission and shall consider in good faith the other’s comments thereto.

(b) Israeli Filings. In furtherance and not in limitation of the terms of Section 8.2, Buyer and the Company and each of the Indemnifying Parties shall use its respective reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Authority with respect to this Agreement, the Acquisition and the transactions contemplated hereby. Buyer and the Company shall use all reasonable best efforts, as promptly as practicable after the date of this Agreement, to obtain any consents and approvals that may be required pursuant to Israeli Laws in connection with this Agreement, the Acquisition and the transactions contemplated hereby. Buyer and the Company each shall use reasonable best efforts to: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Authority with respect to the Acquisition; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the Companies Registrar or any other Israeli Governmental Authority regarding the Acquisition. Buyer and the Company shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Acquisition. In addition, except as may be prohibited by any Israeli Governmental Authority or by any Israeli Law, in connection with any such legal proceeding, Buyer and the Company shall permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Authority in connection with any such legal proceeding.

(c) Tax Ruling. As soon as practicable following to the execution of this Agreement, the Company shall file, or shall have filed, with the ITA in full coordination with Buyer and Buyer’s Israeli counsel (and Buyer shall have had an opportunity to review, comment on and approve any such applications or other documents prior to their being filed with the ITA, which approval should not be unreasonably withheld, conditioned or delayed, and shall have provided all reasonable cooperation to the Company in relation thereto), an application for a ruling that provides, in effect, inter alia, (A) that the treatment of Company 102 Options subject to the provisions of Section 102(b)(2) of the Israel Tax Ordinance that are Vested Company Options as contemplated by Section 2.2 and the delivery to the 102 Trustee, with respect to Company 102 Shares held by the 102 Trustee, of consideration as described in Section 2.2, in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israel Tax Ordinance, provided that the applicable consideration paid to holders of (i) Company 102 Options or (ii) Company 102 Shares is deposited for the duration of the 102 Trust Period with the 102 Trustee and that such consideration shall be considered under Section 102 of the Israel Tax Ordinance to be income subject to the “capital gains route”; (B) Buyer and anyone acting on its behalf, including the Paying Agent, the Escrow Agent and the Representative, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to Company 102 Shares or Company Options subject to Section 102(b)(2) or 3(i) of the Israel Tax Ordinance; and (C) that the Escrow Fund and the Representative Expense Fund distributions in respect of Company 102 Shares and Company Options subject to Section 102(b)(2) or 3(i) of the Israel Tax Ordinance shall not be subject to Israeli Tax until actually received by the applicable Securityholder (the “Israeli 102 Tax Ruling”). The Company shall use its reasonable best efforts to have each Israeli holder of Options (whether Vested Options or Unvested Options) execute and deliver to the Company their agreement to the Israeli 102 Tax Ruling. If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among others things, that the Total Consideration paid by Buyer to the Paying Agent, the Escrow Agent and the 102 Trustee shall not be subject to Israeli Tax withholding until actually received by the holder of Company 102 Securities and Company 3(i) Options (the “Interim Options Tax Ruling”). The parties (other than the Representative) will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain the Interim Options Tax Ruling and the Israeli 102 Tax Ruling as promptly as practicable; provided, however, that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed. For the avoidance of doubt, the language in and provisions of the applicable, the Israeli 102 Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of Buyer or its counsel and such approval shall not be unreasonably withheld, conditioned or delayed. Should Buyer’s counsel not attend any meeting or discussion with the ITA, the counsel of Company shall provide the Israeli counsel of Buyer with an update of such meeting or discussion within five (5) Business Days of such meeting or discussion.

(d) Limitation. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that (i) none of the Buyer or the Company shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and (ii) Buyer shall not be required to (and the Company shall not, nor shall it permit any of its Subsidiaries to): (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Buyer, or of the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses, as currently conducted or as currently proposed to be conducted, or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 8.7 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of any transaction contemplated by this Agreement (except that in such event the Company may take any such steps required in order to defend itself and remove any potential restrictions concerning operation of its business).

8.8 Notification of Certain Matters.

(a) The Company shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event that has caused or would reasonably be expected to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at the Closing, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) Buyer shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event that has caused or would reasonably be expected to cause any representation or warranty of Buyer set forth in this Agreement to be untrue or inaccurate at the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) The delivery of any notice pursuant to this Section 8.8 shall not (i) limit or otherwise affect any remedies otherwise available to Buyer or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 8.8 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

8.9 Access to Information. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, the Company shall afford Buyer and its accountants, counsel and other representatives, reasonable access upon reasonable notice and during the Company’s (and, as applicable, its Subsidiaries’) normal business hours to (a) all of the Company’s and its Subsidiaries’ assets, properties, books, Contracts, commitments and records, (b) all other information concerning the business, properties and employees (subject to restrictions imposed by applicable Law) of the Company and its Subsidiaries as Buyer may reasonably request, excluding the Company’s and its Subsidiaries’ Source Code included within the Company IP, and excluding all Customer Information, and (c) all employees of the Company as identified by Buyer. The Company shall provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) of the Company and its Subsidiaries upon reasonable request, provided that: (i) the Company shall not be required to prepare such reports only for the purposes of Buyer, and (ii) Buyer shall keep, and shall instruct its representatives to keep, all information relating to the Company and its Subsidiaries received under this Section 8.9 or otherwise in connection with the Acquisition confidential, in accordance with the terms of Section 8.10 below.

8.10 Confidentiality.

(a) Each of the parties hereto acknowledges and agrees that the existence of this Agreement, the Disclosure Schedule, the Related Agreements and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Mutual Confidentiality and Nondisclosure Agreement, dated as of March 10, 2021, by and between the Company and Buyer, as amended from time to time (the “Non-Disclosure Agreement”).

(b) Unless otherwise required by applicable Law, the Company Securityholders, and the Company Representatives (and their legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Buyer, and provided by Buyer or the Company to such Company Securityholder, Company Representative, or Representative, with respect to this Agreement, the Related Agreements, and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement, except that the Company Shareholders may disclose information to (i) their respective partners, members, shareholders directors, officers, employees, representatives, advisors and other affiliates who have a need to know such information for purposes of the Company Shareholder to evaluate, negotiate, perform and satisfy its obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 8.6(b) (and enter into a written agreement providing for same for the benefit of Buyer), or (B) are bound by obligations of confidentiality to the Company Shareholder of at least as high a standard as those imposed on the Company Shareholder under this Section 8.6(b); provided further that if such Company Shareholder is a venture capital fund, such Company Shareholder may also disclose to its current limited partners or members such venture capital fund’s share of the Total Consideration payable hereunder to the extent required pursuant to the terms of its limited partnership or operating agreement (or comparable governing fund document) as in effect as of the date of this Agreement, and (ii) their partners, members, shareholders and other affiliates, if and to the extent that such information is required to be disclosed to such partners, members, shareholders and other affiliates, pursuant to the terms of the relevant Company Shareholder’s partnership agreement as in effect on the date hereof and, in any case, any disclosures that are not permitted by this Section 8.6(b) made by such partners, members, shareholders, advisors and other affiliates shall be deemed to be a breach of this Section 8.6(b) by such Company Shareholder. The Representative shall hold in confidence all non-public information regarding Buyer, the Company, this Agreement and the transactions contemplated hereby and shall not disclose such information to any Person. Notwithstanding anything in this Agreement (including Section 8.11) to the contrary, following the Closing, the Representative shall be permitted to disclose information (1) as required by applicable Law, (2) to employees, directors, officers, shareholders, affiliates, attorneys, advisors, representatives or consultants of the Representative, (3) to the Indemnifying Parties, in each of cases (2) and (3) who have a need to know such information in order for the Representative to evaluate, negotiate, perform and satisfy its obligations under this Agreement, Paying Agent Agreement and the Escrow Agreement or (4) to Company Securityholders who are subject to the confidentiality obligations under this Section 8.6(b), provided that such persons referred to in clauses (2), (3) and (4) (except for the Indemnifying Parties who are otherwise bound hereby) either (x) agree to observe the terms of this Section 8.6(b) (and enter into a written agreement providing for same for the benefit of Buyer), or (y) are bound by obligations of confidentiality to the Representative of at least as high a standard as those imposed on the Representative under this Section 8.6(b). Any disclosures that are not permitted by this Section 8.6(b) made by such employees, advisors or consultants shall be deemed to be a breach of this Section 8.6(b) by the Representative.

8.11 Public Announcements. Neither the Company, the Representative, nor any of the Company Securityholders, on the one hand, nor Buyer, on the other hand, will (nor will any of them permit, as applicable, any of their respective officers, directors, partners, members, shareholders, agents, representatives or affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions and other than communications with Company Securityholders and third parties to obtain the consents and approvals required under this Agreement and applicable Law including their limited partners, or as otherwise required under applicable Law or Contract) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of Buyer or the Company, respectively. Notwithstanding anything to the contrary herein, the Company, each Company Shareholder and Buyer shall each be permitted to (i) communicate with its respective Affiliates, shareholders, directors, officers, employees, agents, representatives, consultants, accountants, attorneys, and financial or other advisors regarding the existence of this Agreement and all of its terms (including the names of the parties hereto), provided in each case that such Persons have a need to know such information in connection with evaluating or negotiating the Acquisition and shall have agreed in advance of such disclosure to be bound by confidentiality obligations no less restrictive than the terms of confidentiality to which the Company Shareholders are bound pursuant to this Agreement and (ii) make disclosures as are required by applicable Law or the applicable requirements of securities or stock exchange rules or regulations. Nothing in this Agreement or in the Non-Disclosure Agreement shall be interpreted or construed to limit, or interfere in any way with, the right of Buyer, the Company or the Representative to use or disclose any information, including Confidential Information, in a dispute with any of the other parties hereto in connection with this Agreement, including in connection with any claim in accordance with Section 11.9 below, to the extent required.

8.12 Payment Spreadsheet.

(a) At least three Business Days prior to the scheduled Closing Date, the Company shall deliver a payment spreadsheet (the “Payment Spreadsheet”) in a form reasonably acceptable to Buyer and the Paying Agent, certified as true, correct and complete by the Chief Executive Officer and the Chief Financial Officer of the Company in each of their respective capacity as such, setting forth the following information:

(i) the calculation of Total Consideration, including a separate line item for each adjustment thereto in accordance with the definition of “Total Consideration” hereunder (including the Company Net Working Capital, the Net Working Capital Surplus, if any, the Net Working Capital Shortfall, if any, the Closing Cash, the Closing Indebtedness, the unpaid Transaction Expenses, and the resulting calculation of the Total Consideration (the “Estimated Total Consideration”);

(ii) a calculation of the Per Share Consideration and the Per Option Consideration;

(iii) with respect to each Company Shareholder (other than Specified Individuals), (A) such Person’s address and, if available to the Company, corporate I.D. number, personal I.D. number, social security number (or tax identification number, as applicable), (B) the number, class and series of Company Shares held by such Person and whether such shares are Company 102 Shares, (C) the respective certificate number(s) representing such shares, (D) the portion of the Closing Payment Fund to be paid to such Company Shareholder at the Closing in respect of Company Shares (separated between the Aggregate Stock Consideration and Aggregate Cash Consideration), (E) such Company Shareholder’s Pro Rata Share of the

Escrow Amount expressed as a percentage and a Dollar amount and (F) such Company Shareholder’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount;

(iv) with respect to each holder of a Company Option, (A) such Person’s address and, if available to the Company, personal I.D. number, social security number (or tax identification number, as applicable), (B) the number of Company Shares underlying each Company Option held by such Person, (C) the respective exercise price per share of such Company Option, (D) the respective grant date(s) of such Company Option, (E) the respective vesting arrangement(s), including with respect to any Unvested Company Options or Promised Company Option, (F) whether such Company Option was granted as an incentive stock option or a non-qualified stock (as applicable), (G) with respect to any Company Option held by an Israeli employee, officer, director or consultant of the Company, a description of whether such Company Option was granted under Section 102 or Section 3(i) of the Israel Tax Ordinance and with respect to the Company 102 Options whether an election was made to treat such Company Option under the capital gain route or ordinary income route, (H) in the case of Vested Company Options, the portion of the Closing Payment Fund to be paid to the holder at Closing (separated between the Aggregate Stock Consideration and Aggregate Cash Consideration), (I) such holder’s Pro Rata Share of the Escrow Amount (as applicable) expressed as a percentage and Dollar amount, and (J) such holder’s Pro Rata Share of the Representative Expense Amount (as applicable) expressed as a percentage and Dollar amount;

(v) with respect to each Specified Individual (A) such Person’s address and, if available to the Company, personal I.D. number, social security number (or tax identification number, as applicable), (B) the number, class and series of Company Shares held by such Person, (C) the respective certificate number(s) representing such shares, (D) the portion of the Closing Payment Fund to be paid to such Company Shareholder at the Closing in respect of such Company Shares (separated between the Aggregate Stock Consideration and Aggregate Cash Consideration), (E) such Company Shareholder’s Pro Rata Share of the Escrow Amount expressed as a percentage and a Dollar amount, (F) such Company Shareholder’s Pro Rata Share of the Representative Expense Amount expressed as a percentage and a Dollar amount; and (G) the Holdback Amount (separated between the portion of cash and portion of the Buyer Ordinary Share).

(b) In the event that any information set forth in the Payment Spreadsheet becomes inaccurate at any time prior to the Closing, the Company shall deliver a revised Payment Spreadsheet, together with a new certification consistent with Section 8.8(a) whereupon such revised Payment Spreadsheet shall be deemed to be the “Payment Spreadsheet” for all purposes of and under this Agreement.

(c) The Company acknowledges and agrees that the Paying Agent, Escrow Agent, Buyer and its agents shall be entitled to rely on the Payment Spreadsheet for purposes of making any payments hereunder.

8.13 Fees and Expenses.

(a) [***]

(b) Within [***] Business Days of (but in any event no later than [***] Business Days prior to) the Closing, the Company shall (i) prepare in good faith and deliver to Buyer an estimate (the “Statement of Transaction Expenses”) of all Transaction Expenses, and (ii) deliver to

Buyer a final invoice of all outstanding and unpaid fees, costs and expenses from each third party financial advisor, legal counsel, accountant, consultant or other agent or representative engaged by the Company in connection with the transactions contemplated hereby.

8.14 Consideration Adjustments.

(a) The Company shall deliver to Buyer (a) a draft statement setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation the calculation of (i) the Company Net Working Capital and the Net Working Capital Shortfall or the Net Working Capital Surplus, as applicable, (ii) the Closing Indebtedness, (iii) the Closing Cash, and (iv) the unpaid Transaction Expenses, each as of the Closing Date in a form reasonably satisfactory to Buyer not less than five Business Days prior to the Closing Date, and (b) shall deliver to Buyer a final certificate setting forth the calculation of (i) the Company Net Working Capital and the Net Working Capital Shortfall or the Net Working Capital Surplus, as applicable, (ii) the Closing Indebtedness, (iii) the Closing Cash, (iv) the unpaid Transaction Expenses each as of the Closing Date, and (v) the resulting calculation of the Total Consideration, in reasonable detail and accompanied by reasonably detailed back-up documentation, in a form reasonably satisfactory to Buyer not less than three Business Days prior to the Closing Date, which certificate shall be certified as true, correct and complete as of the Closing Date by the Company’s Chief Executive Officer in his capacity as such (the “Company Net Working Capital Certificate”). For the avoidance of doubt, the Company Net Working Capital is to be calculated in the same way, using the same methodologies and accounting practices and principles applied on a consistent basis (including with respect to determining estimates and allowances) as the line items comprising the Company Net Working Capital as set forth on Schedule 8.14 in each case, consistent with Company’s past practices and using the policies, principles, conventions, methodologies and procedures used by the Company in the Financial Statements.

(b) No later than the [***] calendar day following the Closing Date, Buyer shall deliver to the Representative a statement (the “Final Net Working Capital Certificate”), certified as true and correct as of such date by an authorized representative of Buyer, setting forth in reasonable detail, using the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to Closing (including with respect to determining estimates and allowances) as the line items comprising the Company Net Working Capital as set forth in the definition of Company Net Working Capital, Buyer’s good faith calculation of (i) the Company Net Working Capital and the Net Working Capital Shortfall or the Net Working Capital Surplus, as applicable, (ii) the Closing Indebtedness and Closing Cash, and (iii) the unpaid Transaction Expenses, and the calculation of the difference between such items details in clause (i) trough (iii), as applicable, in the Company Net Working Capital Certificate and in the Final Net Working Capital Certificate, if any, together with a reasonably detailed computation thereof including for each component of Company Net Working Capital, Closing Indebtedness, Closing Cash or Transaction Expenses. Upon reasonable request, Buyer will provide the Representative and its advisors reasonable access to the relevant financial records of the Company, including relevant work papers and back-up materials and such other information and materials as reasonably requested by the Representative, that are relevant to the determination of the amounts set forth in Final Company Net Working Capital Certificate until the 30th calendar day following the receipt by the Representative of the Final Company Net Working Capital Certificate and during the Accounting Arbitrator process, and the Representative may request one meeting with an employee of Buyer or the Company (which may be telephonic) as Buyer may reasonably deem appropriate at a mutually agreed time to discuss such financial records, work papers and back-up materials. If the Representative disagrees with any of the amounts set forth in the Final Company Net Working Capital Certificate, the Representative shall notify Buyer of such disagreement by the [***] calendar day following receipt by the

Representative of the Final Company Net Working Capital Certificate, which written notice shall set forth each such disagreement in reasonable detail (“Disagreement Notice”). If the Representative fails to deliver a Disagreement Notice by such time, the Representative shall be deemed to have accepted the amounts set forth in the Final Company Net Working Capital Certificate as delivered by Buyer. The Representative and Buyer shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by the Representative and Buyer shall be final and binding upon the Representative and Buyer. The date of any express or deemed acceptance of the Final Company Net Working Capital Certificate or the final resolution of all disputes in regard thereto pursuant to this Section 8.14 shall be the “Determination Date.”

(c) If the Representative and Buyer are unable to resolve any disagreement as contemplated by this Section 8.14 by the [***] calendar day following receipt by Buyer of a Disagreement Notice, the Representative and Buyer shall jointly select a mutually acceptable third party from a the Israeli office of one of the “big four” independent certified public accounting firm with expertise in accounting matters, to resolve such disagreement (the firm so retained shall be referred to herein as the “Accounting Arbitrator”). If no agreement is reached on the identity of the Accounting Arbitrator within such period, then the Accounting Arbitrator shall be appointed by the President of the Institute of Certified Public Accountants in Israel, upon the written request of the Buyer or the Representative, with written evidence of the delivery thereof to the other party. The Representative and Buyer shall instruct the Accounting Arbitrator to accept all items and amounts that are not subject to unresolved disputes in accordance with this Section 8.14 and to resolve only those items and amounts set forth in the Final Company Net Working Capital Certificate as to which the Representative has disagreed pursuant to a Disagreement Notice and the Representative and Buyer have not resolved their disagreement in accordance with this Section 8.14. The Representative and Buyer shall be afforded the opportunity to present to the Accounting Arbitrator any material related to the disputed items and to discuss the issues with the Accounting Arbitrator. The Representative and Buyer shall use commercially reasonable efforts to cause the Accounting Arbitrator to deliver to the Representative and Buyer, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. In making its determination, the Accounting Arbitrator shall (i) be bound by the definition of Company Net Working Capital, Closing Cash, Indebtedness and Transaction Expenses and shall use the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to Closing (including with respect to determining estimates and allowances) as the line items comprising the Company Net Working Capital, Closing Cash, Indebtedness or Transaction Expenses as set forth in the respective definitions of such terms under this Agreement, and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Representative or Buyer or that is less than the lowest value for such amount claimed by either the Representative or Buyer. Such report shall be final and binding upon the parties and judgment may be entered on such determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced and either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 8.10(c). The fees, costs and expenses of the Accounting Arbitrator shall be allocated between the Representative (on behalf of the Indemnifying Parties) and the Buyer in the same proportion of the relative percentage difference between the disputed items submitted to the Accounting Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Accounting Arbitrator) bears to the total amount of such disputed items (before such determination); except in case of fraud or willful misconduct of either Buyer or the Representative (on behalf of the Indemnifying Parties), in which case such party shall be responsible for 100% of such fees, costs and expenses. The portion of the fees, costs and expenses of the Accounting Arbitrator, which is deemed attributable to the Representative (solely on behalf of the Indemnifying Parties) shall paid out of the Representative Expense Fund.

(d) If the final Total Consideration as finally calculated in accordance with this Section 8.14 (the “Final Total Consideration”) is less than the Estimated Total Consideration (such difference, the “Total Consideration Shortfall”), then Buyer and the Representative shall provide a joint written instruction to the Escrow Agent to deliver an amount in cash equal to the amount of such applicable difference from the Escrow Fund, which shall be deducted from the Company Shareholders in accordance with their Pro Rata Shares. For avoidance of doubt, any recovery of any such deficit from the Escrow Fund shall not be subject to any of limitations on indemnification set forth in Section 10.3.

(e) If the Final Total Consideration is greater than the Estimated Total Consideration (such difference, the “Total Consideration Surplus”), Buyer or its agent shall deposit or shall cause to be deposited with the Payment Agent, by wire transfer of immediately available funds, an amount in cash equal to the amount of such Total Consideration Surplus, which shall be payable to Company Securityholders in the relative portions that they would have received of such difference if such difference had been included in the Total Consideration at the time of the Closing.

(f) Any payment made under this Section 8.14, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Consideration.

8.15 Employee Matters.

(a) Company Options. The Company shall not exercise any discretion to accelerate the vesting of any outstanding Company Options as a result of the transactions contemplated by this Agreement or of the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition. Prior to the Closing, the Company shall cause each Continuing Employee listed in Schedule 8.15(a) to execute and deliver to Buyer a Vesting Acceleration Waiver in a form to be agreed between the Parties prior to the Closing Date, which shall be attached as Exhibit L to this Agreement (the “Vesting Acceleration Waiver”).

(b) New RSUs. [***]

(c) Retention Agreements. [***]

(d) Reserved.

(e) Proprietary Information and Inventions Assignment Agreements. The Company shall use reasonable best efforts to cause each Employee (other than Contractors) to enter into and execute, and 85% of the Continuing Employees shall be required by the Company to enter into and execute, an employee proprietary information agreement with the Company, in a form satisfactory to Buyer effective as of such Employee’s first date of employment or service. The Company shall use reasonable best efforts to cause each current Contractor contributing to the Intellectual Property of the Company to enter into and execute, and each Person who becomes a Contractor after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a consultant proprietary information agreement with the Company, in a form satisfactory to Parent and Buyer effective as of such Contractor’s first date of service.

(f) Resignation of Directors. The Company shall cause each director of the Company and its Subsidiaries to execute a Director Resignation and Release Letter, effective as of the Closing Date.

(g) Continuing Employees. The Company shall use its reasonable best efforts to cause each of the Employees who is offered employment with Buyer or any Subsidiary thereof (excluding the Key Employees) to become a Continuing Employee.

(h) 280G Approvals. At least five Business Days prior to the Closing, the Company shall submit to the Company Shareholders for approval (in a form and manner reasonably satisfactory to Buyer), by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), so that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Closing Date the Company shall deliver to Buyer evidence satisfactory to Buyer that (i) a shareholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder, and the requisite shareholder approval was obtained with respect to any payments or benefits that were subject to the shareholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and as a consequence, because each Person who otherwise might receive any payments or benefits in connection with the Acquisition that constitute “parachute payments” within the meaning of Section 280G of the Code entered into a 280G waiver (the “280G Waiver”), such “parachute payments” shall not be made or provided.

(i) No Employment Commitment or Plan Amendments. No provision of Section 8.15 is intended, or shall be interpreted, to provide nor create any third-party beneficiary rights or any other rights of any kind or nature whatsoever by reason of this Section 8.15 in any Company Shareholder, Key Employee, Employee, consultant, Contractor or any other Person, including any rights of employment for any specified period or any employee benefits, in favor of any Person, union, association, Employee, Key Employee, consultant or Contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of any Company Employee Plan or any other employee-related plan, program or policy of Buyer, the Company or any of its Subsidiaries.

8.16 Company Options.

(a) The Company shall not exercise any discretion to accelerate the vesting of any outstanding Company Options as a result of the transactions contemplated by this Agreement or of the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition.

(b) Before the Closing Date, the Company shall take all such actions as are necessary (including, to the extent necessary, obtaining written consents or waivers from the holders of the applicable Company Option) such that, immediately prior to the Closing, each Vested Company Option that is outstanding and unexercised [***] described in and subject to the terms of Section 2.2.

(c) The Company shall use its best efforts to cause the Optionholder Consent Instrument to be executed on or prior to the Closing Date by the Vested Company Optionholders [***]. Except with respect to the Specified Individuals, it being acknowledged and agreed, that the failure to have all or any part of the Vested Company Optionholders sign the Optionholder Consent Instrument at or prior to Closing, shall not constitute a breach of this Agreement.

8.17 Contributing Securityholder Release.

(a) Effective as of the Closing, each Contributing Securityholder severally and not jointly does for himself, herself or itself and his, her or its respective Affiliates (other than, for the avoidance of doubt, the Company and its Affiliates), partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge the Company, its Subsidiaries and each of their respective officers, directors, shareholders, Affiliates (which, for clarity, excludes any portfolio companies of any venture capital or private equity), employees and agents (each, a “Released Party”), from and against all Released Matters. “Released Matters” means any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including reasonable attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Contributing Securityholder now has, or at any time previously had, or shall or may have in the future, as a a Contributing Securityholder, officer, director, contractor, consultant or employee of the Company, in each case arising by virtue of or in any matter related to any actions or inactions with respect to the Company or its affairs with respect to the Company on or before the Closing; in each case, solely to the extent involving, or that may be asserted or exercised by a Contributing Securityholder in such Contributing Securityholder’s capacity as a shareholder, officer, director, contractor, consultant or employee of the Company, including any claim with respect to the authority or enforceability to enter into this Agreement, the Acquisition or any of the transactions contemplated hereby; provided, however, that Released Matters shall not include (i) any rights pursuant to the transactions contemplated by this Agreement and the other agreements contemplated hereby, including without limitation, the Escrow Amount, (ii) if (and only if) the undersigned is an officer or director of the Company, any rights to continuing indemnification under (A) the Company Organizational Documents, (B) any indemnification agreement to which Contributing Securityholder and the Company are parties that are listed on the Disclosure Schedule and have been Made Available, or (C) any applicable policy of directors’ and officers’ insurance maintained by the Company that has been Made Available; (iii) to the extent the Contributing Securityholder is an employee, officer, advisor, consultant and/or director of the Company, any entitlement relating to any employment payment, including salary, bonuses, accrued vacation, any other employee compensation and/or benefits earned or accrued by or for the benefit of any such Contributing Securityholder and in accordance with the terms of a written agreement with the Company that has been Made Available, including any amounts set forth in this Agreement to be paid to such Contributing Securityholder, and any reimbursement of expenses incurred by any such Contributing Securityholder in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (iv) any rights relating to Buyer’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement (including any exhibit hereto) and the Related Agreements; (v) relating to or arising from any commercial relationship such Contributing Securityholder may have with any of the Released Party and (vi) of any matter or event that involved fraud or intentional misrepresentation by Buyer.

(b) Each Contributing Securityholder hereby confirms, acknowledges, represents and warrants that he, she or it: (A) (i) is the holder of the number of Company Shares, Company Options and/or Company Warrants set forth in such Person’s Closing Allocation Certificate; (ii) other than the Company Shares, Company Options and/or Company Warrants set forth in such Person’s Closing Allocation Certificate, is not entitled to any additional Company Shares, Company Options and/or Company Warrants or any other form of equity interests, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into Company Securities; (iii) waives any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the Closing or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise); and (iv) effective as of and subject to the Closing, fully, finally, irrevocably and forever waives any right to convert any of its Company Shares into any other class or series of Company Shares presently and through the Closing; (B) examined such Person’s Closing Allocation Certificate and is entitled only to the distribution set forth in such Person’s Closing Allocation Certificate (subject to any changes and adjustments contemplated in this Agreement); and (ii) effective as of and subject to the Closing, waives any right to receive consideration other than in accordance with the terms of this Agreement (including for any interest payments, any right to make a claim or demand related to the method of determination or calculation of any of the values or allocations pursuant to this Agreement, any preferential or other amount resulting from its investment in the Company or the purchase of Company Shares (e.g. in the form of indemnification), the conversion of Company Shares, any other rights of any nature under the Company Organizational Documents, or any Shareholders Agreement, which the Company Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement); (C) effective as of and subject to the Closing hereby terminates and waives any rights, powers and privileges such Company Shareholder has or may have pursuant to any “Shareholders Agreement” which was in effect prior to the Closing (which for purposes of this Agreement will be defined as any investors rights agreement, registration rights agreement or shareholders agreement entered into by such Company Shareholders with respect to the Company, including the Investors Rights Agreement) or any right to make a claim or demand for any discrepancy between any Shareholders Agreement, share purchase agreement or convertible loan agreement such Company Shareholder and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force, agrees not to sell (except to Buyer as required under the terms of this Agreement), transfer, assign or convert any of its Company Shares, Company Options and/or Company Warrants, or subject such Company Shares, Company Options and/or Company Warrants to any Liens; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

(c) It is the intention of the Contributing Securityholders in executing the release contained in this Section 8.18, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 8.18 will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter but involved fraud, willful misconduct or willful misrepresentation, or the breach of any applicable Law on the part of such Released Party. Each Contributing Securityholder hereby severally and not jointly represents to Buyer that such Contributing Securityholder has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any person any Released Matters and that no person other than such Contributing Securityholder has any interest in any Released Matter by Law or contract by virtue of any action or inaction by such Contributing Securityholder. In furtherance, and not in limitation, of the foregoing, each of the Contributing Securityholder, subject to the limitations in Section 8.18(a) above, (i) agrees that by receiving the amount of the Total Consideration as provided in this Agreement, such Contributing Securityholder will be fully compensated for the transfer of its Company Shares to Buyer and the cancellation of any other Company Securities held by it or to which it is entitled and (ii) agrees that all claims by such Contributing Securityholder to any consideration for the transfer of its shares to Buyer other than as provided in this Agreement and the agreements ancillary to it (including the Escrow Agreement), or for any other rights that such Contributing Securityholder holds in (or is owed by) Buyer, the Company or any of their affiliates or Subsidiaries (including as a result of any terms of the Company’s certificate of incorporation), is forever waived.

(d) Subject to the limitations in Section 8.18(a) above, in furtherance, and not in limitation, of the foregoing, each Contributing Securityholder hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him, her or it solely in his/her/its capacity as Company Securityholder, by the Company Organizational Documents, the provisions of applicable Law, rule and regulation and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

(e) Notwithstanding anything herein to the contrary: (i) the foregoing release is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with its terms, and (ii) the invalidity or unenforceability of any part of this Section 8.18 shall not affect the validity or enforceability of the remainder of this Section 8.18, which shall remain in full force and effect.

8.18 Tax Matters.

(a) Tax Returns Filed Before the Closing Date. Prior to the Closing Date, the Company will make reasonable efforts to prepare and timely file (i) any income Tax Returns of the Company or any of its Subsidiaries required to be filed with the ITA that are due for the latest taxable year (if such Tax Returns have not been filed) regardless of whether such Tax Returns would otherwise be due prior to the Closing Date and (ii) all Tax Returns of the Company or any of its Subsidiaries required to be filed on or prior to the Closing Date. All Tax Returns filed by the Company prior to the Closing Date shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law) and shall be provided to Buyer for review not later than 10 days prior to the date for filing, and shall be revised to reflect Buyer’s reasonable comments. The Company shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns.

(b) Tax Returns Filed After the Closing Date. Buyer will cause to be prepared and timely filed all Tax Returns of the Company or any of its Subsidiaries required to be filed after the Closing Date. With respect to any such income Tax Return for any Pre-Closing Tax Period, including any Straddle Period (a “Pre-Closing Tax Return”), if such Pre-Closing Tax Return reflects Taxes for which Buyer will seek indemnification pursuant to Article 10, then not later than 20 days prior to the due date for the filing of such Pre-Closing Tax Return (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), Buyer shall provide the Representative with a copy of any such Pre-Closing Tax Return that reflects only operations and Taxes relating to the Company or any of its Subsidiaries, or a pro forma Tax Return reflecting only such operations and Taxes, and shall revise such Pre-Closing Tax Return to reflect Representative's reasonable comments, and shall not file such Pre-Closing Tax Return without the Representative’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(c) Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, gross receipts, excise, recording, conveyance, stamp, registration and other similar taxes, charges or fees (including any penalties and interest) (“Transfer Taxes”) imposed in connection with this Agreement shall be paid by the Company Shareholders when due, and such Company

Shareholders shall, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(d) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities of the Company or any of its Subsidiaries for which an indemnification claim could be made pursuant to Article 10, Buyer and the Company, on the one hand, and the Representative (to the extent in its possession) and the Company Securityholders, on the other hand, shall cooperate fully with each other, including by retaining records and information and furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(e) Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, the Company and each of its Subsidiaries shall take all action necessary to cease and terminate any Tax allocation, sharing or indemnity agreement or arrangement (other than between the Company and any of its wholly-owned Subsidiaries) effective at the Closing, and all obligations thereunder shall terminate and no additional payments shall be made thereunder after the Closing, except with respect to any claims in effect as of such termination.

(f) Tax Treatment. Buyer and the Company agree that the cash and Buyer Ordinary Share payable to the holders of Company Shares pursuant to Section 2.1(c) will be treated as issued in exchange for the applicable holder’s Company Shares, and agree to report such payments for income Tax purposes as consideration for such holder’s Company Shares and not as compensation for services, unless otherwise required by a Taxing Authority in connection with a good faith resolution of a Tax Contest.

(g) Tax Contests. Notwithstanding any of the foregoing, following the Closing Buyer shall control any Tax enquiry, investigation, audit or other Tax dispute or contest relating to the Company or any of its Subsidiaries. Notwithstanding the foregoing, in case after the Closing, Buyer, the Company or any of its Subsidiaries receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which Contributing Securityholders would incur indemnification obligations under this Agreement (an “Indemnifiable Tax Contest”), Buyer shall promptly notify in writing the Representative of such matter; provided, however, no delay or failure on the part of Buyer to comply with such notice requirements under this Section 8.22(g) shall relieve any Contributing Securityholder from any liability or obligation under this Agreement unless (and then solely to the extent) the Contributing Securityholder is actually prejudiced thereby. Buyer or the Company will have the sole right to lead the response and defense of any Indemnifiable Tax Contest and shall be entitled to settle any claim for Taxes without the prior consent of the Representative; provided, however, that Representative was given a reasonable period of time to review and comment on such response or defense, and any reasonable comments shall be considered in good faith by Buyer and the Company.

8.19 104H Tax Ruling. The Company and the Company Shareholders may prepare and file with the ITA an application for a ruling permitting any of the Company Shareholders (including the Specified Individuals) who elect to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to any consideration in Buyer Ordinary Share that such Electing Holder will receive pursuant to this Agreement until the date set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). Buyer shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling. Subject to the terms and conditions hereof, the parties (other than the Representative) shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104H Tax Ruling, as promptly as practicable. For the avoidance of doubt, the draft application for the 104H Tax Ruling and the draft 104H Tax Ruling shall be subject to the prior written approval of Buyer and such approval shall not be unreasonably withheld, conditioned or delayed. If the 104H Tax Ruling is not granted by the Closing Date, the Company and the Company Shareholders shall seek to receive from the ITA prior the Closing Date an 104H Interim Ruling.

8.20 Tax Elections. Buyer, Company or anyone on their behalf shall not make any election for United States federal income or state income tax purposes which may affect, change or alter the tax treatment of any of the Company Securityholders without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that, notwithstanding the foregoing, Buyer may make an election under Section 338(g) of the Code with respect to Buyer’s purchase of the Company’s Shares (the “Section 338 Election”) if Buyer delivers to the Representative a written notice stating that (a) Buyer intends to make the Section 338 Election, and (b) Buyer agrees to indemnify each Company Securityholder who is a Company Shareholder on the Closing Date for any additional Taxes (including, but not limited to, full gross-up payment for any additional taxes that may apply) that such Company Securityholder actually becomes liable for solely because, or as a result, of the Section 338 Election (“Additional Taxes”).  Each Company Securityholder who is entitled to indemnification pursuant to the preceding sentence shall agree to provide to Buyer a certification from a nationally recognized accounting firm (including for the avoidance of doubt, the Big 4 firms) reasonably approved by Buyer with respect to the amount of such Additional Taxes, and Buyer shall promptly reimburse such Company Securityholder for the Additional Taxes and the reasonable cost of providing such certification.  For the avoidance of doubt, Additional Taxes shall not include any Taxes attributable to the loss of long-term capital gain treatment for United States federal, state and local income tax purposes for any Company Securityholder who does not have a twelve-month holding period on the Closing Date.

8.21 Directors’ and Officers’ Insurance.

(a) Prior to the Closing, the Company shall purchase a fully prepaid “tail” or “run-off” insurance policy which (i) has an effective term of seven years from the Closing Date, (ii) covers the current and former directors and officers of the Company and its Subsidiaries during the seven year period immediately following the Closing Date with respect matters occurring at or prior to the Closing Date and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Tail Policy”). Buyer and the Company shall maintain such Tail Policy in full force and effect for the term of such policy. For avoidance of doubt, the cost of such Tail Policy shall be considered a Transaction Expense.

(b) Buyer shall, and shall cause the Company, its Subsidiaries and any successor and assigns, to the maximum extent permitted by Law, to fulfill and honor in all material respects all of their obligations, if any, pursuant to indemnification, insurance, expense advancement, limitation on liability and exculpation provisions under their respective charter documents and under applicable Law as in effect as of the date hereof, to the extent relating to claims arising from or related to facts or events that occurred at or before the Closing Date including with respect to matters, acts, or omissions occurring in connection with the approval of or entering into this Agreement and the Related Agreements, or the consummation of the transactions contemplated hereunder and thereunder. Without limiting the foregoing, from and after the Closing Date until seven years from the Closing Date, Buyer shall, and shall cause the Company, its Subsidiaries and any successor and assigns, to the maximum extent permitted by Law, to maintain the charter documents of such entities to contain provisions no less favorable to current and former directors and officers of the Company and its Subsidiaries with respect to indemnification, insurance, expense advancement, exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement, and all indemnification agreements Made Available between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Closing which provisions shall not be amended, repealed, or otherwise modified in a manner that would adversely affect the rights thereunder of any current and former directors and officers of the Company and its Subsidiaries with respect to exculpation and limitation of liabilities or insurance and indemnification, all of the foregoing subject to applicable Law.

8.22 Reserved

8.23 Termination or Waiver of Company Shareholders Rights. Each Company Shareholder, by execution of this Agreement, waives and agrees to terminate, as of and contingent upon the Closing, any rights of first refusal, rights to any liquidation preference, redemption rights and rights of notice, including but not limited to those set forth in the Company Organizational Documents and the Investors Rights Agreement.

8.24 Further Assurances. Each of Buyer, the Company and the Company Shareholders, at the request of the other party or parties (as the case may be), shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Acquisition and the other transactions contemplated hereby.

Article 9
PRE-CLOSING TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of Buyer and the Company;

(b) by a written notice by Buyer or the Company, if the Closing Date shall not have occurred by August 15, 2021; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by a written notice by Buyer, if there shall have occurred a Company Material Adverse Effect;

(d) by a written notice by Buyer, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, Order or other legal restraint that is in effect and, in the case of an injunction or Order, is final and non-appealabe, that has the effect of prohibiting, preventing or making the Acquisition illegal;

(e) by a written notice by Buyer, if there shall be any action taken, or any statute, rule, regulation or Order enacted, promulgated or issued which is or deemed applicable to the Acquisition by any Governmental Authority, which would constitute an Action of Divestiture;

(f) by a written notice by Buyer, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or a Company Securityholder contained in this Agreement or any Related Agreement such that the conditions set forth in Section 3.3(b)(i) would not be satisfied and such breach has not been cured within twenty calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by a written notice by the Company, if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Section 3.3(c)(i) would not be satisfied and such breach has not been cured within twenty calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer, the Company, their respective officers, directors or stockholders, or any Company Shareholder; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto (and only such party) shall remain liable thereafter for any of such party’s fraud or willful breach of this Agreement that occurred prior to such termination without giving effect to any of the limitations on liability set forth in Article 10; and provided further, however, that, the provisions of Section 8.6 (Confidentiality), Section 8.7 (Public Announcement), Section 8.9 (Fees and Expenses), this Section 9.2, Section 10.6(f) (Reimbursement and Liability of Representative) and Article 11 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 9.

9.3 Amendment; Joinder. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Buyer, the Company and the Representative. For purposes of this Section 9.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment. Notwithstanding the foregoing, this Agreement may be amended with only the written consent of Buyer for the purpose of adding any Company Shareholders to this Agreement, subject to such Company Shareholder executing and delivering a joinder to this Agreement in a form to be agreed between the Parties prior to the Closing, which shall be attached as Exhibit M to this Agreement (a “Joinder Agreement”) to Buyer. Notwithstanding anything to the contrary herein, any amendment to Section 2.1(c) or any right or obligation related thereto shall also require the execution by the applicable Specified Individual such amendment relates to in any way.

9.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Company (on behalf of itself and the Company Shareholders), on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, following the Closing, the Indemnifying Parties agree that any extension or waiver signed by the Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

Article 10
POST-CLOSING INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or the Closing Certificates shall survive until the date that is 15 months after the Closing Date (the date of expiration of such 15-month period, the “Survival Date”); provided, however, that, in the event of the fraudulent breach of any representation or warranty of the Company contained in this Agreement or the Certificates, such representation or warranty shall survive and remain in full force and effect without limitation; provided further, however, that (i) the Company IP Representations shall survive the Closing and shall remain in full force and effect until the date that is [***] months after the Closing Date and (ii) the Company Fundamental Representations and the Shareholder Representations shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitation period (the survival period of each such representation and warranty, as applicable, being referred to herein as the “Survival Period”), regardless of any investigation or disclosure made by or on behalf of any of the parties hereto. The representations and warranties of Buyer contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. In the event that an Indemnification Claim Notice asserting a breach of a representation or warranty is delivered before the date on which such representation or warranty ceases to survive (in the case of the representations and warranties that survive until the Survival Date, which survival period is not being extended beyond the Survival Date by this parenthetical, such delivery may be made before 5:00 p.m. (California time), on the date that is three Business Days after the Survival Date), then the claims arising in connection with such Indemnification Claim Notice shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation or warranty until the related claim for indemnification has been satisfied or otherwise concluded or resolved as provided in this Article 10. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 10.1 is shorter than the statute of limitations that would apply to an Action commenced by a third party that would give the Indemnified Parties a right of indemnification hereunder if the facts and allegations underlying such Action were accurate, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

10.2 Indemnification.

(a) Subject to the provisions of this Article 10, from and after the consummation of the Acquisition, each of the Contributing Securityholders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agrees to, severally (based on such Indemnifying Party’s Pro Rata Share of each Loss covered by this Section 10.2(a)) and not jointly, indemnify and hold harmless Buyer each of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries), its respective Affiliates and the respective officers, directors, employees, agents and representatives of Buyer, or each of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) and its respective Affiliates (collectively, the “Indemnified Parties”) against all claims, actions, demands, proceedings, losses, Taxes, Liabilities, damages (other than punitive damages, unless such punitive damages are actually awarded to a third party), diminution in value, injuries, costs, interest, awards, settlements, judgments costs, interest, awards, settlements, judgments, penalties, fines, charges and other expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively, “Losses”), incurred or sustained by the Indemnified Parties or any of them (including the Company and its Subsidiaries following the Closing), directly or indirectly resulting from, arising out of, in connection with, or in any way related to, any of the following (the “Indemnifiable Matters”):

(i) any breach or inaccuracy of: (A) a representation or warranty made by the Company or any Company Shareholder in this Agreement, (B) a representation or warranty made by the Company or any Company Shareholder in this Agreement as if such representation or warranty were made on and as of the date of the Closing, except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates or (C) a representation, warranty or information contained in the Closing Certificates in each case without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date hereof (provided that in the case of such a breach or inaccuracy by a Company Securityholder, solely in his, her or its capacity as a Company Shareholder, a claim for indemnification under this Section 10.2(a)(i) may only be made solely against such Company Securityholder);

(ii) any failure by the Company, any Company Securityholder or, on and after the Closing Date, the Representative, to perform or comply with any covenant, agreement or any other provision applicable to the Company, any Company Securityholder or, on and after the Closing Date, the Representative contained in this Agreement (provided that in case of such a failure by a Company Securityholder, solely in his, her or its capacity as a Company Shareholder, a claim for indemnification under this Section 10.2(a)(ii) may only be made solely against such Company Securityholder);

(iii) any inaccuracy in the Statement of Transaction Expenses or any Transaction Expenses of the Company not paid prior to or concurrently with the Closing (other than Transaction Expenses to the extent taken into account in the calculation of the Total Consideration);

(iv) any Indebtedness not paid prior to or concurrently with the Closing (other than Indebtedness taken into account in the calculation of the Total Consideration);

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty set forth in the Payment Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts that such Person is entitled to receive pursuant to the terms of this Agreement or any amounts that a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Payment Spreadsheet;

(vi) any claims on behalf of any holder or former holder of any shares of Company Securities or rights to acquire Company Securities or other equity interests in the Company (or the economic value thereof), or in connection with the Acquisition or any of the other transactions contemplated hereby, including (A) claims arising under Contracts to which any such holder in its capacity as such is a party or by which it is bound, (B) claims of violations of fiduciary duty or (C) any claims by any current or former Employee or Contractor;

(vii) any Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(viii) any fraud by the Company or a Company Securityholder in connection with this Agreement, the Related Agreements or the Certificates (provided that in case that such fraud is made by a Company Securityholder, solely in his, her or its capacity as a Company Securitiyholder, a claim for indemnification under this Section 10.2(a)(viii) may only be made solely against such Company Securityholder);

(ix) any Pre-Closing Taxes, except to the extent included as a Liability in the calculation of the Closing Indebtedness or the Company Net Working Capital;

(x) Taxes imposed on any holder of Company Options and Company Shares (including interest, fines and gross-up, if any) resulting from the failure of Company Options and Company Shares which were originally intended by the Company to be granted under Section 102(b)(2) of the Israel Tax Ordinance to be so qualified (unless such failure to qualify arises solely from: (i) breach of the holding period under Section 102(b)(2) of the Israel Tax Ordinance by the holder of Company Options and Company Shares, (ii) any Company Options granted in the ninety day period ending on the date hereof, and (iii) failure of a holder of Company Options or Company Shares to timely execute and submit his/her agreement to the Israeli 102 Tax Ruling as required under such ruling) and all Losses incident to the foregoing or incurred in connection with the enforcement of rights of any Indemnified Party with respect to the foregoing;

(xi) any Tax liability in connection with any payment made by the Company in connection with this Agreement, or any withholding Tax liability in connection with any payment made pursuant to this Agreement not reduced by the amount required to be withheld under applicable legal requirements, a Qualified Withholding Certificate or ruling that is not later revoked or held to be invalid by a Taxing Authority; and

(xii) subject to Section 10.5, any third party claims against an Indemnified Party, whether or not it is determined that there was a breach or inaccuracy of a representation or warranty or any other matter specified in any of the clauses “(i)” and “(vi)” above, inclusive, as a basis for indemnification under this Agreement, if the facts and circumstances alleged in such third party claim would give the Indemnified Party a right to indemnification under any of the clauses “(i)” and “(vi)” above assuming for this purpose that such facts and circumstances are accurate and the claims made therein are recoverable by the third party claimant(s) in accordance therewith.

(xiii) Any amounts not released by the Escrow Release Date from any long-term cash deposits held back by the Company’s banks to secure bank guarantees under the lease agreements, currently outstanding as of the date hereof; provided however, that the amount of Losses indemnifiable under this Section 10(a)(xiii) shall in no event exceed such amount of cash deposits reflected under the Company Net Working Capital Certificate.

(b) Notwithstanding Section 10.2(a) or anything else in this Agreement to the contrary, (i) nothing in this Agreement shall limit the liability of any Person who participates in or has actual knowledge any fraud in connection with this Agreement, the Related Agreements or the transactions contemplated hereby for any Losses incurred or sustained by the Indemnified Parties or any of them (including the Company) as a result of such fraud; (ii) none of the Indemnified Parties’ legal claims arising out of such fraud shall be limited or waived by this Article 10 or this Agreement with respect to any Person participating in such fraud or any Person that has actual knowledge of such fraud; and (iii) none of the Indemnified Parties’ equitable claims arising out of any fraud shall be limited or waived by this Article 10 or this Agreement against any Person participating in such fraud or any Person that has actual knowledge of such fraud.

(c) For the purposes of this Article 10 only, solely when determining the amount of Losses suffered (but not whether a breach, inaccuracy or failure has occurred) by an Indemnified Party as a result of any breach or inaccuracy of a representation or warranty of the Company or any failure by the Company or any Indemnifying Party to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.

(d) The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from Buyer or, following the Closing, the Company and its Subsidiaries with respect to any Loss claimed by an Indemnified Party.

(e) Notwithstanding anything to the contrary herein, (i) the rights and remedies of the Indemnified Parties after the Closing shall not be limited by (A) any investigation made, disclosure received, or knowledge obtained, by or on behalf of any Indemnified Party prior to the Closing regarding any failure, breach or other event or circumstance or (B) any waiver of any condition to the Closing related thereto and (ii) if an Indemnified Party’s claim under this Article 10 may be properly characterized in multiple ways in accordance with this Article 10 such that such claim may or may not be subject to different caps and other limitations depending on such characterization, then such Indemnified Party shall have the right to characterize such indemnifiable matter in a manner that maximizes the recovery permitted in accordance with this Article 10.

(f) Each Indemnified Party acknowledges that it is bound by a common law duty to mitigate any Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article 10.

10.3 Maximum Payments; Remedy.

(a) Except in the case of fraud (including under Section 10.2(a)(viii))) or indemnification related to breaches of or inaccuracies in the Company Fundamental Representations or the Shareholder Representations, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 10.2(a)(i) or Section 10.2(a)(xii)  unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered, or sustained at least [***] in Losses in the aggregate (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses, including the Basket Amount, paid, incurred, or sustained by the Indemnified Parties as a group. For the avoidance of doubt, the limitations set forth in this Section 10.3(a) shall not apply to indemnification claims under clauses 10.2(a)(ii) – 10.2(a)(xi) of Section 10.2(a).

(b) Except in the case of fraud (including under Section 10.2(a)(viii))), the maximum aggregate amount that the Indemnified Parties may recover from each Indemnifying Party for Losses in respect of the Indemnifiable Matters described in Section 10.2(a)(i) or Section

10.2(a)(xii), shall be limited to such Indemnifying Party’s Pro Rata Share of the Escrow Amount and all such Losses shall be payable and recoverable solely from the Escrow Fund as the sole and exclusive remedy.

(c) The maximum aggregate amount that the Indemnified Parties may recover from each Indemnifying Party for Losses in respect of the Indemnifiable Matters described in (i) Section 10.2(a)(i) or Section 10.2(a)(xii) relating to breaches of or inaccuracies in the Company Fundamental Representations or the Shareholder Representations (provided that in the case of such a breach or inaccuracy by a Company Shareholder, a claim for indemnification may only be made solely against such Company Shareholder), shall not exceed the portion of the Total Consideration paid to such Indemnifying Party hereunder (including such Indemnified Party’s portion of the Escrow Amount) (but for such claim) and (ii) Section 10.2(a)(i) or Section 10.2(a)(xii) relating to breaches of or inaccuracies in the Company IP Representations shall be limited to such Indemnifying Party’s Pro Rata Share of the [***] Indemnification Cap; provided, however, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the liability of an Indemnifying Party in case of fraud or willful misrepresentation by or on behalf of (i) the Company, to the extent such Indemnifying Party committed such fraud or willful misrepresentation, or about which such Indemnifying Party had actual knowledge of, or (ii) any Company Shareholder (but solely with respect to such Company Shareholder).

(d) In the event of a claim under Sections 10.2(a)(ii) – 10.2(a)(xii), in no event shall the liability of any Indemnifying Party for any such claim exceed the portion of the Total Consideration paid to such Indemnifying Party hereunder; provided, however, that notwithstanding anything herein to the contrary, nothing in this Agreement shall limit the liability of an Indemnifying Party in case of fraud or willful misrepresentation by or on behalf of (i) the Company, to the extent such Indemnifying Party committed such fraud or willful misrepresentation, or about which such Indemnifying Party had actual knowledge of, or (ii) any Company Shareholder (but solely with respect to such Company Shareholder).

(e) Subject to Sections 10.3(j) and 10.3(k), Buyer’s indemnification rights pursuant to Article 10 shall constitute the sole and exclusive remedy of the Indemnified Parties for all Losses that are to be indemnified by the Indemnifying Parties hereunder whether pursuant to contract, tort or other theory of law.

(f) Nothing in this Article 10 shall limit the liability of the Company pursuant to Section 9.2.

(g) If an Indemnified Party’s claim under this Article 10 may be brought under different sections of Section 10.2(a), then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Article 10.

(h) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article 10 notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(i) Nothing in this Agreement shall limit the right of any Indemnified Party or Parties to pursue remedies under any Related Agreement against the parties thereto.

(j) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights or remedies of Buyer or any other Indemnified Party against any Indemnifying Party in connection with (i) any fraud in connection with this Agreement or the Certificates committed by such Indemnifying Party; or to which fraud such Indemnifying Party had actual knowledge; (ii) the Related Agreements executed by such Indemnifying Party; or (iii) seeking any equitable remedies against such Indemnifying Party. Subject to Section 10.2(b), no Indemnifying Party shall have any liability with respect to the representations, warranties, covenants and agreements made by any other Indemnifying Party other than the Company.

(k) The amount of any Losses payable by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies, net of any expenses incurred by such Indemnified Party in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums, deductibles, retroactive or other premium adjustments or other similar costs. If the Indemnified Party receives any amounts under such applicable insurance policies after the Indemnifying Party makes an indemnification payment in respect of such Losses, and which amounts were not previously deducted from the Losses payable by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums. This Section 10.1(k) shall not in any way obligate any Indemnified Party to purchase or maintain any insurance policy or to seek recovery of any insurance proceeds.

(l) Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party shall have any right to indemnification under this Article 10 with respect to any Losses to the extent such Losses are duplicative of Losses that have previously been recovered, even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement or have resulted in an adjustment to the Total Consideration.

(m) The representations and warranties of the Company and the Company Shareholders contained in this Agreement and in Disclosure Schedule constitute the sole and exclusive representations and warranties made by or on behalf of the Company or the Company Shareholders in connection with the transactions contemplated by this Agreement, and Buyer understands, acknowledges and agrees that all other representations and warranties made by or on behalf of the Company or the Company Shareholders of any kind or nature, express or implied, are specifically disclaimed by the Company and the Company Shareholders.

10.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification. An Indemnified Party may seek recovery of Losses pursuant to this Article 10 by delivering to the Representative an Indemnification Claim Notice in respect of such claim. The date of such delivery of an Indemnification Claim Notice is referred to herein as the “Claim Date” of such Indemnification Claim Notice (and the claims for indemnification contained therein). For purposes hereof, “Indemnification Claim Notice” shall mean a written notice (i) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and (ii) specifying such Losses in reasonable detail (to the extent available), the date (if available) that each Loss was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the Indemnifiable Matter to which such item is related; provided, however, that the Indemnification

Claim Notice (A) need only specify such information to the knowledge of such Indemnified Party as of the Claim Date, (B) shall not limit any of the rights or remedies of any Indemnified Party, and (C) may be updated and amended with respect to the subject matter thereof and the Losses thereunder from time to time by the Indemnified Party by delivering an updated or amended Indemnification Claim Notice to the Representative or applicable Indemnifying Parties, as the case may be (provided that such amended Indemnification Claim notice shall be subject to all limitations included in this Agreement).

(b) Objecting to a Claim for Indemnification.

(i) The Representative may object to a claim for indemnification set forth in an Indemnification Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Indemnification Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to 5:00 p.m. (California time) on the 30th day following the Claim Date of the applicable Indemnification Claim Notice (such deadline, the “Objection Deadline” for such Indemnification Claim Notice and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii) To the extent that the Representative does not object in writing (as provided in Section 10.4(b)(i)) to the claims contained in an Indemnification Claim Notice prior to the Objection Deadline for such Indemnification Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Representative (or the applicable Indemnifying Parties, as the case may be) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Indemnification Claim Notice (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”). Within 30 days of a claim becoming an Unobjected Claim, the Indemnifying Parties shall make the applicable payment to such Indemnified Party, subject to Sections 10.3 and 10.4(e).

(c) Resolution of Conflicts.

(i) In case the Representative timely delivers an Objection Notice in accordance with Section 10.4(b)(i) hereof, the Representative (or such objecting Indemnifying Party) and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative (or the objecting Indemnifying Parties) and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Parties to the Indemnified Parties pursuant to the Settled Claim within 30 days of the applicable claim becoming a Settled Claim, subject to Sections 10.3 and 10.4(e).

(ii) If no such agreement can be reached after good faith negotiation prior to 45 days after delivery of an Objection Notice, then upon the expiration of such 45 day period Buyer or the Representative (or the objecting Indemnifying Party) may submit any such dispute for resolution pursuant to the provisions of Section 11.9. Judgment upon any award rendered pursuant to the provisions of Section 11.9 may be entered in any court having jurisdiction. Claims determined pursuant to the provisions of Section 11.9 are referred to herein as “Resolved Claims.”

(d) Payable and Unresolved Claims. A “Payable Claim” shall mean a claim for indemnification of Losses under this Article 10, to the extent that such claim has not yet been satisfied by payment or by release to the Indemnified Party of funds from the Escrow Fund, that is (i) a Resolved Claim, (ii) a Settled Claim or (iii) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Losses under this Article 10 specified in any Indemnification Claim Notice delivered pursuant to Section 10.4(a), to the extent that such claim is not a Payable Claim and has not been satisfied by payment or release to the Indemnified Party of funds from the Escrow Fund.

(e) Payment of Indemnification Claims from Escrow Fund; Distribution of the Escrow Fund.

(i) Subject to Sections 10.4(a), (b) and (c) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Article 10, subject to the terms of this Agreement, the Indemnified Parties shall have the right (but not the obligation), in the manner provided in this Section 10.4(e)(i), to recover the amount of any Losses with respect to which the Indemnified Parties are entitled to indemnification hereunder by the release of funds from the Escrow Fund.

(ii) Notwithstanding anything to the contrary set forth in this Agreement or the Escrow Agreement, Buyer is hereby authorized at any time and from time to time to set off any and all Payable Claims against the Escrow Fund without the consent of the Representative.

(iii) If the amounts held in the Escrow Fund are reduced pursuant to Section 10.3, Section 10.4 or the Escrow Agreement, Buyer shall be entitled to permanently retain such amounts. Except as set forth in Section 10.5(b), all claims for indemnification by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied (A) first, from the Escrow Fund so long as the amount in the Escrow Fund is greater than zero and (B) second, subject to the limitations set forth in this Article 10, to the extent that the recovery of such Losses is not limited to the Escrow Fund (1) with respect to each Specified Individual, (a) first from such Specified Individual’s Holdback Amount still held by the Holdback Trustee and (b) second, to the extent that such Specified Individual’s Holdback Amount still held by the Holdback Trustee is not sufficient to satisfy such Specified Individual’s Pro Rata Share of such Losses, directly, on a several and not joint basis, not exceeding, together with the Losses recovered under clause (a) above, such Specified Individual’s Pro Rata Share of such Losses and (2) against the Indemnifying Parties excluding the Specified Individuals, directly, on a several and not joint basis, not exceeding such Indemnifying Party’s Pro Rata Share of such Losses; provided, however, that claims or recoveries in respect of any fraud or willful misrepresentation by an Indemnifying Party who participated in or had actual knowledge of such fraud or willful misrepresentation in connection with this Agreement, the Related Agreements or the Certificates may be made in the sole and absolute discretion of the Indemnified Parties either from such Indemnifying Party’s portion of the Escrow Fund or directly against the Indemnifying Parties rather than from the Escrow Fund; provided, further, however, to the extent an Indemnified Party recovers amounts pursuant to any fraud or willful misrepresentation in connection with this Agreement from the Indemnifying Party who participated in or had actual knowledge of such fraud or willful misrepresentation or the Certificates from the Escrow Fund, such recovered amounts shall not reduce the amount the Indemnified Parties may recover from such Indemnifying Party with respect to any other Indemnifiable Matters.

(iv) Within three Business Days after the date that is 15 months after the Closing Date (the date of expiration of such 15-month period, the “Escrow Release Date”), an amount equal to (A) the amount held in the Escrow Fund as of the Escrow Release Date (as reduced from time to time pursuant to the terms of this Agreement) minus (B) an amount equal to the aggregate sums under all Indemnification Claim Notices that have been asserted by an Indemnified Party prior to the Escrow Release Date, but not resolved on or prior to 11:59 p.m. (California time) on the Escrow Release Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”), shall be transferred and delivered to the Paying Agent, for further distribution to the Indemnifying Parties with each Indemnifying Party to receive its remaining Pro Rata Share of such amount to be distributed. Following the Escrow Release Date, immediately after resolution and payment (if required to be made) of a Continuing Claim, any amounts remaining in the Escrow Fund with respect to such resolved and paid Continuing Claim(s) (other than Retained Escrow Amounts underlying other Continuing Claims, which shall be retained in the Escrow Fund), shall promptly be transferred and delivered to the Paying Agent for further distribution to the Indemnifying Parties in an amount with respect to each Indemnifying Party equal to its remaining Pro Rata Share of such amounts to be distributed. The distributions provided in this Section 10.4(e)(iv) are subject to the terms of Section 10.6(a) and the Escrow Agreement.

(v) Any amounts payable to the Indemnifying Parties pursuant to clause (iii) above (A) shall be rounded to the nearest one hundredth (0.01) of a Dollar (with amounts 0.005 and above rounded up) and (B) if subject to applicable Tax withholding shall be returned to Paying Agent prior to distribution and Paying Agent will then deduct the appropriate Tax withholding amounts and distribute net funds to the applicable Indemnifying Party, in accordance with Section 2.5(d). If the sum of the final amounts payable to the Indemnifying Parties, rounded as a result of the preceding sentence, does not equal the remaining Escrow Amount, then the appropriate amount will be added or subtracted from the Indemnifying Party with the greatest Pro Rata Share, such that the sum of such final amounts does equal the remaining Escrow Amount.

(f) Treatment of Indemnification Payments. The Indemnifying Parties, the Representative and Buyer agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 10.2 as adjustments to the Total Consideration for all Tax purposes, to the maximum extent permitted by Law.

10.5 Third Party Claims. In the event Buyer becomes aware of a third party claim (a “Third Party Claim”) which Buyer reasonably believe may result in a claim for indemnification pursuant to this Article 10, Buyer shall promptly notify the Representative of such claim by delivering a Claim Notice; provided that failure to so notify shall not affect the right of the Indemnified Parties to seek indemnification from the Escrow Fund hereunder, except to the extent that the Indemnifying Parties are materially prejudiced thereby. Parent and Buyer shall have the right in their respective sole discretion to conduct the defense of and to settle, adjust or compromise any such claim, and the Representative shall be entitled to participate in any negotiation of settlement, adjustment or compromise with respect to any such Third Party Claim. The Representative shall be provided with copies of all pleadings, material notices and material communications and Buyer shall notify, keep reasonably informed and provide reasonably regular updates to the Representative in respect of material developments relating to any Third Party Claim; provided that failure to do so shall not affect the right of the Indemnified Parties to seek indemnification from the Escrow Fund hereunder, except to the extent that the Indemnifying Parties are materially prejudiced thereby. If Buyer conducts the defense of such Third Party Claim, each Indemnifying Party shall make available to Buyer all witnesses, pertinent records, materials and information in such Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto that may be necessary to the defense of such Third Party Claim. If Parent or Buyer settles, adjusts or compromises settles, adjusts or compromises a Third Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably conditioned, withheld or delayed), only such settlement, adjustment or compromise costs and expenses that are reasonable in amount shall be deemed to be Losses indemnifiable under this Article 10; provided, however, that if Parent or Buyer settles, adjusts or compromises a Third Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably conditioned, withheld or delayed) and the Representative shall not have objected within 30 days after a written request for such consent by Parent or Buyer, the entire costs and expenses of the settlement shall be deemed dispositive of the validity or amount of such Loss. In the event that the Representative has consented to any such settlement, adjustment or compromise, the Indemnifying Parties or the consenting Indemnifying Parties, as applicable, shall have no power or authority to object under any provision of this Section 10.5 to the existence of the Losses or the amount of such settlement, adjustment or compromise.

10.6 Representative. Each of the Indemnifying Parties hereby appoints the Representative as of Closing as his, her or its true and lawful agent, proxy and attorney-in-fact, for all purposes in connection with this Agreement, the Paying Agent Agreement and the Escrow Agreement (in accordance with the Representative engagement letter) including without limitation, to execute and deliver this Agreement and the Escrow Agreement and exercise all or any of the powers, authority and discretion conferred on him, it or her under this Agreement.

(a) Powers of the Representative.

(i) The Representative shall have and may exercise all of the powers conferred upon it pursuant to this Agreement and the Escrow Agreement, which shall include:

(A) The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnifying Parties, including this Agreement and the Escrow Agreement;

(B) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Party, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Party individually, as applicable), and to take any and all action for and on behalf of Indemnifying Parties, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument;

(C) The power (subject to the provisions of this Section 10.6(a)) to contest, negotiate, defend, compromise or settle any indemnification claims or Actions for which an Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Parties, authorize payment to any Indemnified Party of any of the Escrow Fund, or any portion thereof, in satisfaction of any indemnification claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such indemnification claims, resolve any indemnification claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any

Indemnifying Party or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(D) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties;

(E) The power to review, negotiate and agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Parties, as contemplated thereunder;

(F) The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Indemnifying Parties (other than the payment of the Total Consideration in accordance with the terms hereof and in the manner provided herein); and

(G) The power to take any actions contemplated hereunder or under the Escrow Agreement and otherwise in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby and in the Escrow Agreement or as the Representative reasonably believes are in the best interests of the Indemnifying Parties;

provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Indemnifying Parties; (ii) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Party, whereupon the Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim, and all references to the Representative in such event shall include also such Indemnifying Party or (iii) to agree to any amendment to the provisions in this Agreement limiting the powers of the Representative. Without implying that other actions would constitute an improper discrimination, each of the Indemnifying Parties agrees that discrimination between or among Indemnifying Parties solely on the basis of the respective number of Company Securities held by each Indemnifying Party or their respective Pro Rata Shares shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Representative shall not be entitled to, and shall not, including by way of amending or waiving any provision hereof, take any action on behalf of any Contributing Securityholder that would or could (A) involve any direct obligation, restriction or agreement of any Contributing Securityholder other than the payment of monetary damages, and (B) solely as between the Indemnifying Parties and the Representative, (i) result in the amounts payable hereunder to any Contributing Securityholder being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement or (ii) result in an increase of any Contributing Securityholder’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations); without (in each case) such Contributing Securityholder’s prior written consent. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Contributing Securityholders, except as expressly provided herein, in the Paying Agent Agreement and in the Escrow Agreement.

(b) Representations of Representative. The Representative hereby represents and warrants to Buyer as follows:

(i) The Representative has all necessary limited liability company power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder.

(ii) This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and to the laws of agency.

(iii) The Escrow Agreement will be duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Buyer and the Escrow Agent, constitutes a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and to the laws of agency.

(c) Representative Procedures Upon Receipt of Indemnification Claims.

(i) Upon receipt or notice of any indemnification claim, the Representative shall give prompt notice of the amount and details thereof (to the extent of the information in its possession) to the Indemnifying Parties that are designated as the “Advisory Committee” established under the Representative’s engagement letter (the “Advisory Committee”) and to any specific Indemnifying Party against which such claim is made. As soon as practicable thereafter, the Representative shall notify the Advisory Committee of the proposed action (if any) which the Representative recommends shall be taken in response to such indemnification claim.

(ii) The Representative shall have the discretion to take such action as he, it or she shall determine to be in the best interest of all of the Indemnifying Parties, including authorizing the distribution to any Indemnified Party of any portion of the Escrow Fund, subject to the limitations of Section 10.6(a).

(d) Notices. Except to the extent that this Agreement requires that a notice be made to an Indemnifying Party, after the Closing, any notice given to the Representative will constitute notice to each and all of the Indemnifying Parties at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Parties. Except as otherwise contained herein or in the Escrow Agreement, Buyer and the Company may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Parties.

(e) Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as it deems to be reasonably necessary to carry out the provisions of this Agreement and the Escrow Agreement. The Representative agrees to be bound by all obligations of the Representative under this Agreement or the Escrow Agreement to which it is a party and shall take any and all actions which the Representative believes are necessary or appropriate under this Agreement, the Escrow Agreement, or the Representative engagement letter (including entering into any amendment of same) for and on behalf of the Contributing Securityholders, including defending all indemnity claims pursuant to Article 10, consenting to, compromising or settling all such indemnity claims, conducting negotiations with Buyer and its agents regarding indemnity claims, dealing with Buyer and the Company under this Agreement and the Escrow Agreement with respect to all matters arising hereunder or thereunder, taking any and all other actions of the Representative specified in or contemplated by this Agreement or the Escrow Agreement and engaging counsel and accountants in connection with the foregoing matters. Without limiting the generality of the foregoing, by virtue of the approval of this Agreement and the Acquisition (and no act of such Contributing Securityholder), each Contributing Securityholder grants the Representative full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of such Contributing Securityholder and its successors.

(f) Reimbursement and Liability of Representative.

(i) The Representative will incur no liability to the Contributing Securityholders with respect to any action taken or suffered by the Representative in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Representative to be genuine and to have been signed by the proper person (and the Representative shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction in connection with the Representative’s services pursuant to the Representative engagement letter, this Agreement or any agreements ancillary hereto, except its own fraud, gross negligence, bad faith or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to the Representative.

(ii) The Indemnifying Parties shall severally (but not jointly), based on their respective Pro Rata Shares, indemnify and defend the Representative and hold the Representative harmless against any claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs and expenses of any experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of the Representative’s duties in connection with the Representative engagement letter, this Agreement or any agreements ancillary hereto, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the fraud, gross negligence, willful misconduct or bad faith of the Representative, the Representative will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss attributable to such gross negligence, willful misconduct or bad faith. If not paid directly to the Representative by the Indemnifying Parties, any such Representative Losses may be recovered by the Representative from (A) the funds in the Representative Expense Fund, and (B) the amounts in the Escrow Fund and any other amounts that become otherwise distributable to the Indemnifying Parties pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Representative to the Escrow Agent; provided that while this section allows the Representative to be paid from the Representative Expense Fund, the Escrow Fund and any other funds that become payable to the Indemnifying Parties hereunder, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise.

10.7 Reliance on Representative. Buyer and its affiliates (including, after the Closing, the Company) and the Escrow Agent shall be entitled to rely on the appointment of the Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Party (subject to the limitation set forth in Section 10.4(b)) and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Buyer or its affiliates (including, after the Closing, the Company) or the Escrow Agent shall be liable to any Indemnifying Party for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative for which it was authorized pursuant to the provisions of Section 10.4(b) above. The Representative may resign at any time upon at least 20 days prior written notice to Buyer. In the event of any such resignation, the Indemnifying Securityholders shall promptly appoint a replacement and notify Buyer and the Escrow Agent thereof. Buyer and its respective affiliates (including, after the Closing, the Company) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The majority of the Contributing Securityholders (measured in accordance with their Pro Rata Share of the Escrow Fund) may remove the Representative by a written instrument delivered to the Representative, Buyer and the Company, and, in such event and also if the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by a majority of the Contributing Securityholders (measured in accordance with their Pro Rata Share of the Escrow Fund) and delivered to Buyer and the Escrow Agent. The power of attorney and all authority conferred under this Section 10.7 and the powers, immunities and rights to indemnification granted to the Representative hereunder: (i) shall be irrevocable and shall not be terminated by any act of any Contributing Securityholder, by operation of law, by such Contributing Securityholder’s death or disability or any other event and (ii) shall survive the delivery of an assignment by any Contributing Securityholder of the whole or any fraction of his, her or its interest in the Escrow Amount. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

Article 11
MISCELLANEOUS

11.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally by hand, (b) two Business Days after mailing, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) four Business Days after deposit in the United States or Israeli mail, registered or certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by facsimile or electronic mail with confirmation of receipt:

(a) if to Buyer, or (after the Closing) to the Company, to:

JFrog Ltd.

3 Hamachshev St.

Netanya, Israel

Tel: +972-9-8941444

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Meitar, Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608

Israel

Attention: [***]

Email: [***]

if to the Company (prior to the Closing), to:

Vdoo Connected Trust Ltd.

156 Menachem Begin Road

Tel Aviv, Israel

Tel: 972-52-540-6775

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Meitar, Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608

Israel

Attention: [***]

Email: [***]

(b) if to a Contributing Securityholder, to the address set forth for such Contributing Securityholder in the Payment Spreadsheet.

(c) if to the Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: [***]

Email: [***]

Telephone: (303) 648-4085 with a copy (which shall not constitute notice) to:

Meitar, Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608

Israel

Attention: [***]

Email: [***]

Any party or other recipient may from time to time change its address for purposes of this Agreement by giving notice of such change as provided herein.

11.2 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Buyer and the Representative. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Buyer from merging the Company with and into Buyer or any of its affiliates or assigning any of the rights hereunder to a direct or indirect Subsidiary of Buyer following the Closing, provided that Buyer remain liable for its obligations contained herein.

11.3 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).

11.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without proof of damages) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such Action.

11.5 Other Remedies. Subject to any limitations included in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.6 Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and the Related Agreements are complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or any Related Agreement, and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and any Related Agreement supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent that they related in any way to the subject matter hereof.

11.7 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties hereto in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date. Without limiting anything else in this Section 11.7, the representations and warranties made in this Agreement are not intended to, and do not, confer upon any Person (other than the Parties hereto and, to the extent expressly permitted, such Parties’ assignees) any rights or remedies hereunder.

11.8 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Israel applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof).

11.9 Consent to Jurisdiction. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts located in Tel Aviv-Jaffa, Israel for the purpose of resolving any and all disputes arising under this Agreement (including any indemnification claims under Article 10, but excluding a Dispute under Section 2.1(c)(v)) and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.

11.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

11.11 Waiver. The Company and each of the Company Shareholders acknowledges and agrees that the law firm Meitar, Law Offices (the “Counsel”), counsel for the Company, has in the past performed and may continue to perform legal services for Buyer in matters unrelated to the transaction described in this Agreement, including the representation of Buyer in acquisitions, venture capital financings and other matters. The Company and each of the Company Shareholders hereby further (i) acknowledges and confirms that it has had an opportunity to ask and receive all information relevant to this disclosure; and (ii) solely in connection with this Agreement, gives its informed consent to Counsel’s representation of Buyer in such unrelated matters.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

JFrog Ltd.

By: /s/ Shlomi Ben Haim
Name: Shlomi Ben Haim
Title: CEO

Vdoo Connected Trust Ltd.

By: /s/ Netanel Davidi
Name: Netanel Davidi
Title: CEO

Shareholder Representative Services LLC

By: /s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

SHAREHOLDER

Name of Shareholder:

(please print)

Name and Title of Signor
(for entity shareholders – please print)

Name:

Title:

Signature: /s/

Address:

Tel:

Fax: